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Exhibit 22.1

MANAGEMENT PROXY CIRCULAR

Annual Meeting – May 7, 2015

MAGNA

MANAGEMENT PROXY CIRCULAR Annual Meeting — May 7, 2015

Corporate Governance We believe that strong corporate governance practices are essential to fostering stakeholder trust and confidence, management accountability and long-term shareholder value. Accordingly, our current corporate governance practices reflect virtually all best practices recognized in Canada. 􀁴􀀁 Majority Voting 􀁴􀀁 Annual Say on Pay 􀁴􀀁 Vote Disclosure 􀁴􀀁 Active Shareholder Engagement 􀁴􀀁 Independent Board Chair 􀁴􀀁 Diverse, Independent Board 􀁴􀀁 Professionalized Director Recruitment 􀁴􀀁 Restrictions on Interlocks 􀁴􀀁 Minimum Director Attendance 􀁴􀀁 Annual Board Assessment 􀁴􀀁 Robust Director Share Maintenance 􀁴􀀁 Oversight of Strategy, Capital Allocation,Succession, Risk Management 91% Board Independence 1:1 Share Vote 100% Committee Independence William Young, Board Chair Magna’s governance now ranks among the best in Canada and the Board’s commitment to the implementation of best practices has been solidly endorsed by shareholders. “

2014 Highlights Last year was another year of record fi nancial and operating results for Magna. In addition, Magna reinvested a record amount in our business while also returning $2.1 billion to shareholders. In light of the company's strong performance, the Board declared a record fourth quarter dividend, which was 16% higher than the prior quarter. Refl ecting the Board's optimism for the future, the Board also announced a two-for-one stock split which was completed on March 25, 2015. Magna continued to make progress in the implementation of its strategic plan, including further refi nement of its product portfolio and achievement of productivity, effi ciency and other operational improvements. Importantly, the Board adopted a new process relating to long-term incentive grants, which directly connects a key component of executive compensation with implementation of the Board-approved strategic plan. Based in part on feedback received from shareholders, regular time-vested stock options were replaced with performancevested stock options for the company's most senior executives. Lastly, 2014 was notable for recognition of Magna's achievements, including numerous customer awards, as well as Donald Walker being named as Canada's 2014 Outstanding CEO of the Year™. Shares repurchased Returned to shareholders – dividends Returned to shareholders – share repurchases 17.5M $316M $1.8B

Nominees

SCOTT B. BONHAM

Independent
Age: 53
Joined: 2012
Other Boards: 0

PETER G. BOWIE

Independent
Age: 68
Joined: 2012
Other Boards: 1

HON. J. TREVOR EYTON

Independent
Age: 80
Joined: 2010
Other Boards: 4

V. PETER HARDER

Independent
Age: 62
Joined: 2012
Other Boards: 4

LADY BARBARA JUDGE

Independent
Age: 68
Joined: 2007
Other Boards: 2

WILLIAM L. YOUNG
CHAIRMAN

Independent
Age: 60
Joined: 2011
Other Boards: 0

DR. KURT J. LAUK

Independent
Age: 68
Joined: 2011
Other Boards: 2

CYNTHIA A. NIEKAMP

Independent
Age: 55
Joined: 2014
Other Boards: 0

DR. INDIRA V. SAMARASEKERA

Independent
Age: 62
Joined: 2014
Other Boards: 1

DONALD J. WALKER
CEO

Management
Age: 58
Joined: 2005
Other Boards: 0

LAWRENCE D. WORRALL

Independent
Age: 71
Joined: 2005
Other Boards: 0

Nominees for Election to the Board

27% Female Directors

91% Independent Directors

100% Board/Committee Attendance

99% 2014 Average Votes FOR

64 Average Age (Years)

4.6 Average Tenure (Years)

0 Interlocks

Nominees Nominees for Election to the Board 64 Average Age (Years) 0 Interlocks 4.6 Average Tenure (Years) The Board believes that the 11 nominees to be individually elected at the Meeting possess a diverse range of skills, experience and backgrounds which will enable the Board to function effectively. Each nominee has agreed to abide by our majority voting policy. 91% Independent Directors 100% 99% Board/Committee Attendance 2014 Average Votes FOR PETER G. BOWIE Independent Age: 68 Joined: 2012 Other Boards: 1 DR. INDIRA V. SAMARASEKERA Independent Age: 62 Joined: 2014 Other Boards: 1 HON. J. TREVOR EYTON Independent Age: 80 Joined: 2010 Other Boards: 4 DONALD J. WALKER Management Age: 58 Joined: 2005 Other Boards: 0 V. PETER HARDER Independent Age: 62 Joined: 2012 Other Boards: 4 LAWRENCE D. WORRALL Independent Age: 71 Joined: 2005 Other Boards: 0 LADY BARBARA JUDGE Independent Age: 68 Joined: 2007 Other Boards: 2 WILLIAM L. YOUNG Independent Age: 60 Joined: 2011 Other Boards: 0 CHAIRMAN CEO DR. KURT J. LAUK Independent Age: 68 Joined: 2011 Other Boards: 2 SCOTT B. BONHAM Independent Age: 53 Joined: 2012 Other Boards: 0 CYNTHIA A. NIEKAMP Independent Age: 55 Joined: 2014 Other Boards: 0 27% Female Directors

Performance Compensation Global light vehicle production grew once again in 2014, driving our sales up 5% to a record $36.6 billion. This is the fifth straight yearly increase following the 2008/2009 recession. Adjusted EBIT, which we believe is the most appropriate measure of operating profitability or loss for our reporting segments, increased 27% to $2.63 billion, Return on Funds Employed increased by 27% and Diluted EPS increased 29% to $8.69. Magna's 46.7% total shareholder return (TSX) and 34.4% (NYSE) placed it in the 95th percentile compared to the S&P/TSX60 and 93rd percentile compared to the S&P500, respectively. Magna's approach to compensation reflects the company's entrepreneurial corporate culture. The executive compensation program includes belowmarket base salaries, annual profit-based incentives, a portion of which is deferred and paid in the form of shares, as well as long-term incentives in the form of stock options. The program does not include pensions or other retirement benefits for executives. Magna's compensation system generates pay outcomes which are strongly aligned with the company's performance and most shareholders agree – over 82% of the votes cast on our 2014 Say on Pay resolution were in favour. 2014 COMPENSATION CHANGES Performance-adjusted option pool – directly tied to achievement of strategic priorities Performance-vested stock options – options only vest if relative TSR > 60th percentile 95th Percentile TSR vs S&P/TSX60 93rd Percentile TSR vs S&P500 $36.6B +5% Sales $8.69 28.5% +29% Diluted EPS +27% ROFE $2.63B +27% Adjusted EBIT FEATURES Minimal fixed compensation Significant compensation "at risk" No pensions or retirement benefits Robust share maintenance requirements Post-retirement hold-backs Clawbacks Anti-hedging restrictions No tax gross-ups Limited perks 2 yrs. maximum severance Double-trigger change in control with no enhanced severance Compensation risk management This is a very tough industry and Magna's success is a direct reflection of an exceptional executive team. “ William Young, Chairman

Chairman's Letter Notice of Annual Meeting Meeting Information Voting Information 2 How to Vote Your Shares 3 Business of the Meeting 6 Nominees for Election to the Board 12 Director Compensation 23 Corporate Governance Corporate Governance Overview 28 Report of the Audit Committee 42 Report of the Corporate Governance, Compensation and Nominating Committee 45 Report of the Enterprise Risk Oversight Committee 48 Performance CGCNC Compensation and Performance Report 52 Compensation Compensation Discussion & Analysis 60 Summary Compensation Table 85 Incentive Plans and Awards 87 Additional Information Interests of Management and Other Insiders in Certain Transactions 92 Additional Information 92 Defi nitions and Interpretation 94 Table of Contents 27 51 59

Magna International Inc. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Telephone: (905) 726-2462 Legal Fax: (905) 726-7164

March 25, 2015

Dear Fellow Shareholder,

Magna is an exceptional company – a Canadian-based global innovation and manufacturing leader, a valued supplier to every major automobile assembler, an employer of choice for over 130,000 dedicated people around the globe, a governance leader and a good corporate citizen committed to the many communities in which we operate. While the Board has long recognized the many factors which make Magna exceptional, we are delighted to know that many others share our view. In November, Magna's CEO, Don Walker, was named Canada's 2014 Outstanding CEO of the Year™. Given that the judging panel considered factors such as Magna's corporate performance, global competitiveness and innovative achievements, in addition to Don's vision, leadership and commitment to social responsibility, the award is a testament not just to Don's abilities, but to the success of the company, its entire Management team and every one of the company's employees.

Last year, you elected a diverse Board consisting of eleven directors. The following were some of the key topics on which we were focused in 2014, as well as some of the specific accomplishments in these areas:

  Long-term strategy – Magna continues to execute on its long-term strategy, including with respect to product portfolio, innovation, geographic diversification, World Class Manufacturing and capital structure. In order to better link executive compensation with the achievement of the company's strategic objectives, we adopted a new process that performance-adjusts the long-term incentive award pool based on the Board's evaluation of Management's performance in achieving strategic priorities and milestones. You can read more about this new process in Section B of the CD&A in the accompanying proxy circular.

  Capital Structure – the company is progressing in making Magna's balance sheet more efficient. We have communicated our intent to achieve a target Adjusted Debt to Adjusted EBITDAR ratio of 1.0x to 1.5x by the end of 2015 and the company returned $2.1 billion of capital to shareholders through dividends and share repurchases, issued $750 million of senior subordinated notes in June 2014 and continues to pursue M&A opportunities with the aim of achieving our target leverage ratio by the end of this year.

  Shareholder Engagement and Executive Compensation – as a Board, we believe active shareholder engagement is very important and we continued to engage during 2014 to understand your perspectives on key issues. The CGCNC Compensation and Performance Report in the Circular includes some of the key messages we have heard through our engagement, as well as the actions we have taken in response to your feedback. A substantial majority of shareholders have indicated support for Magna's approach to executive compensation, which features low base salaries and bonuses tied directly to Magna's profitability, but does not include pensions or retirement benefits. Nevertheless, some shareholders encouraged us to consider introducing a relative performance metric to further align pay and performance. Section B of the CD&A in the accompanying proxy circular includes a description of a performance-vested stock option program the Board implemented in place of time-vested stock options for our top executives.

  Succession Planning – the Board recognizes that a sustainable pipeline of talented employees is critical to Magna's ability to succeed in the long-term. For this reason, the Board dedicated significant time to assessing the company's leading managerial talent and monitoring the company's broad-based leadership development system, which currently includes around 4,000 employees. As a Board, we are comfortable that the company's short and long-term succession plans are appropriate.

  Risk Management – we see risk and reward as being "flip sides of the same coin". No company can achieve long-term reward without taking risks, but the risks must be reasonable. The Board and its Committees continue to engage with Management and oversee risk mitigation efforts in various important areas, including operations, IT and cyber security, occupational health and safety, environmental practices, as well as legal and regulatory compliance.

Overall, 2014 was another outstanding year for Magna – you can read about the company's financial and operational performance in the company's annual report. The Board is very pleased with such performance and recently increased the quarterly dividend in respect of the fourth quarter of 2014 by 16%. We also implemented a two-for-one stock split on March 25, 2015, reflecting our continued optimism in Magna's future.

On May 7, 2015, Magna will hold its 2015 annual meeting of shareholders in Toronto, Canada. In connection with the annual meeting, we are seeking your support in re-electing the Board's eleven directors, reappointing Deloitte LLP as Magna's external auditor and approving our annual advisory vote on executive compensation. The accompanying proxy circular contains details on how you can vote, each of the items to be voted on and other important information which you should consider when voting your shares. Your vote is important and we encourage you to vote in one of the ways detailed in the proxy circular.

Sincerely,

/s/ "William L. Young"

William L. Young
Chairman

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, May 7, 2015
Time:	10:00 a.m. (Toronto time)
Place:	The Westin Prince 900 York Mills Road Toronto, Ontario Canada

The Meeting is being held to:

1.	receive Magna's consolidated financial statements and the independent auditors' report thereon for the fiscal year ended December 31, 2014;
2.	elect eleven directors;
3.	reappoint Deloitte LLP as our independent auditors and authorize the Audit Committee to fix the independent auditors' remuneration;
4.	vote, in an advisory, non-binding manner, on Magna's approach to executive compensation described in the accompanying Management Information Circular/Proxy Statement; and
5.	transact any other business that may properly come before the Meeting.

As a holder of record of Magna Common Shares at the close of business on March 24, 2015, you are entitled to receive notice of and vote at the Meeting.

If you are unable to attend the Meeting and want to ensure that your shares are voted, please submit your votes by proxy as described under "How to Vote Your Shares" in the accompanying circular. To be valid, our transfer agent, Computershare Trust Company of Canada, must receive your proxy by 5:00 p.m. (Toronto time) on May 5, 2015. If the Meeting is adjourned or postponed, Computershare must receive your proxy not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the adjourned or postponed Meeting.

A live webcast of the Meeting will also be available through Magna's website at www.magna.com.

Accompanying this Notice of Annual Meeting is Magna's Management Information Circular/Proxy Statement, which contains more information on the matters to be addressed at the Meeting.

By order of the Board of Directors.

/s/ "Bassem A. Shakeel"
March 25, 2015	BASSEM A. SHAKEEL
Aurora, Ontario	Vice-President and Corporate Secretary

Voting Information 2 How to Vote Your Shares 3 Business of the Meeting 6 Nominees for Election to the Board 12 Director Compensation 23 Meeting Information

Management Information Circular/Proxy Statement

This Circular is being provided to you in connection with the Annual Meeting of Magna's shareholders (the "Meeting"), which will be held on Thursday, May 7, 2015 commencing at 10:00 a.m. (Toronto time) at The Westin Prince, 900 York Mills Road, Toronto, Ontario, Canada.

Voting Information

Record Date	March 24, 2015 is the record date for the Meeting (the "Record Date"). Only holders of our Common Shares as of the close of business on the Record Date are entitled to receive notice of and to attend (in person or by proxy) and vote at the Meeting.
Shares and Votes	As of the Record Date, 205,258,333 Magna Common Shares were issued and outstanding. Each Magna Common Share is entitled to one vote.

Effective March 25, 2015, Magna's Common Shares will be split on a two-for-one basis. All references in this Circular to a number of shares or options reflects the pre-stock split number of shares or options.
Principal Shareholders	To our knowledge, no shareholder beneficially owns or exercises control or direction, directly or indirectly, over 10% or more of Magna's Common Shares outstanding as at the Record Date.

All of Magna's directors and executive officers as a group (18 persons) owned beneficially or exercised control or direction over 1,169,977 Common Shares representing approximately 0.6% of the class as at the Record Date.

The Magna Deferred Profit Sharing Plan (Canada) and Employees Deferred Profit Sharing Plan (U.S.) (the "NADPSPs"), deferred profit sharing plans for Magna's participating employees, collectively hold 10,451,763 Magna Common Shares representing approximately 5.1% of the class as at the Record Date. The shares held by the NADPSPs will be voted FOR each of the items to be voted on at the Meeting.

2       Meeting Information

How To Vote Your Shares

Your Vote Is Important	Your vote is important. Please read the information below to ensure your shares are properly voted.
Registered vs. Non-Registered Shareholder
How you vote your shares depends on whether you are a registered shareholder or a non-registered shareholder. In either case, there are two ways you can vote at the Meeting – by appointing a proxyholder or by attending in person, although the specifics may differ slightly.

Registered Shareholder: You are a registered shareholder if you hold one or more share certificates which indicate your name and the number of Magna Common Shares which you own. As a registered shareholder, you will receive a form of proxy from Computershare Trust Company of Canada ("Computershare") representing the shares you hold. If you are a registered shareholder, refer to "How to Vote – Registered Shareholders".

Non-Registered Shareholder: You are a non-registered shareholder if a securities dealer, broker, bank, trust company or other nominee holds your shares for you, or for someone else on your behalf. As a non-registered shareholder, you will most likely receive a Voting Instruction Form from either Broadridge Canada or Broadridge US, although in some cases you may receive a form of proxy from the securities dealer, broker, bank, trust company or other nominee holding your shares. If you are a non-registered shareholder, refer to "How to Vote – Non-Registered Shareholders".
Proxies Are Being Solicited by Management
Management is soliciting your proxy in connection with the matters to be addressed at the Meeting (or any adjournment(s) or postponement(s) thereof) to be held at the time and place set out in the accompanying Notice of Annual Meeting. We will bear all costs incurred in connection with Management's solicitation of proxies, including the cost of preparing and mailing this Circular and accompanying materials. Proxies will be solicited primarily by mail, although our officers and employees may (for no additional compensation) also directly solicit proxies by phone, fax or other electronic methods. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward proxy solicitation material to the persons on whose behalf they hold Magna shares and to obtain authorizations for the execution of proxies. These institutions will be reimbursed for their reasonable expenses in doing so.
Proxy Solicitor – Kingsdale
Magna has also retained Kingsdale to solicit shareholder proxies in connection with the Meeting. Kingsdale will be paid a fixed fee of C$21,500 plus out-of-pocket expenses, plus a "per call" fee of C$8.00 for each telephone call made by shareholders to Kingsdale or by Kingsdale to shareholders in connection with the solicitation. If you have any questions about the information contained in this Circular or need assistance in completing your proxy form, please contact Kingsdale by e-mail at contactus@kingsdaleshareholder.com or at the following telephone numbers:
• within Canada or the U.S. (toll-free): 1-888-518-1552
• outside Canada and the U.S. (by collect call): 416-867-2272

Meeting Information        3

These securityholder materials are being sent to both registered and non-registered owners of Magna Common Shares.

HOW TO VOTE – REGISTERED SHAREHOLDERS	HOW TO VOTE – NON-REGISTERED SHAREHOLDERS

If you are a registered shareholder, you may vote either by proxy or in person at the Meeting.

 Submitting Votes by Proxy

There are three ways to submit your vote by proxy:

              phone              internet              mail

in accordance with the instructions on the form of proxy.

If you are voting by phone or internet, you will need the pre-printed Control Number, Holder Account Number and Access Number on your form of proxy.

A proxy submitted by mail must be in writing, dated the date on which you signed it and be signed by you (or your authorized attorney). If such a proxy is being submitted on behalf of a corporate shareholder, the proxy must be signed by an authorized officer or attorney of that corporation. If a proxy submitted by mail is not dated, it will be deemed to bear the date on which it was sent to you.

If you are voting your shares by proxy, you must ensure that your completed and signed proxy form or your phone or internet vote is received by Computershare not later than 5:00 p.m. (Toronto time) on May 5, 2015. If the Meeting is adjourned or postponed, you must ensure that your completed and signed proxy form or your phone or internet vote is received by Computershare not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting.

 Appointment of Proxyholder

 Unless you specify a different proxyholder or specify how you want your shares to be voted, the Magna officers whose names are pre-printed on the form of proxy will vote your shares:

•      FOR the election to the Magna Board of Directors of all of the nominees named in this Circular;

•      FOR the reappointment of Deloitte as Magna's independent auditors and the authorization of the Audit Committee to fix the independent auditors' remuneration; and

•      FOR the advisory resolution to accept the approach to executive compensation disclosed in this Circular.

 You have the right to appoint someone else (who need not be a shareholder) as your proxyholder; however, if you do, that person must vote your shares in person on your behalf at the Meeting. To appoint someone else as your proxyholder, insert the person's name in the blank space provided on the form of proxy or complete, sign, date and submit another proper form of proxy naming that person as your proxyholder.
If you are a non-registered shareholder, the intermediary holding on your behalf (and not Magna) has assumed responsibility for (i) delivering these materials to you and (ii) executing your proper voting instructions.

 Submitting Voting Instructions

There are three ways to submit your vote by Voting Instruction Form:

    phone              internet              mail

in accordance with the instructions on the Voting Instruction Form.

If you are a non-registered shareholder and have received a Voting Instruction Form from Broadridge, you must complete and submit your vote by phone, internet or mail, in accordance with the instructions on the form. We have been advised by Broadridge that, on receipt of a properly completed and submitted form, a form of proxy will be submitted on your behalf.

You must ensure that your completed, signed and dated Voting Instruction Form or your phone or internet vote is received by no later than any deadline specified by Broadridge, which we expect will be 5:00 p.m. (Toronto time) on May 4, 2015. If the Meeting is adjourned or postponed, you must ensure that your completed, signed and dated Voting Instruction Form or your phone or internet vote is received by Broadridge Canada or Broadridge US, as applicable, not later than 72 hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting. If a Voting Instruction Form submitted by mail or fax is not dated, it will be deemed to bear the date on which it was sent to you.

In some cases, you may have received a form of proxy instead of a Voting Instruction Form, even though you are a non-registered shareholder. Such a form of proxy will likely be stamped by the securities dealer, broker, bank, trust company or other nominee or intermediary holding your shares and be restricted as to the number of shares to which it relates. In this case, you must complete the form of proxy and submit it to Computershare as described to the left under "How to Vote – Registered Shareholders – Submitting Votes By Proxy".

4       Meeting Information

HOW TO VOTE – REGISTERED SHAREHOLDERS (cont'd)	HOW TO VOTE – NON-REGISTERED SHAREHOLDERS (cont'd)

Appointment of Proxyholder (cont'd)

If you choose to vote by proxy, you are giving the person (referred to as a "proxyholder") or people named on your form of proxy the authority to vote your shares on your behalf at the Meeting (including any adjournment or postponement of the Meeting).

You may indicate on the form of proxy how you want your proxyholder to vote your shares, or you can let your proxyholder decide for you. If you do not specify on the form of proxy how you want your shares to be voted, your proxyholder will have the discretion to vote your shares as they see fit.

The form of proxy accompanying this Circular gives the proxyholder discretion with respect to any amendments or changes to matters described in the Notice of Annual Meeting and with respect to any other matters which may properly come before the Meeting (including any adjournment or postponement of the Meeting). As of the date of this Circular, we are not aware of any amendments, changes or other matters to be addressed at the Meeting.

 Voting in Person

If you attend in person, you do not need to complete or return your form of proxy. When you arrive at the Meeting, a Computershare representative will register your attendance before you enter the Meeting.

If you vote in person at the Meeting and had previously completed and returned your form of proxy, your proxy will be automatically revoked and any votes you cast on a poll at the Meeting will count.

 Revoking a Vote Made by Proxy

You have the right to revoke a proxy by ANY of the following methods:

•      Vote again by phone or internet not later than 5:00 p.m. (Toronto time) on May 5, 2015 (or not later than 48 hours prior to the time of the adjourned or postponed Meeting);

•      Deliver by mail another completed and signed form of proxy, dated later than the first form of proxy, such that it is received by Computershare not later than 5:00 p.m. (Toronto time) on May 5, 2015 (or not later than 48 hours prior to the time of the adjourned or postponed Meeting);

•      Deliver to us at the following address a signed written notice revoking the proxy, provided it is received not later than 5:00 p.m. (Toronto time) on May 6, 2015 (or not later than 5:00 p.m. on the last business day prior to the date of the adjourned or postponed Meeting):

                Magna International Inc.
                337 Magna Drive
                Aurora, Ontario, Canada L4G 7K1
                Attention: Corporate Secretary

• Deliver a signed written notice revoking the proxy to the scrutineers of the Meeting, to the attention of the Chairman of the Meeting, at or prior to the commencement of the Meeting (including in the case of any adjournment or postponement of the Meeting).	Voting in Person

If you have received a Voting Instruction Form from your Canadian intermediary and wish to attend the Meeting in person or have someone else attend on your behalf, you must complete, sign and return the Voting Instruction Form or complete the equivalent electronic form online, in each case in accordance with the instructions on the form.

If you have received a Voting Instruction Form from your US intermediary and wish to attend the Meeting in person or have someone else attend on your behalf, you must complete, sign and return the Voting Instruction Form in accordance with the instructions on the form. Your intermediary will send you a legal proxy giving you or your designate the right to attend the meeting.

If you have received a form of proxy and wish to attend the Meeting in person or have someone else attend on your behalf, you must insert your name, or the name of the person you wish to attend on your behalf, in the blank space provided on the form of proxy. If you are voting your shares by proxy, you must ensure that your completed and signed proxy form or your phone or internet vote is received by Computershare not later than 5:00 p.m. (Toronto time) on May 5, 2015.

If the Meeting is adjourned or postponed, you must ensure that:

•      your completed and signed Voting Instruction Form (or equivalent electronic form online) is received by Broadridge Canada or Broadridge US, as applicable, not later than 72 hours (excluding Saturdays, Sundays and holidays) prior to the time of the adjourned or postponed Meeting; or

•      your completed and signed proxy form or your phone or internet vote is received by Computershare not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to any adjournment or postponement of the Meeting.

When you arrive at the Meeting, a Computershare representative will register your attendance before you enter the Meeting.

 Revoking a Voting Instruction Form or Proxy

If you wish to revoke a Voting Instruction Form or form of proxy for any matter on which a vote has not already been cast, you must contact your securities dealer, broker, bank, trust company or other nominee or intermediary (for a form of proxy sent to you by such intermediary) and comply with any applicable requirements relating to the revocation of votes made by Voting Instruction Form or proxy.

Meeting Information        5

Business of the Meeting

Purpose of the Meeting	The Meeting is being held for shareholders to: 1. receive Magna's consolidated financial statements and the independent auditors' report thereon for the fiscal year ended December 31, 2014;
2. elect eleven directors;
3. reappoint Deloitte as our independent auditors and authorize the Audit Committee to fix the independent auditors' remuneration;
4. vote, in an advisory, non-binding manner, on Magna's approach to executive compensation; and
5. transact any other business that may properly come before the Meeting.
As of the date of this Circular, we are not aware of any other business to be transacted at the Meeting.
1. Financial Statements
Magna's consolidated financial statements and the independent auditors' report thereon for the fiscal year ended December 31, 2014 are included in the Annual Report, which was provided to shareholders with this Circular. The financial statements will be presented at the Meeting, but no shareholder vote is required in connection with them.
2. Election of Directors
Directors are elected by shareholders to act as stewards of the company. The Board is Magna's highest decision-making body, except to the extent certain rights have been reserved for shareholders under applicable law or Magna's articles of incorporation or by-laws. Among other things, the Board is responsible for appointing our Chief Executive Officer and overseeing Management. In fulfilling their duties, directors are required under applicable law to act in the best interests of the company.

Board Size and Term

The CGCNC is responsible for making recommendations to the Board regarding optimal Board size and candidates for service on the Board. Some of the factors relevant to the CGCNC's consideration of optimal Board size include the scale and complexity of Magna's business, the markets in which it operates, the company's strategic priorities, the need for a diverse range of skills and perspectives, Committee staffing needs and other factors. Magna's articles of incorporation permit the Board to determine its size within a range of five to fifteen directors. Over the last ten years, the Board size has ranged between nine and fourteen, with an average of eleven directors. The number of directors to be elected at the Meeting is eleven and the CGCNC believes that to be an appropriate size.

Each director is elected for a one-year term expiring at our next annual meeting of shareholders.

6       Meeting Information

Minimum Qualifications for Service as a Director of Magna

We believe it is essential that the Board consists of directors who represent a diversity of skills, personal experience and backgrounds which will assist the Board in fulfilling its duties. Additionally, under our Board Charter each director must possess the following attributes:
•     personal and professional integrity;
•     significant achievement in his or her field;
•     experience and expertise relevant to our business;
•     a reputation for sound and mature business judgment;
•     the commitment and ability to devote the necessary time and effort in order to conduct his or her duties effectively; and
• financial literacy.
2015 Nominees The CGCNC has unanimously recommended, and the Board has unanimously approved, the nomination of the following individuals for election at the Meeting:

• Scott B. Bonham • Peter G. Bowie • Hon. J. Trevor Eyton • V. Peter Harder • Lady Barbara Judge • Dr. Kurt J. Lauk	• Cynthia A. Niekamp • Dr. Indira V. Samarasekera • Donald J. Walker • Lawrence D. Worrall • William L. Young

All of the nominees for election at the Meeting were previously elected at our 2014 annual meeting of shareholders. On average, the nominees received 99% support from shareholders at our 2014 annual meeting of shareholders. None of our directors serve together on any other boards, nor do any serve together on any board with a member of Magna's Management.

Refer to "Nominees for Election to the Board" for further information regarding the skills, expertise and other relevant information which you should consider in casting your vote for each nominee.

 2015 Nomination Process

In recommending to the Board all eleven such nominees, the CGCNC considered a number of factors, including:
•     the nominees' respective skills, expertise and experience, as well as the extent to which the nominees meet the minimum qualifications described above;
•     results of the Board's annual self-assessment process, which incorporates both a self-evaluation and a peer review process;
•     individual voting results from the 2014 annual meeting;
•     feedback from shareholders and shareholder representative organizations; and
• feedback from the Board's independent advisors and other third parties.

Meeting Information        7

CGCNC / Board Recommendation

The CGCNC and the Board are confident that each of the eleven nominees:
•       has skills, experience and expertise that provide the Board with the necessary insight to effectively carry out its mandate;
•     exceeds the other minimum requirements set out in the Board Charter; and
• will, if elected, provide responsible oversight as stewards of the corporation, together with prudent oversight of Management.

Accordingly, the CGCNC and the Board of Directors unanimously recommend that shareholders vote FOR the election of each nominee listed above and described in detail in "Nominees for Election to the Board" below.

Unless otherwise instructed, the Magna officers whose names have been pre-printed on the form of proxy or Voting Instruction Form intend to vote FOR each such nominee.
Individual Elections, Majority Voting and Disclosure of Voting Results

At the Meeting, you will have the opportunity to vote for each nominee individually. We do not utilize slate voting.

Under Ontario corporate law, shareholders can only vote "for" or "withhold" (i.e. abstain) their vote for director nominees. As a result, a single "for" vote can result in a nominee being elected, no matter how many votes were withheld. We have adopted a majority voting policy under which we treat "withhold" votes as if they were votes against a nominee in the case of an uncontested election (i.e. one in which the number of nominees equals the number of Board positions). A nominee who receives more "withhold" votes than "for" votes must promptly tender a resignation to the Chair of the CGCNC for its consideration. Our majority voting policy is described in further detail below under "Corporate Governance" and each nominee has agreed to abide by such policy.

Detailed voting results are promptly disclosed after shareholder meetings, so that shareholders can easily understand the level of support for each nominee, as well as each other item of business at the meeting.

8       Meeting Information

3. Reappointment of Deloitte as Magna's Independent Auditors
Deloitte, an Independent Registered Public Accounting Firm, was first appointed Magna's independent auditors on May 8, 2014. Deloitte performed reviews of Magna's interim consolidated financial statements for the first, second and third quarters of 2014, and audited Magna's consolidated financial statements for the fiscal year ended December 31, 2014.

 Services Provided by Deloitte

Deloitte provides Magna with four types of services:
Audit Services:
services performed in order to comply with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), including integrated audit of the consolidated financial statements, quarterly reviews and statutory audits of foreign subsidiaries. In some cases, these may include an appropriate allocation of fees for tax services or accounting consultations, to the extent such services were necessary to comply with the standards of the PCAOB. This category includes fees incurred in connection with the audit of our internal control over financial reporting for purposes of Section 404 of the Sarbanes-Oxley Act of 2002.
Audit- Related Services:

assurance and related services, including such things as due diligence relating to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. Audit-related services actually provided by Deloitte in respect of 2014 consisted of: assurance services and procedures related to issuance of a comfort letter for a prospectus supplement.
Tax Services:
services performed by Deloitte's tax professionals, except those services required in order to comply with the standards of the PCAOB which are included under "Audit Services". Tax services include tax compliance, tax planning and tax advice. The tax services actually provided by Deloitte in respect of 2014 consisted of: domestic and international tax advisory, compliance and research services, as well as transfer pricing advisory services.
Other Permitted Services:	all permitted services not falling under any of the previous categories.

Meeting Information        9

Deloitte's Independence

In order to protect Deloitte's independence from being compromised by engagements for other services, the Audit Committee has established and maintains a process for the review and pre-approval of all services and related fees to be paid to Deloitte. Pursuant to this approval process, the Audit Committee approved and Magna was billed the following fees for services provided by Deloitte in respect of 2014:

	2014

TYPE OF SERVICES	FEES ($)	% OF TOTAL

Audit	11,500,000	90.7

Audit-related	99,000	0.8

Tax	1,075,000	8.5

Other Permitted	4,000	–

Total	12,678,000	100

The Audit Committee has also established a process to pre-approve the future hiring (if any) of current and former partners and employees of Deloitte engaged on Magna's account. No such partners or employees were hired in 2014.
Audit Committee Recommendation

The Audit Committee unanimously recommends that shareholders vote FOR the resolution reappointing Deloitte as Magna's independent auditors and authorizing the Audit Committee to fix Deloitte's remuneration.

Unless otherwise instructed, the persons designated in the form of proxy or Voting Instruction Form intend to vote FOR the resolution reappointing Deloitte.

Representatives of Deloitte are expected to attend the Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders.

10       Meeting Information

4. Advisory Vote on Approach to Executive Compensation
At the Meeting, shareholders will again have the opportunity to cast an advisory, non-binding vote on Magna's approach to executive compensation – this is often referred to as "say on pay". Although the vote is non-binding, the CGCNC will consider the results when assessing future compensation decisions.

The text of the resolution reads as follows:

"Resolved, on an advisory basis and not to diminish the roles and responsibilities of the board of directors, that the shareholders accept the approach to executive compensation disclosed in the accompanying Management Information Circular/Proxy Statement."

Our approach to executive compensation is set out in detail in the CGCNC Compensation and Performance Report and the Compensation Discussion & Analysis in this Circular. Included in the CGCNC Compensation and Performance Report is a detailed discussion and benchmarking results demonstrating the strong connection between executive compensation and corporate performance over a three-year period. We encourage you to carefully read these sections of this Circular.

We most recently held an advisory vote on executive compensation at our May 8, 2014 annual meeting of shareholders. The say on pay resolution was supported by a significant majority (82%) of the votes cast on the resolution. In the months which followed our 2014 say on pay vote, our Chairman engaged in discussions with a number of institutional shareholders, including some of those which were believed to have voted against our say on pay resolution.

The CGCNC has carefully evaluated the feedback received from shareholders and has made further changes to our executive compensation system, including replacing time-vested stock options with performance-vested stock options for some of our most senior executives. These changes are described in the CGCNC Compensation and Performance Report section of the Circular. Both the CGCNC and the Board as a whole believe that Magna's approach to executive compensation continues to be core to the company's culture and prospects for future success, just as it has been critical to the company's historical success.
Board Recommendation
In light of all of the foregoing, the Board of Directors unanimously recommends that shareholders vote FOR the resolution relating to Magna's approach to executive compensation.
Unless otherwise instructed, the Magna officers whose names have been pre-printed on the form of proxy or Voting Instruction Form intend to vote FOR such resolution.

The Board will continue to monitor developments and evolving best practices and will continue to engage with shareholders, both at the request of shareholders and on the Board's own initiative, in order to understand their perspectives on various matters of relevance to the company.

Meeting Information        11

Nominees for Election to the Board

Board Skills and Expertise

The CGCNC seeks to recruit candidates who reflect a diversity of skills, experience and perspectives which are relevant to Magna's business. While the specific mix may vary from time to time and alternative categories may be considered in addition to or instead of those below, the following skills and types of experience are generally sought by the CGCNC:

  •
  Accounting/Audit: accounting and audit expertise are valued in order to enable the Board to oversee Management's handling of financial and financial reporting matters, including by: critically assessing Magna's financial performance and projections; understanding the company's critical accounting policies, as well as technical issues relevant to the internal and external audit; and evaluating the robustness of the company's internal controls.

  •
  Automotive: as substantially all of Magna's business is derived from sales within the automotive industry, the CGCNC seeks candidates who possess a solid understanding of industry dynamics on a global and regional basis, preferably gained through management or board service with the company's customers, suppliers or competitors. Automotive expertise also serves to align the Board with one of Magna's key strategic priorities – achieving World Class Manufacturing excellence on a consistent basis, globally. From time to time, we may also consider candidates with experience in capital-intensive manufacturing industries, since the experience gained in such industries is typically applicable to the automotive industry.

  •
  Emerging Markets: the CGCNC values candidates who have a track record of success in markets other than North America and Western Europe, since much of our and the automotive industry's growth is forecast to be in such markets. Priority markets include China, Brazil and India, but the automotive industry continues to grow in other markets such as Indonesia, Thailand and Turkey, as well as various countries in Eastern Europe.

  •
  Finance/Financial Advisory: while we generally seek to ensure that all candidates have a baseline level of financial literacy, we value candidates who have experience in senior financial roles and/or in financial advisory roles. Such experience enhances the Board's oversight of financial performance, assists it in its assessment of strategic opportunities and risks and allows it to more effectively address issues relevant to capital and capital structure.

  •
  Governance/Board: in light of the competing demands of stakeholders and the increasingly complex governance environment in which public companies operate, the CGCNC values candidates who possess a sophisticated understanding of corporate governance practices and norms, and/or board expertise.

  •
  Large Cap Company: while experience with companies of different scale can be valuable, the CGCNC seeks candidates who have board, management and/or other applicable experience with companies that have a market capitalization in excess of $10 billion. Magna's own market capitalization as of the date of this Circular is over $20 billion and the CGCNC's prioritization of large cap company experience reflects the fact that companies of such size face different challenges and opportunities than small and mid-cap companies.

12       Meeting Information

  •
  Legal/Regulatory/Public Policy: Magna operates in, and is required to comply with, the laws of dozens of countries around the world. Candidates who possess an understanding of different legal systems and regulatory perspectives are valued by the CGCNC since such experiences assist the Board in more effectively carrying out its compliance oversight responsibilities. Additionally, the CGCNC values candidates with experience in relevant areas of government and public policy to support the Board in understanding the regulatory trends shaping the automotive industry and assessing the company's strategic response to such trends.

  •
  Mergers & Acquisitions ("M&A"): the CGCNC views board-level M&A expertise as critical to the Board's ability to effectively fulfill its oversight responsibilities relating to corporate strategy, particularly since Magna intends to pursue strategic M&A opportunities in certain automotive product areas.

  •
  R&D/Innovation/Technology: Magna has a long history of developing and bringing to market innovative automotive products and manufacturing techniques which have been significant contributors to the company's historic success. The CGCNC seeks candidates with technological expertise and skill to support the Board in assessing Magna's efforts to build upon its technological advantages and thus further enhance long-term value. Board-level expertise and skill in technology/innovation also serves to align the Board with one of Magna's key strategic priorities – innovation.

  •
  Risk Management: the CGCNC seeks candidates with practical expertise in enterprise risk management frameworks, systems, processes, tools and techniques, to assist the Board in understanding and assessing the risks and opportunities faced by the company generally, including those inherent in its strategic plan.

  •
  Senior/Executive Leadership: the CGCNC seeks business and other leaders who have demonstrated leadership, mature judgment, operating success and an understanding of complex organizations in progressively challenging roles. Such individuals are believed to provide the most effective counsel to Management, as well as critical oversight on behalf of stakeholders.

  •
  Strategy Development: recognizing the importance of the Board's oversight role with respect to corporate strategy, the CGCNC seeks candidates who possess board, senior management and/or other experience in strategy development or analysis.

  •
  Talent Management/Compensation: the CGCNC values candidates with hands-on roles in developing, managing, compensating and motivating employees. Such skills and experience assist the Board in fulfilling its responsibility to ensure that the company maintains effective incentive programs which attract, motivate and retain top talent, while at the same time reinforcing the company's strategic priorities. Talent management and compensation expertise also serve to align the Board with one of Magna's key strategic priorities – leadership development/succession planning.

Meeting Information        13

A skills matrix showing the skills, expertise and qualifications for each of the nominees is set forth below.

Scott B. Bonham	/*/	/*/	/*/	/*/	/*/	/*/		/*/	/*/	/*/	/*/	/*/	/*/	MBA

Peter G. Bowie	/*/		/*/	/*/	/*/			/*/		/*/	/*/	/*/	/*/	FCA, MBA

Hon. J. Trevor Eyton	/*/	/*/		/*/	/*/	/*/	/*/	/*/			/*/	/*/	/*/	JD

V. Peter Harder			/*/		/*/		/*/			/*/	/*/	/*/	/*/	MA

Lady Barbara Judge	/*/		/*/	/*/	/*/	/*/	/*/	/*/		/*/	/*/	/*/	/*/	JD

Dr. Kurt J. Lauk	/*/	/*/	/*/	/*/	/*/	/*/		/*/	/*/	/*/	/*/	/*/	/*/	MBA, PhD

Cynthia A. Niekamp		/*/	/*/	/*/	/*/	/*/		/*/	/*/	/*/	/*/	/*/	/*/	MBA

Dr. Indira V. Samarasekera			/*/		/*/	/*/			/*/		/*/	/*/	/*/	PhD, PEng

Lawrence D. Worrall	/*/	/*/		/*/	/*/	/*/				/*/	/*/	/*/		CMA

William L. Young				/*/	/*/			/*/			/*/	/*/	/*/	MBA, PEng

Donald J. Walker		/*/	/*/		/*/	/*/		/*/	/*/	/*/	/*/	/*/	/*/	PEng

Nominee Independence

Ten out of eleven, or 91%, of the nominees for election at the Meeting are independent. A summary of the independence determination for each nominee is set forth below:

NOMINEE NAME	INDEPENDENT	NON- INDEPENDENT	BASIS FOR DETERMINATION

Scott B. Bonham	✓		No material relationship

Peter G. Bowie	✓		No material relationship

Hon. J. Trevor Eyton	✓		No material relationship

V. Peter Harder	✓		No material relationship

Lady Barbara Judge	✓		No material relationship

Dr. Kurt J. Lauk	✓		No material relationship

Cynthia A. Niekamp	✓		No material relationship

Dr. Indira V. Samarasekera	✓		No material relationship

Lawrence D. Worrall	✓		No material relationship

William L. Young	✓		No material relationship

Donald J. Walker		✓	Management

14       Meeting Information

Director Attendance

Directors are expected to attend all Board meetings, as well as all meetings of standing Committees on which they serve, and are welcome to attend any other Committee meetings. However, we recognize that scheduling conflicts are unavoidable from time to time, particularly where meetings are called on short notice. Our Board Charter requires Directors to attend a minimum of 75% of regularly scheduled Board and applicable standing Committee meetings, except where an absence is due to medical or other valid reason. During 2014, directors achieved 100% attendance at all Board and applicable Committee meetings, as set forth below.

	BOARD (6 meetings)		AUDIT(2) (7 meetings)		CGCNC(2) (11 meetings)		EROC(2) (5 meetings)		TOTAL

NOMINEE(1)	#	%	#	%	#	%	#	%	#	%

Scott B. Bonham	6/6	100	7/7	100	–	–	5/5	100	18/18	100

Peter G. Bowie	6/6	100	7/7	100	–	–	–	–	13/13	100

Hon. J. Trevor Eyton	6/6	100	–	–	11/11	100	–	–	17/17	100

V. Peter Harder	6/6	100	–	–	11/11	100	5/5	100	22/22	100

Lady Barbara Judge	6/6	100	–	–	–	–	5/5	100	11/11	100

Dr. Kurt J. Lauk	6/6	100	7/7	100	–	–	–	–	13/13	100

Cynthia A. Niekamp	3/3	100	–	–	–	–	3/3	100	6/6	100

Dr. Indira V. Samarasekera	3/3	100	–	–	4/4	100	–	–	7/7	100

Lawrence D. Worrall	6/6	100	7/7	100	–	–	5/5	100	18/18	100

William L. Young	6/6	100	–	–	11/11	100	–	–	17/17	100

Donald J. Walker	6/6	100	–	–	–	–	–	–	6/6	100

Notes:

1.
For the dates on which each Nominee served on the Board Committees, refer to the Committee Reports under "Corporate Governance" below.

2.
Attendance figures for Audit, CGCNC and EROC include only those directors who served as members of such committees during 2014.

2014 Annual Meeting Vote Results

Each of the eleven nominees who was elected at our 2014 annual meeting of shareholders received a substantial majority of votes "for" his or her election, as set forth in the table below.

	2014

	VOTES FOR (%)	VOTES WITHHELD (%)

Scott B. Bonham	99.5	0.5

Peter G. Bowie	99.9	0.1

Hon. J. Trevor Eyton	98.9	1.1

V. Peter Harder	97.8	2.2

Lady Barbara Judge	99.3	0.7

Dr. Kurt J. Lauk	99.4	0.6

Cynthia A. Niekamp	99.9	0.1

Dr. Indira V. Samarasekera	99.9	0.1

Donald J. Walker	99.8	0.2

Lawrence D. Worrall	99.8	0.2

William L. Young	99.5	0.5

Meeting Information        15

Nominees' Magna Equity Ownership

We believe it is important that each Independent Director be economically aligned with shareholders. We try to achieve such alignment in two principal ways:

  •
  Deferred Share Units ("DSUs"): 60% of the Independent Director annual retainer is paid in the form of DSUs. DSUs are notional units, the value of which is tied to the market value of our Common Shares. The value represented by an Independent Director's DSUs can only be realized following his or her retirement from the Board and remains "at risk" until that time.

  •
  Equity Maintenance Requirement: Each Independent Director other than the Chairman is required to hold a minimum of $750,000 of Magna Common Shares and/or DSUs within five years of joining the Board. The Chairman is required to hold a minimum of $1,500,000 of Magna Common Shares and/or DSUs within three years of becoming Chairman.

Each of Magna's nominees is in compliance with the minimum equity maintenance requirement and many exceed it. New directors are entitled to a five year period in which to accumulate the minimum required value of Common Shares and/or DSUs.

The eleven nominees held Magna Common Shares and/or DSUs with the following total value, as of December 31, 2014:

	COMMON SHARES	DSUS		TOTAL EQUITY "AT RISK"(1) ($)	EQUITY MAINTENANCE REQUIREMENT

Scott B. Bonham	–	12,713		1,382,000	Exceeds

Peter G. Bowie	3,500	10,790		1,553,000	Exceeds

Hon. J. Trevor Eyton	–	11,808		1,283,000	Exceeds

V. Peter Harder	–	12,117		1,317,000	Exceeds

Lady Barbara Judge	4,000	47,854		5,636,000	Exceeds

Dr. Kurt J. Lauk	–	7,974		867,000	Exceeds

Cynthia A. Niekamp	500	792		140,000	Complies

Dr. Indira V. Samarasekera	–	1,980		215,000	Complies

Donald J. Walker	479,114	159,174	(2)	69,376,000	Exceeds

Lawrence D. Worrall	6,814	22,373		3,172,000	Exceeds

William L. Young	930	27,271		3,065,000	Exceeds

Notes:

1.
In calculating the value of total equity at risk, we have used the closing price of Magna Common Shares on NYSE on December 31, 2014.

2.
Represents Mr. Walker's RSUs, as discussed further in the Compensation Discussion & Analysis section of this Circular.

16       Meeting Information

Biographies of 2015 Nominees

Scott B. Bonham	Independent
California, U.S.A. Age: 53 Director Since: May 10, 2012

Mr. Bonham brings to the Board a technology/innovation-centred perspective which reflects his deep understanding of the long-term value creation potential possessed by some of the world's most innovative companies.
Mr. Bonham is Co-Founder of GGV Capital, an expansion stage venture capital firm with investments in the U.S. and China. Prior to co-founding GGV in 2000, Mr. Bonham served as Vice-President of the Capital Group of Companies, where he managed technology investments across several mutual funds (1996-2000). Mr. Bonham also previously served in various marketing roles at Silicon Graphics (1992-1996), as a manufacturing and information systems strategy consultant at Booz, Allen & Hamilton (1989-1992) and systems engineer and maintenance foreman at General Motors of Canada. Mr. Bonham has previously served on a number of private and public company boards and audit committees, including Hurray! Holding Co. Ltd., the shares of which were quoted on the Nasdaq National Market. Mr. Bonham has a B.Sc in electrical engineering (Queen's) and an MBA (Harvard).
Other Public Company Boards: None
Peter G. Bowie	Independent
Ontario, Canada Age: 68 Director Since: May 10, 2012

Mr. Bowie brings to the Board financial expertise, a dedication to Audit Committee excellence, a strong understanding of strategy and risk, as well as detailed insight of political and economic dynamics within China.
Mr. Bowie is a corporate director who most recently served as the Chief Executive of Deloitte China from 2003 to 2008, as well as senior partner and a member of the board and the management committee of Deloitte China until his retirement from the firm in 2010. Mr. Bowie was previously Chairman of Deloitte Canada (1998-2000), a member of the firm's management committee and a member of the board and governance committees of Deloitte International. He is a past member of the board of the Asian Corporate Governance Association and has served on a variety of boards in the private and non-governmental organization sectors. Mr. Bowie has a B.Comm (St. Mary's), as well as an MBA (Ottawa) and has received an honorary doctorate (Ottawa). Mr. Bowie completed the Advanced Management Program (Harvard) and is a Fellow of the Institute of Chartered Accountants of Ontario, as well as the Australian Institute of Corporate Directors.
Other Public Company Boards: China COSCO Holding Company Ltd. (Strategic Development (Chair); Risk)

Meeting Information        17

Hon. J. Trevor Eyton	Independent
Ontario, Canada Age: 80 Director Since: May 6, 2010

Mr. Eyton brings to the Board broad-based counsel which reflects his extensive legal expertise, business acumen and "blue-chip" board experience. He also brings a balanced perspective reflecting a strong appreciation for issues from the perspectives of both senior management and board.
Mr. Eyton is a corporate director who served as a Member of the Senate of Canada from 1990 until his retirement in 2009. He is highly respected for his lengthy service with Brascan Limited, now known as Brookfield Asset Management, a Canadian-based, global asset manager focused on property, renewable power, infrastructure assets and private equity. Mr. Eyton served as Brascan's President and Chief Executive Officer (1979 to 1991), as well as its Chairman and Senior Chairman (to 1997) and as a director (to 2014). Prior to his service with Brascan, Mr. Eyton was a partner with the law firm Torys and has served on numerous public and private company boards, including that of General Motors Canada. Mr. Eyton has been appointed an Officer of the Order of Canada and Queen's Counsel for Ontario. He has a B.A. (Toronto), as well as a J.D. (Toronto) and has received two honorary doctorates of law (Waterloo; King's College (Dalhousie)).

Other Public Company Boards: Silver Bear Resources Inc. (Audit; Compensation; Governance & Environmental); Ivernia Inc. (Compensation (Chair)); Cancana Resources Corp. (Audit, Compensation & Governance); and Brookfield Real Estate Services Inc. (Compensation and Governance)
V. Peter Harder	Independent
Ontario, Canada Age: 62 Director Since: May 10, 2012

Mr. Harder brings to the Board a Canadian-centred, globally-aware perspective which draws upon his extensive experience in foreign affairs and international trade. In particular, he possesses a valuable understanding of the workings of China's political establishment, as well as its economic drivers, in addition to Canada-China trade and investment issues. Mr. Harder also brings demonstrated expertise regarding compensation issues and compensation governance.
Mr. Harder is Senior Policy Advisor to Dentons LLP since 2007. He possesses extensive expertise in public policy as a result of his involvement in decision-making within the Government of Canada for over thirty years. Prior to joining Dentons, Mr. Harder was a long serving Deputy Minister in the Government of Canada, having first been appointed as Deputy Minister in 1991 and serving as the most senior public servant in a number of federal departments including Treasury Board, Solicitor General, Citizenship and Immigration, Industry and Foreign Affairs and International Trade until 2007. While Deputy Minister of Foreign Affairs, Mr. Harder served as the first co-chair of the Canada-China Strategic Working Group which had been established by the Canadian and Chinese governments to make recommendations on improving trade and investment flows between Canada and China. Mr. Harder currently serves as the President of the Canada-China Business Council (since 2008) and as Vice-Chairman of the Canadian Defence and Foreign Affairs Institute. Mr. Harder has a B.A. (Waterloo) as well as an M.A. (Queen's) and has received an honorary doctorate in law (Waterloo).

Other Public Company Boards*: Northland Power Corporation (Compensation (Chair); Audit); Power Financial Corporation (Related Party & Conduct Review (Chair); Compensation); IGM Financial Corporation (Executive Committee; Community Affairs; Investment; Compensation); Energizer Resources Corporation
*
Mr. Harder was a director of Arise Technologies Corporation ("Arise") until June 24, 2011. Arise was deemed to have made an assignment into bankruptcy on April 11, 2012.

18       Meeting Information

Lady Barbara Judge	Independent
London, England Age: 68 Director Since: September 20, 2007

Lady Judge brings to the Board a broad-based global business perspective, complemented by significant legal and regulatory expertise, as well as practical corporate governance and risk management experience. Lady Judge's risk awareness and understanding of risk management processes, drawn in part from her experience in the nuclear industry and as a securities regulator, have been particularly valuable to the EROC, which she chairs.
Lady Judge is a corporate director who previously enjoyed a successful international career as a law firm partner, senior executive, chairman and non-executive director in both the private and public sectors and is highly regarded for her governance expertise. Effective May 1, 2015, Lady Judge assumes the role of National Chair of the Institute of Directors (U.K.), a representative organization for directors with approximately 38,000 members in the U.K. and elsewhere. Lady Judge previously served as Chairman of the Board of the United Kingdom Atomic Energy Authority (from 2004 to 2010), prior to which she was a Board member (since 2002) and was a director of the Energy Group of the United Kingdom's Department of Trade and Industry (from 2002 to 2004). In addition, Lady Judge formerly served as a Commissioner of the U.S. Securities Exchange Commission, Deputy Chairman of the U.K. Financial Reporting Council and Co-Chairman of the U.K./U.S. Task Force on Corporate Governance. In 2010, she was appointed a Commander of the Order of the British Empire for her contributions to the financial services and nuclear industries. Lady Judge has a B.A. (U. Penn) and a J.D. (NYU School of Law).
Other Public Company Boards: Bekaert NV (Audit & Finance; Nomination); Portmeirion Group plc (Audit; Compensation)
Dr. Kurt J. Lauk	Independent
Baden-Württemberg, Germany Age: 68 Director Since: May 4, 2011

Dr. Lauk brings to the Board valuable insights regarding the European automotive industry and the global activities of European OEMs and suppliers, together with a focus on long-term strategy and a strong understanding of technology/innovation both within and outside the automotive industry. Dr. Lauk's analytical perspective also draws upon his significant expertise in global political, economic and strategic affairs.
Dr. Lauk is the co-founder and President of Globe CP GmbH, a private investment firm. He possesses extensive European automotive industry experience, primarily through his positions as Member of the Board of Management and Head of World Wide Commercial Vehicles Division of Daimler Chrysler (1996-1999), as well as Deputy Chief Executive Officer and Chief Financial Officer (with responsibility for finance, controlling and marketing) of Audi AG (1989-1992). Dr. Lauk has other extensive senior management experience, including as Chief Financial Officer and Controller of Veba AG (now known as E.On AG) (1992-1996), Chief Executive Officer of Zinser Textil Machinery GmbH (1984-1989) and as a Partner and Vice-President of the German practice of Boston Consulting Group (1978-1984). Dr. Lauk served as a Member of European Parliament (2004-2009), including as a Member of the Economic and Monetary Affairs Committee and Deputy Member of the Foreign and Security Affairs Committee. He currently serves as a Trustee of the International Institute for Strategic Studies in London and is an honorary professor with a chair for international studies at the prestigious European Business School in Reichartshausen, Germany. Dr. Lauk possesses both a PhD in international politics (Kiel), as well as an MBA (Stanford).
Other Public Company Boards*: Ciber Inc. (Audit); Solera Holdings Inc. (Audit; Corporate Governance)
*
Dr. Lauk was a director of Papierfabrik Scheuffelen GmbH, a private company, when it filed for bankruptcy protection under German law on July 17, 2008.

Meeting Information        19

Cynthia A. Niekamp	Independent
Michigan, U.S.A. Age: 55 Director Since: May 8, 2014

Ms. Niekamp brings to the Board extensive senior management experience within the automotive parts industry, including a highly technical understanding of operational matters derived from her engineering background.
Ms. Niekamp is the Senior Vice-President, Automotive Coatings, of PPG Industries, Inc. She possesses over 30 years of automotive and other industrial manufacturing experience through her current and prior roles at PPG (since 2009); BorgWarner, where she served as President & General Manager, BorgWarner Torq Transfer Systems (2004 to 2008); MeadWestvaco Corporation, where she served in various roles (1995 to 2004), including Senior Vice-President & Chief Financial Officer (2003 to 2004) and President, Special Paper Division (1998 to 2002); TRW (1990 to 1995); and General Motors (1983 to 1990). Ms. Niekamp currently serves as a Trustee of Kettering University and previously served on the boards of Rockwood Holdings, Delphi Corp. and Cooper Tire and Rubber, as well as Berkshire Applied Technology Council. Ms. Niekamp has a B.S. in industrial engineering (Purdue), as well as an MBA (Harvard). Ms. Niekamp is a fellow of the National Association of Corporate Directors.
Ms. Niekamp's current employer, PPG Industries, is a supplier to Magna, with global sales to Magna of approximately $75 million on consolidated sales of over $15 billion. Given the immateriality of such sales to both Magna and PPG, the CGCNC believes that Ms. Niekamp's employment by PPG does not affect her independence as a director of Magna. In the event of a potential conflict of interest arising on any matter, Ms. Niekamp will not participate in the portion of the meeting at which the matter is discussed, nor in any Board decision on the matter. No such issues arose in 2014.
Other Public Company Boards: None
*
Ms. Niekamp served as a director of Delphi Corporation from October 2003 until July 2005. On October 8, 2005, Delphi filed a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. On October 11, 2005, the NYSE suspended trading in Delphi's securities, which were subsequently delisted on November 11, 2005.
Dr. Indira V. Samarasekera	Independent
Alberta, Canada Age: 62 Director Since: May 8, 2014

Dr. Samarasekera brings to the Board a proven record of technical expertise, demonstrated leadership success, tangible success in building international relationships and a long-standing commitment to R&D/innovation which remains one of the company's top priorities.
Dr. Samarasekera currently serves as the President and Vice-Chancellor of the University of Alberta (since 2005), for the second of two terms which will end in June 2015. Dr. Samarasekera is internationally recognized as a leading metallurgical engineer, including for her work on steel process engineering for which she was appointed an Officer of the Order of Canada. Prior to becoming the President of the University of Alberta, Dr. Samarasekera was Vice-President Research and held the Dofasco Chair in Advanced Steel Processing at the University of British Columbia (1996 to 2001). Under her leadership, the University of Alberta has built strong international partnerships, including with the Helmholtz Association of German Research Centres, the Li Ka Shing Foundation, as well as the Indian Institutes of Technology Bombay, Delhi and Roorkee. Additionally, during Dr. Samarasekera's Presidency at the University of Alberta, she has overseen the completion of $1.5 billion in capital construction, including the National Institute for Nanotechnology. Among other things, Dr. Samarasekera formerly served as Chair of the Worldwide Universities Network and was previously a member of Canada's Science, Technology and Innovation Council as well as Canada's Global Commerce Strategy. Dr. Samarasekera has an M.Sc in mechanical engineering (California), as well as a PhD in metallurgical engineering (British Columbia) and is a Professional Engineer (P.Eng) who has been elected as a Foreign Associate of the National Academy of Engineering in the U.S. and appointed as a Fellow of the Canadian Academy of Engineering.
Dr. Samarasekera serves as a director at the Bank of Nova Scotia. The Bank of Nova Scotia provides routine banking services to Magna in Canada. Magna's fees to the Bank of Nova Scotia in 2014 amounted to $2.1 million, in relation to the bank's total 2014 revenues of over $23.6 billion. In the event of a potential conflict of interest on any matter, Dr. Samarasekera will not participate in the portion of the meeting at which the matter is discussed, nor in any Board decision on the matter. No such issues arose in 2014.
Other Public Company Boards: Bank of Nova Scotia (Human Resources; Corporate Governance)

20       Meeting Information

Donald J. Walker	Management
Ontario, Canada Age: 58 Director Since: November 7, 2005

Mr. Walker, Magna's Chief Executive Officer, is Management's sole representative on the Board. He brings extensive knowledge and understanding of the automotive industry, as well as the company's culture, operations, key personnel, customers, suppliers and the complex drivers of its success. He has demonstrated a commitment to transparent and effective leadership, responsiveness to the Board and integrity in all aspects of the company's business, while pushing the organization to reach its full potential through World Class Manufacturing, innovation and leadership development. Mr. Walker continues to actively shape Magna's strategic vision and mission in conjunction with the Board, with an unwavering focus on excellence in execution/implementation and legal/regulatory compliance, as well as prudence in stewardship over the company's assets, employees, reputation and value. In November 2014, Mr. Walker was named Canada's 2014 Outstanding CEO of the Year™.
Mr. Walker previously served as Magna's Co-Chief Executive Officer (2005-2010) and President and Chief Executive Officer (1994-2001). He was formerly the President, Chief Executive Officer and Chairman of Intier Automotive Inc. (2001-2005), one of Magna's former "spinco" public subsidiaries. Prior to joining Magna in 1987, Mr. Walker spent seven years at General Motors in various engineering and manufacturing positions. He is currently the Chair (since October 2011, previously Co-Chair since 2002), of the Canadian Automotive Partnership Council (CAPC) with the Canadian federal and provincial governments, which serves to identify both short- and long-term priorities to help ensure the future health of the automotive industry in Canada. Mr. Walker is also the past Chairman of the Automotive Parts Manufacturers Association (APMA). Mr. Walker is a professional engineer with a B.Sc in mechanical engineering (Waterloo).
Other Public Company Boards: None
Lawrence D. Worrall	Independent
Ontario, Canada Age: 71 Director Since: November 7, 2005

Mr. Worrall brings to the Board extensive automotive industry experience, together with a dedication to Audit Committee excellence and a commitment to the integrity of Magna's financial statements. As Chairman of Magna's Audit Committee, Mr. Worrall worked extensively with representatives of Deloitte and Management to help maximize the benefits to the Board, Audit Committee and the company's shareholders arising from the rotation of auditors in 2014.
Mr. Worrall is a corporate director and certified management accountant who formerly served as the Vice-President, Purchasing, Strategic Planning and Operations, as well as a Director of General Motors of Canada Limited (1995-2000). In his capacity as an officer of GM Canada, Mr. Worrall had responsibility for a number of significant matters, including: purchasing, logistics, GM Canada's manufacturing facilities, forward product planning and the execution of the manufacturing plan for all plants.

Other Public Company Boards: None

Meeting Information        21

William L. Young	Independent
Massachusetts, U.S.A. Age: 60 Director Since: May 4, 2011

Mr. Young, the Chairman of the Board, brings to the Board a highly effective consensus-building leadership style anchored by strong business acumen developed across a broad range of businesses and industries. He has been highly effective in cultivating a constructive but independent relationship with Management, as well as an open, constructive dialogue with shareholders, potential investors, shareholder representative organizations and others in the corporate governance community. In his capacity as Chairman of the CGCNC, Mr. Young has been active in engagement with shareholders and instrumental in the evolution of Magna's unique compensation structure in a manner which reasonably preserves its core elements while responsively addressing constructive feedback received from shareholders and others.
Mr. Young is a co-founder and partner of Monitor Clipper Partners, a private equity firm established in 1998. Through his role at Monitor Clipper Partners, together with roles as founding partner of Westbourne Management Group (since 1988) and a partner in the European practice of Bain & Company (1981-1988), Mr. Young possesses significant operational experience, as well as extensive mergers and acquisitions experience. He is Chair Emeritus of the Board of Trustees of Queen's University (Kingston, Ontario) (which he chaired from 2006 to 2012) and has significant private company board and board leadership experience over the last 20 years, including a number of European and U.S.-based companies. Mr. Young has a B.Sc in chemical engineering (Queen's) and an MBA (Harvard).
Other Public Company Boards*: None
*
Mr. Young was a director of American Fiber & Yarns and Recycled Paper Greetings, both of which were private companies, when they filed voluntary petitions for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code on September 23, 2008 and January 2, 2009, respectively.

22       Meeting Information

Director Compensation

Objectives of Director Compensation

We have structured the compensation for our Independent Directors with the aim of attracting and retaining skilled independent directors and aligning their interests with the interests of our long-term shareholders. To accomplish these objectives, we believe that such compensation must be competitive with that paid by our S&P/TSX60 peer companies, as well as the global automotive and industrial peers in our executive compensation peer group. Additionally, we believe that the majority of such compensation must be deferred until retirement, thus tying the redemption value to the market value of our Common Shares and placing it "at risk" to align the interests of Independent Directors with those of shareholders. Management directors do not receive any compensation for serving as directors.

Compensation Structure

We compensate Independent Directors through a combination of:

  •
  Annual Retainer: Since 2008, this retainer has been fixed at $150,000, of which $90,000 or 60% is automatically deferred until retirement in the form of DSUs and $60,000 or 40% is paid in cash. In addition to the portion automatically deferred in the form of DSUs, Independent Directors may defer up to 100% of their cash compensation in the form of DSUs.

  •
  Board Chair Retainer: The Chairman is paid a flat annual retainer of $500,000 for all work performed in any capacity other than as a special committee chair. Of such amount, $300,000 or 60% is automatically deferred in the form of DSUs and $200,000 or 40% is paid in cash, subject to the Chairman's election to defer up to 100% of his cash compensation in the form of DSUs.

  •
  Committee Chair and Committee Member Retainers: In recognition of the additional workload of our Committee Chairs and Committee members, additional retainers are paid to each Independent Director acting in any such capacity. These retainers are set at $25,000 for each standing Board Committee. In the case of special committees which may be formed from time to time, the retainer is set at $25,000, unless otherwise determined by the Board. Committee Chair retainers are payable in cash, subject to an Independent Director's election to defer up to 100% of his or her cash compensation in the form of DSUs.

  •
  Meeting and Work Fees: Meeting and work fees are intended to compensate Independent Directors based on their respective contributions of time and effort to Magna matters. The amounts of these fees are listed in the fee schedule below and are payable in cash, subject to an Independent Director's election to defer up to 100% of his or her cash compensation in the form of DSUs.

The CGCNC has responsibility for reviewing Independent Director compensation and typically reviews it approximately every two years. In 2014, the CGCNC engaged its independent compensation advisor, Hugessen Consulting, to review and benchmark Magna's compensation for Independent Directors against two peer groups – one consisting of large capitalization companies in the S&P/TSX60 index and the other consisting of the global automotive and industrial peers in Magna's executive compensation peer group. Hugessen reviewed both the structure of Magna's director compensation program and actual compensation earned against the two peer groups. Its analysis found that while director compensation levels in the industry peer group are higher than those

Meeting Information        23

of the S&P/TSX60 peer group, Magna falls within the competitive norms of both peer groups. Hugessen also noted that Magna's Independent Directors have a greater proportion of their compensation paid in equity (DSUs) and they were subject to more stringent equity maintenance requirements than their peers. Based on their review, Hugessen concluded that there was no need at the present time to modify Magna's Independent Director compensation. The CGCNC agreed with Hugessen's conclusion and chose to leave Independent Director compensation unchanged.

The current schedule of retainers and fees payable to our Independent Directors is set forth below.

RETAINER/FEE TYPE	AMOUNT ($)

Comprehensive Board Chair annual retainer (minimum 60% DSUs; maximum 40% cash)	500,000

Independent Director annual retainer (minimum 60% DSUs; maximum 40% cash)	150,000

Committee member annual retainer	25,000

Additional Committee Chair annual retainer

Audit	25,000

CGCNC	25,000

EROC	25,000

Special Committees (unless otherwise determined by the Board)	25,000

Per meeting fee	2,000

Written resolution	400

Additional services (per day)	4,000

Travel days (per day)	4,000

2014 Independent Directors' Compensation

The following table sets forth a summary of the compensation earned by all individuals who served as Independent Directors during the year ended December 31, 2014.

	FEES EARNED(1)		SHARE- BASED AWARDS(2)

NAME	($)	% OF FEES	($)	% OF FEES	OPTION- BASED AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	PENSION VALUE ($)	ALL OTHER(3) ($)	TOTAL ($)

Scott B. Bonham	NIL	–	319,000	100%	NIL	NIL	NIL	NIL	319,000

Peter G. Bowie	NIL	–	252,000	100%	NIL	NIL	NIL	NIL	252,000

Hon. J. Trevor Eyton	66,000	30%	156,000	70%	NIL	NIL	NIL	NIL	222,000

V. Peter Harder	NIL	–	289,000	100%	NIL	NIL	NIL	NIL	289,000

Lady Barbara Judge	NIL	–	269,000	100%	NIL	NIL	NIL	NIL	269,000

Dr. Kurt J. Lauk	44,000	17%	222,000	83%	NIL	NIL	NIL	NIL	266,000

Cynthia A. Niekamp	100,000	63%	58,000	37%	NIL	NIL	NIL	NIL	158,000

Dr. Indira V. Samarasekara	–	–	160,000	100%	NIL	NIL	NIL	NIL	160,000

Lawrence D. Worrall	212,000	70%	90,000	30%	NIL	NIL	NIL	NIL	302,000

William L. Young	200,000	40%	300,000	60%	NIL	NIL	NIL	NIL	500,000

Notes:

1.
Consists of all retainers and fees paid to the director in cash. NIL indicates that 100% of the retainers and fees earned were deferred in the form of DSUs.

2.
Consists of retainers and fees deferred in the form of DSUs pursuant to the DSU Plan (as defined under "Deferred Share Units").

24       Meeting Information

Deferred Share Units

Mandatory Deferral Creates Alignment With Shareholders

We maintain a Non-Employee Director Share-Based Compensation Plan (the "DSU Plan") which governs the retainers and fees that are deferred in the form of DSUs. In addition to the 60% of the annual retainer that is automatically deferred, each Independent Director may annually elect to defer up to 100% (in increments of 25%) of his or her total annual cash compensation from Magna (including Board and Committee retainers, meeting attendance fees, work and travel day payments and written resolution fees). All DSUs are fully vested on the date allocated to an Independent Director under the DSU Plan. Amounts deferred under the DSU Plan cannot be redeemed until an Independent Director's retirement from the Board. The mandatory deferral until retirement aims to align the interests of Independent Directors with those of shareholders.

DSU Value is "At Risk"

DSUs are notional stock units. The value of a DSU increases or decreases in relation to the NYSE market price of one Magna Common Share and dividend equivalents are credited in the form of additional DSUs at the same times and in the same amounts as dividends that are declared and paid on our Common Shares. Upon an Independent Director's retirement, we will deliver Magna Common Shares equal to the number of whole DSUs credited to the Independent Director in satisfaction of the redemption value of the DSUs.

Director Stock Options

We previously granted stock options to Independent Directors, with the last such grant having been made in May 2010. We amended and restated our 2009 Stock Option Plan in 2013 to, among other things, eliminate Independent Directors as eligible participants for future awards under the plan. A total of 10,000 previously granted options are fully vested and remain unexercised. Such options expire in May 2017.

Outstanding Option-Based & Share-Based Awards

Outstanding option-based and share-based awards (DSUs) for each of our Independent Directors as of December 31, 2014 were as follows:

	OPTION-BASED AWARDS				SHARE-BASED AWARDS

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#)	OPTION EXERCISE PRICE (C$)	OPTION EXPIRATION DATE (MM/DD/YY)	VALUE OF UNEXERCISED IN-THE- MONEY OPTIONS(1) ($)	NUMBER OF SHARES OR UNITS THAT HAVE NOT VESTED (#)	MARKET OR PAYOUT VALUE OF SHARE- BASED AWARDS THAT HAVE NOT VESTED ($)	MARKET OR PAYOUT VALUE OF VESTED SHARE-BASED AWARDS NOT PAID OUT OR DISTRIBUTED(2) ($)

Scott B. Bonham	NIL	NIL	NIL	NIL	NIL	NIL	1,332,000

Peter G. Bowie	NIL	NIL	NIL	NIL	NIL	NIL	1,129,000

Hon. J. Trevor Eyton	NIL	NIL	NIL	NIL	NIL	NIL	1,250,000

V. Peter Harder	NIL	NIL	NIL	NIL	NIL	NIL	1,267,000

Lady Barbara Judge	10,000	35.98	05/09/17	775,000	NIL	NIL	5,151,000

Dr. Kurt J. Lauk	NIL	NIL	NIL	NIL	NIL	NIL	828,000

Cynthia A. Niekamp	NIL	NIL	NIL	NIL	NIL	NIL	64,000

Dr. Indira V. Samarasekera	NIL	NIL	NIL	NIL	NIL	NIL	172,000

Lawrence D. Worrall	NIL	NIL	NIL	NIL	NIL	NIL	2,398,000

William L. Young	NIL	NIL	NIL	NIL	NIL	NIL	2,889,000

Notes:

1.
Determined using the closing price of Magna Common Shares on the TSX on December 31, 2014 and the BoC noon spot rate on such date, since these options are denominated in C$.

2.
Represents the value of Independent Directors' DSUs based on the closing price of Magna Common Shares on the NYSE on December 31, 2014.

Meeting Information        25

Incentive Plan-Awards – Value Vested During the Year

The values of option-based and share-based awards (DSUs) which vested in the year ended December 31, 2014 are set forth below in respect of each of our Independent Directors:

NAME	OPTION-BASED AWARDS – VALUE VESTED DURING THE YEAR ($)	SHARE-BASED AWARDS – VALUE VESTED DURING THE YEAR(1) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION – VALUE EARNED DURING THE YEAR ($)

Scott B. Bonham	NIL	336,000	NIL

Peter G. Bowie	NIL	266,000	NIL

Hon. J. Trevor Eyton	NIL	172,000	NIL

V. Peter Harder	NIL	304,000	NIL

Lady Barbara Judge	NIL	339,000	NIL

Dr. Kurt J. Lauk	NIL	232,000	NIL

Cynthia A. Niekamp	NIL	59,000	NIL

Dr. Indira V. Samarasekera	NIL	161,000	NIL

Lawrence D. Worrall	NIL	123,000	NIL

William L. Young	NIL	338,000	NIL

Note:

1.
Represents the aggregate grant date value of retainers and fees deferred in the form of DSUs in 2014, together with dividends credited in the form of additional DSUs on Independent Directors' aggregate DSU balance, which includes DSUs granted in prior years.

Trading Blackouts and Restriction on Hedging Magna Securities

Trading Blackouts

Directors are subject to the terms of our Insider Trading and Reporting Policy and Code of Conduct & Ethics, both of which restrict directors from trading in Magna securities while they have knowledge of material, non-public information. One way in which we enforce trading restrictions is by imposing trading "blackouts" on directors for specified periods prior to the release of our financial statements and as required in connection with material acquisitions, divestitures or other transactions. The regular quarterly trading blackouts commence at 11:59 p.m. on the last day of each fiscal quarter and end 48 hours after the public release of our quarterly financial statements. Special trading blackouts related to material transactions extend to 48 hours after the public disclosure of the material transaction or other conclusion of the transaction.

Anti-Hedging Restrictions

Directors are not permitted to engage in activities which would enable them to improperly profit from changes in our stock price or reduce their economic exposure to a decrease in our stock price. Prohibited activities include "puts", "calls", "collars", equity swaps, hedges, derivative transactions and any transaction aimed at limiting a director's exposure to a loss or risk of loss in the value of the Magna securities which he or she holds.

26       Meeting Information

Corporate Governance Overview 28 Report of the Audit Committee 42 Report of the Corporate Governance, Compensation and Nominating Committee 45 Report of the Enterprise Risk Oversight Committee 48 Corporate Governance

Corporate Governance Overview

Magna believes that strong corporate governance practices are essential to fostering stakeholder trust and confidence, management accountability and long-term shareholder value. Since 2010, Magna has embarked on a program of corporate governance renewal which has been well-received by shareholders and recognized in the corporate governance community as well as the media. We believe that our current corporate governance practices reflect virtually all corporate governance best practices recognized in Canada and the significant improvement in third-party corporate governance rankings and ratings of our governance evidences this. Nevertheless, we will continue to monitor and, where appropriate, adapt our practices as corporate governance practices in Canada continue to evolve.

Governance Regulation

Magna's Common Shares are listed on the TSX (stock symbol: MG) and the NYSE (stock symbol: MGA). In addition to being subject to regulation by these stock exchanges, we are subject to securities and corporate governance regulation by the Canadian Securities Administrators ("CSA"), including the Ontario Securities Commission, which is Magna's primary securities regulator. Magna is also regulated by the United States Securities and Exchange Commission ("SEC") as a "foreign private issuer".

We meet or exceed all of the guidelines established by the CSA in National Policy 58-201 – Corporate Governance Guidelines. Additionally, although we are not required to comply with most of NYSE's Corporate Governance Standards, our practices do not differ significantly from them. Any such differences are discussed in the "Statement of Significant Governance Differences (NYSE)" which can be found on our website (www.magna.com) under "Corporate Governance".

Magna also monitors the voting policies, corporate governance guidelines and recommended best practices of our largest institutional shareholders, shareholder representative organizations, such as the Canadian Coalition for Good Governance, as well as proxy advisory firms, such as Institutional Shareholder Services and Glass Lewis & Co.

Board Mandate

Board's Stewardship Role

The Board is responsible for the overall stewardship of Magna. To this end, the Board: supervises the management of the business and affairs of Magna in accordance with the legal requirements set out in the Business Corporations Act (Ontario) ("OBCA"), as well as other applicable law; and, jointly with Management, seeks to create long-term shareholder value. The Board's stewardship role, specific responsibilities, compositional requirements and various other matters are set forth in the Board Charter, which can be found on our website (www.magna.com) under "Corporate Governance".

Consistent with the standard of care for directors under the OBCA, each director on the Board seeks to act honestly and in good faith with a view to the best interests of the corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The standard of care under Ontario corporate law differs from that of some other common law jurisdictions, by requiring directors to act in the "best interests of the corporation" as opposed to the "best interests of shareholders". This distinction effectively recognizes that while individual shareholders may have conflicting interests, investment intents and

28       Corporate Governance

investing horizons, the stewards of a corporation must act with a view to the interests of the corporation as a whole. Consistent with case law developed under the OBCA and equivalent federal and provincial corporate statutes in Canada, Magna's Board seeks to consider and balance the impact of its decisions on its affected stakeholders, including shareholders, other security holders and employees.

Board Charter

Our corporate governance framework is set forth in our Board Charter, which has been filed on SEDAR (www.sedar.com) and is available on our website (www.magna.com) under "Corporate Governance". The Board Charter articulates the stewardship role mentioned above and identifies specific responsibilities to be fulfilled by the Board, including:

  •
  Corporate Culture and Approach to Corporate Governance: Magna maintains a unique entrepreneurial corporate culture which we believe has been critical to our past success and expect will be critical to our future success. The Board oversees and reinforces that culture and Magna's overall approach to corporate governance, including by determining the specific policies and practices which the Board believes to be in the best interests of the company. The Board has delegated to the CGCNC the responsibility for making recommendations with respect to corporate governance matters.

  •
  Oversight of Executive Management: The Board selects our Chief Executive Officer and provides oversight and advice to the Chief Executive Officer regarding other members of the executive management team. Additionally, the Board is responsible for satisfying itself as to the integrity of each member of Executive Management and the creation by the Executive Management team of a culture of integrity and ethical business conduct throughout the company.

  •
  Executive Compensation: The Board seeks to ensure that our overall system of executive compensation remains consistent with our Corporate Constitution and the long-standing compensation principles which are critical to our corporate culture, as well as effective in attracting, retaining and motivating skilled executives. In fulfilling these responsibilities, the Board considers the policies and practices which have been proven effective over Magna's history, general trends and developments in executive compensation, the advice of the Board's independent advisors, as well as feedback received from shareholders and investors through the company's annual advisory vote on executive compensation and shareholder engagement efforts. The Board has delegated to the CGCNC the responsibility for making recommendations on executive compensation matters.

  •
  Succession Planning: The Board satisfies itself that the Chief Executive Officer has developed appropriate succession plans identifying potential future candidates for his own position, as well as the positions of other members of Executive Management, management of Magna's Operating Groups and other key positions in the company. In fulfilling these responsibilities, the Board aims to:

  •
  place itself in a position to promptly appoint a qualified interim Chief Executive Officer in the event of the sudden departure of, or emergency involving, the Chief Executive Officer;

  •
  satisfy itself that Executive Management maintains robust and effective talent management practices to identify, reward, retain and promote high-performing employees who could be future internal candidates for positions within Operating Group Management, as well as Executive Management, including the Chief Executive Officer role; and

  •
  familiarize itself with employees within Executive Management, Operating Group management and other key functional leaders within the organization, particularly those with future leadership potential.

Corporate Governance        29

    The Board receives regular updates on Magna's leadership development and succession planning activities, from our Chief Executive Officer and our Chief Human Resources Officer. Overall, the Board is satisfied that Magna has in place appropriate succession plans addressing key positions within the company, including the Chief Executive Officer's, as well as a leadership development system which supports the company's succession planning objectives more generally. The Board has had the opportunity to engage with a number of future potential leaders of the company and is satisfied that there is a pool of qualified internal candidates to fill critical Management positions which become available from time to time.

  •
  Strategic Planning: The Board is responsible for overseeing the company's long-term strategy. In fulfilling this responsibility, the Board meets with Executive Management and Operating Group management in a dedicated business and strategic planning session held early each calendar year. At this session, the Board aims to enhance its understanding of trends, opportunities and risks over a three to seven-year horizon. It also provides Executive Management and Operating Group management with such advice and counsel needed to help ensure that any business and strategic plans approved by the Board fully reflect the Board's strategic priorities and appropriately address the trends, opportunities and risks facing the company. The Board typically receives quarterly updates from the Chief Executive Officer and other members of Executive Management regarding progress in achieving the company's strategic priorities. During 2014, the Board adopted a new process relating to long-term incentive grants, which directly connects a key component of executive compensation with the implementation of the strategic plan, as well as achievement of strategic priorities identified by the Board.

    The Board also oversees the allocation of capital and annually approves the capital expenditures budget for that fiscal year at the business and strategic planning session. In approving capital, the Board is focused on ensuring that the company can deliver on the Board-approved strategic priorities and meet its product and program commitments to customers. Updates regarding changes in capital expenditure needs are presented quarterly and further Board approval is required where the company's capital expenditures are forecast to exceed the Board-approved amount for that year.

  •
  Enterprise Risk Management: While the Board oversees enterprise risk, Management (at all levels) is responsible for actually managing the company's risks. In fulfilling its oversight responsibility, the Board satisfies itself that Management has implemented effective strategies to address the strategic and competitive challenges faced by the company over different time horizons, manage day-to-day operational risks, promote legal and regulatory compliance and ethical conduct, safeguard corporate assets and maintain appropriate financial and internal controls designed to protect the integrity of Magna's financial statements. The Board's approach to enterprise risk recognizes that risk and reward are "flip sides of the same coin", but that management decision-making must be infused with both an awareness and understanding of such risks, as well as a clear understanding of the limits of risk that the Board will accept.

    The Board has delegated specific areas of risk oversight to its standing Committees so that the directors on such Committees can bring their particular knowledge and expertise to the risks falling within the Committee's authority. For example, the Board has delegated to the Audit Committee the oversight responsibility for financial and financial reporting risks, while the CGCNC has been delegated oversight responsibilities for governance, compensation and succession risks. The EROC has been delegated oversight responsibility for health, safety, environmental and operational risks, as well as risks not falling within the other Committees' mandates and it seeks to coordinate with the Audit Committee and CGCNC in respect of their risk responsibilities. Directors have been cross-appointed between the Audit Committee and EROC, as well as the CGCNC and EROC, to assist the Committees in sharing their risk management knowledge and coordinating their risk oversight activities.

30       Corporate Governance

    The enterprise risk management framework employed by Management is substantially based on the COSO enterprise risk management framework. Risks are categorized into one of five categories (instead of four in the COSO framework): strategic; operational; legal/compliance; financial/financial reporting; and safeguarding of corporate assets. A risk catalogue containing a broad universe of risks organized and categorized in accordance with such framework has been prepared and presented to the EROC, along with a summary assessment of the top risks identified by Executive Management in each category. The risk catalogue is periodically updated and the top risks summary is quarterly updated, with changes presented to the EROC. In addition, the strategic and business planning materials prepared for the Board in connection with the annual strategy/business planning meeting contain significant detail regarding trends, opportunities and risks in the company's product areas, geographic reporting segments and macroeconomic environment to facilitate the development of risk-aware corporate strategy.

  •
  Shareholder Engagement: We value constructive dialogue with shareholders and investors and regularly engage with shareholders throughout the year to better understand their perspectives regarding Magna. Where possible, we consider the feedback received from such meetings in refining Magna's policies, practices and/or public disclosures. For example, recent changes to Magna's executive compensation system, which are described in the CGCNC Compensation and Performance Report in this Circular, reflect the efforts of the CGCNC and Board to respond appropriately to feedback from shareholders.

    The Board's shareholder engagement activities are led by Mr. Young, the Chairman of the Board and the CGCNC. Board-led discussions typically relate to matters such as corporate governance and executive compensation. Significant shareholder and investor outreach is also conducted by members of our Executive Management team as part of our regular investor relations activities. Feedback communicated by shareholders and investors to the Executive Management team is shared with the CGCNC on a quarterly basis and the Chairman of the Board reports to the CGCNC and the full Board on a quarterly basis regarding shareholder engagement activities conducted by him.

The Board Charter also helps to define the role of the Board with respect to various fundamental actions, such as financial statements, material public disclosure documents, business plans and capital expenditure budgets, material financing documents, major organizational restructurings, material acquisitions and divestitures, as well as major corporate policies. We believe that the identification and definition of Board responsibility for the foregoing items promotes Board independence.

Shareholder Democracy

We support the following basic principles of shareholder democracy:

  •
  One Share, One Vote: We have a single class of shares, with each share entitled to one vote.

  •
  Majority Voting: Under applicable corporate law, shareholders can only vote "for" or "withhold" their vote for director nominees. A "withhold" vote is an abstention or non-vote instead of a vote against the nominee. As a result, a single "for" vote can result in a nominee being elected, no matter how many votes were withheld. We have adopted a majority voting policy in our Board Charter, under which we treat "withhold" votes as if they were votes against a nominee in the case of an uncontested election (i.e. one in which the number of nominees equals the number of Board positions). A nominee who is legally elected as a director but receives more "withhold" votes than "for" votes must promptly tender a resignation to the Chair of the CGCNC for its consideration. Detailed voting results are promptly disclosed after shareholder meetings, so that shareholders can easily understand the level of support for each nominee, as well as each other item of business at the meeting.

Corporate Governance        31

    A director who has tendered a resignation under our majority voting policy is not permitted to participate in the CGCNC's consideration of how to handle the resignation. Unless there are extraordinary circumstances, the CGCNC will recommend that the Independent Directors accept the resignation, effective within no more than 90 days after the annual meeting. We will promptly disclose in a press release the determination made by the Independent Directors and, in the event they reject a resignation under the majority voting policy, we will disclose the reasons for the rejection.

    Where the CGCNC accepts a director's resignation under our majority voting policy, it may recommend and the Independent Directors may accept one of the following three outcomes:

    •
    leave the resulting vacancy unfilled;

    •
    fill the vacancy by appointing someone other than the director who resigned; or

    •
    call a special meeting of shareholders at which a nominee other than the one who resigned will be proposed for election.

  •
  Shareholder Proposals: Subject to meeting certain technical requirements, shareholders are entitled under applicable corporate law to put forward proposals to be voted on at a meeting of shareholders. The Board will give serious consideration to the voting results for shareholder proposals, even if they are only advisory in nature.

  •
  Corporate Transactions Involving the Issuance of 25% or More of Our Issued and Outstanding Common Shares: We recognize that corporate transactions involving the issuance of a significant proportion of Common Shares may be material and should be approved by shareholders. In the event of a transaction which would involve the issuance of 25% or more of our issued and outstanding Common Shares, we will obtain shareholder approval before proceeding with the transaction.

Ethical Business Conduct

We maintain a Code of Conduct & Ethics which applies equally to all of our directors, officers and employees. The Code articulates our compliance-oriented values and expectations generally, while also articulating our standards in the following specific areas:

  •
  employment practices and employee rights;

  •
  respect for human rights;

  •
  compliance with law, generally;

  •
  conducting business with integrity, fairness and respect;

  •
  fair dealing, including a prohibition on giving or receiving bribes;

  •
  accurate financial reporting;

  •
  standards of conduct for senior financial officers;

  •
  insider trading and derivative monetization transactions;

  •
  timely public disclosure of material information;

  •
  compliance with antitrust and competition laws;

32       Corporate Governance

  •
  environmental responsibility;

  •
  occupational health and safety;

  •
  management of conflicts of interest;

  •
  protection of employees' confidential information; and

  •
  compliance with our corporate policies.

The Code of Conduct & Ethics, which is disclosed on the corporate governance section of our website (www.magna.com) in multiple languages, is administered by the Audit Committee. Any waivers of the Code for directors or executive officers must be approved by the Audit Committee, while waivers for other employees must be approved by our Chief Legal Officer, Corporate Secretary or Chief Human Resources Officer. No waivers of the Code were granted in 2014. The Audit Committee reviews the Code at least annually and recommends to the Board any revisions that may be advisable from time to time.

We maintain a confidential and anonymous whistle-blower procedure known as the Good Business Lines ("GBL") for employees and other stakeholders such as customers and suppliers. Stakeholders may make submissions to the GBL by phone or internet. The intake of all such submissions is managed by a third-party service provider and submissions are investigated by Magna's Internal Audit Department, the head of which reports directly to the Chair of the Audit Committee. The Audit Committee receives quarterly presentations regarding GBL activity and details of submissions are discussed by the head of Internal Audit with the Audit Committee, without members of Management present.

The Board oversees our compliance training program, which aims to assist employees in understanding the values, standards and principles underlying the Code of Conduct & Ethics, as well as the application of such values, standards and principles to real-life situations encountered by employees in different roles. Our compliance program involves multiple elements, including live and online training, with live training typically conducted by external and/or in-house lawyers.

Corporate Social Responsibility

For decades, Magna has not only believed in the principle of being a good corporate citizen, but has backed-up that commitment by allocating up to two percent of our Pre-Tax Profits Before Profit Sharing (as defined in the Corporate Constitution) to supporting social and charitable causes, primarily in the communities around the world in which our employees live and work. Through our donations and sponsorships, we provide significant support to local communities in areas such as health/wellness, youth sports, technical and vocational training and education, as well as culture. Aside from our local communities, we recognize the devastation that may be inflicted on communities by natural disasters and thus have contributed significant amounts to reputable charitable organizations, such as the Red Cross, in support of earthquake, tsunami, hurricane and other disaster relief.

In addition to such charitable giving, Magna's commitment to social responsibility is reflected in our long-standing concern for our environmental impact, as well as the health and safety of our employees and visitors to our facilities. Our Health, Safety and Environmental Policy (the "HSE Policy") articulates the company's goal of being an industry leader in health, safety and environmental practices, with the intention of minimizing the impact of our operations on the environment and providing safe and healthful working conditions. The HSE Policy also commits Magna to regular evaluation and monitoring of its activities impacting employee health and safety and the environment, the efficient use of natural resources, minimization of waste streams and emissions and innovation to reduce the environmental impact of our products. A rigorous system of environmental controls and best practices applies to all of our facilities globally, which has been supplemented by a program of regular third party and internal audits and inspections, the results of which are reported quarterly to the EROC. In connection with our commitment to environmental stewardship, 220 or 70% of our manufacturing facilities were ISO 14001 certified as at December 31, 2014.

Corporate Governance        33

Our manufacturing facilities are not significant greenhouse gas emitters or water users. Nevertheless, we participate in the Carbon Disclosure Project, a not-for-profit project providing investors with information relating to corporate greenhouse gas emissions and perceived corporate risk due to climate change.

Our commitment regarding the health and safety of our people is also reflected in our Employee's Charter, Code of Conduct & Ethics, as well as our Global Working Conditions. The Employee's Charter reiterates our promise to provide employees with a safe and healthful working environment. To the extent an employee believes we have not fulfilled our promise, he or she has numerous avenues to elevate the concern, including our Employee Hotline. Our Global Working Conditions reflect our commitment to providing working conditions and standards that result in dignified and respectful treatment of all of our employees globally, as well as those within our supply chain. Our Global Working Conditions, together with our Code of Conduct & Ethics, prohibit use of child, underage, slave or forced labour. Among other things, the Global Working Conditions also articulate our belief that workers have the right to associate freely and join labour unions or workers' councils in accordance with applicable laws. Our Global Working Conditions are an integral part of our supplier package and a failure by any of our suppliers to comply with its terms can result in the termination by Magna of the supply relationship.

Although not a participant, Magna supports the ten principles underlying the United Nations Global Compact ("UNGC"). The UNGC is a public-private initiative offering a policy framework for the development, implementation and disclosure of sustainability principles and practices related to four core areas: human rights, labour, the environment and anti-corruption. The ten principles of the UNGC include: respect for internationally proclaimed human rights; non-complicity in human rights abuses; upholding the freedom of association and right to collective bargaining; elimination of all forms of forced and compulsory labour; abolition of child labour; elimination of discrimination in employment; support for a precautionary approach to environmental challenges; undertaking initiatives to promote greater environmental responsibility; encouraging the development and diffusion of environmentally friendly technologies; and working against all forms of corruption.

Magna also supports efforts to rid automotive parts and assemblies of conflict minerals such as gold, tantalite, tungsten and tin which are sourced from mines under the control of armed groups in the Democratic Republic of Congo and certain neighboring countries. We continue to work with our customers, suppliers and other fellow members of the Automotive Industry Action Group ("AIAG") to identify products and materials which contain such "conflict minerals" and to increase awareness and accuracy of conflict minerals reporting. In May 2014, we filed our initial conflict minerals report with the SEC, which is available via the SEC's EDGAR website (www.sec.gov/edgar.shtml) and will file our second such report in May 2015.

Diversity in Senior Management

Magna is committed to an operating philosophy, reflected in the company's long-standing Employee's Charter, which is based on fairness and concern for people. One of the core principles in the Employee's Charter is that of fair treatment – Magna offers equal opportunities based on an individual's qualifications and performance, free from discrimination or favouritism. Employees' personal career growth and advancement are intended to be based on merit. Any employee who believes that the company is not living up to any of the principles in the Employee's Charter, including the principle of fair treatment, can seek redress through the Hotline, a confidential and anonymous process established to enable employees to seek redress where they believe Magna has not lived-up to any of the principles of the Employee's Charter.

In light of the principles underlying Magna's fair enterprise culture and the arbitrariness of targets, Magna has not adopted targets regarding gender or other forms of diversity in its workforce generally, or within the ranks of its executive officers. Currently, one of twenty-four (4%) corporate officers is female and none of the senior managers of Magna's Operating Groups is female. Nevertheless, the subject of gender diversity within management ranks is one which is considered by both Management and the Board in the context of succession planning for key positions throughout the company.

34       Corporate Governance

Board Leadership

We believe that an independent Board Chair is a necessity for a high-functioning, independent and effective Board. Accordingly, the Independent Directors elected at each annual meeting select from among themselves one Independent Director who will serve as Chairman of the Board. William Young has acted in that capacity since May 2012.

The primary duties and responsibilities of the Board Chair are set out in a position description contained in our Board Charter and include:

  •
  representing the Board in discussions with third parties;

  •
  representing the Board in discussions with Executive Management;

  •
  generally ensuring that the Board functions independently of Management;

  •
  assisting in recruiting to the Board director candidates who have been identified by the CGCNC; and

  •
  overseeing the annual evaluation process of the Board and its Committees.

The Board can delegate additional responsibilities to the Board Chair at any time. Any change to the basic responsibilities listed in the Board Charter must be approved by the Board.

Board Independence

Shareholders are best served by a strong Board which exercises independent judgment, as well as prudent and effective oversight on behalf of shareholders. Assuming all of the Nominees listed in this Circular are re-elected with a majority of votes, ten out of eleven, or 91%, of the directors on our Board will be "independent". This exceeds the minimum two-thirds independence requirement contained in our Board Charter and recommended by the Canadian Coalition for Good Governance, as well as the recommendation in National Policy 58-201 that a majority of directors be independent.

Definition of Independence

A Magna director is considered to be independent only after the Board has affirmatively determined that the director has no direct or indirect material relationship which could interfere with the exercise of his or her independent judgment. This approach to determining director independence draws upon the definition contained in Section 1.4 of National Instrument 52-110 ("NI 52-110") and Section 303A.02 of the NYSE's Corporate Governance Listing Standards, as well as the specific relationships identified in those instruments as precluding a person from being determined to be an independent director.

Audit Committee members are subject to a higher standard of independence than other directors, consistent with Section 1.5 of NI 52-110. Under this standard, a person cannot be considered an independent director for purposes of Audit Committee membership if he or she is a partner, member, executive officer, managing director or person in similar position at an accounting, consulting, legal, investment banking or financial advisory services firm providing services to Magna (including any subsidiary) for consulting, advisory or other compensatory fees.

In determining whether any candidate for service on the Board is independent, information is typically compiled from a variety of sources, including: written questionnaires completed by directors/candidates; information previously provided to us by directors; our records relating to relationships with accounting, consulting, legal, investment banking or financial advisory services firms, together with information provided to us by such firms; and publicly available information. The CGCNC is provided with a summary of all such relationships (whether or not

Corporate Governance        35

material) known by Magna based on the foregoing sources. Following the CGCNC's consideration and assessment of such information, it presents its recommendation to the Board for approval.

Additional Ways In Which Independence is Fostered

Aside from the two-thirds independence requirement, there are other ways in which Board independence is fostered, including:

  •
  separation of the roles of Chairman and Chief Executive Officer, together with position descriptions defining such roles;

  •
  a requirement that the Chief Executive Officer resign from the Board when he or she retires from Management;

  •
  the use of in camera sessions at every Board and Committee meeting;

  •
  the right of the Board and each Committee to engage independent legal, financial and other advisors at Magna's expense;

  •
  limitations on board interlocks;

  •
  the Board and Committee Chair's authority over meeting agendas and attendees; and

  •
  Independent Directors' right to discuss any matter with any employee or any advisor to the company (in addition to independent advisors).

CEO Position Description

A position description has been developed for the Chief Executive Officer to further promote the independence of the Board and to define the limits of Mr. Walker's authority. His basic duties and responsibilities include:

  •
  overall direction of Magna's operations, including top-level customer contact;

  •
  development and implementation of Magna's product, geographic, customer, merger/acquisition and growth strategies;

  •
  promotion of Magna's decentralized, entrepreneurial corporate culture;

  •
  development of Magna's management reporting structure;

  •
  management succession planning;

  •
  together with the CGCNC, determination of compensation for members of Corporate Management;

  •
  human resources management;

  •
  interaction with the Board on behalf of Management; and

  •
  communication with key stakeholders.

Director Conflicts of Interest and Related Party Transactions

Where a director has a conflict of interest regarding any matter before the Board, the conflicted director must declare his or her interest, depart the portion of the meeting during which the matter is discussed and abstain from voting on the matter. However, as permitted by the OBCA, directors are permitted to vote on their own compensation for serving as directors.

36       Corporate Governance

The CGCNC is generally responsible for reviewing and making recommendations to the Board regarding related party transactions. In the case of a related party transaction which is material in value, the unconflicted members of the Board may choose to establish a special committee composed only of Independent Directors to review and make recommendations to the Board. Related party transactions include those between Magna (including any subsidiary) and a director, officer or person owning more than 10% of our Common Shares. In reviewing and making recommendations regarding related party transactions, the CGCNC seeks to ensure that transaction terms reflect those which would typically be negotiated between arm's length parties, any value paid in the transaction represents fair market value and that the transaction is in the best interests of the company. There were no related party transactions during 2014.

Board Renewal and Director Recruitment

Board Renewal

Magna's Board has undergone significant renewal in the last five years, the result of which is that the average tenure of directors on the Board is 4.6 years. The CGCNC believes that the average age of our Directors (64 years) is appropriate and that there is a reasonable balance of relevant skills/expertise, gender and geographic expertise.

Nomination Process

The CGCNC is responsible for recommending to the Board the nominees for election at each annual meeting of the company's shareholders. Typically, in the Fall of each year, the CGCNC will review the composition of the Board and make an assessment as to any potential skill/expertise gaps which may need to be filled through recruitment of one or more additional directors. In making its assessment, the CGCNC will consider input received from the Board as a whole, including through the Board's most recent Board self-assessment process, as well as from shareholders in the course of the Board's shareholder engagement activities. The CGCNC may also consider input received from its external advisors and others from time to time.

Where the CGCNC decides that there may be a skill/expertise gap which needs to be addressed, it typically retains a professional search firm to help identify the broadest range of candidates with the skill/expertise being sought. Potential candidates may also be recommended by existing directors, members of Management, external advisors, shareholders or others. Additionally, the Corporate Secretary maintains an "evergreen" list of potential candidates, which includes candidates from prior searches, in addition to those recommended by any of the foregoing parties. The names of candidates coming from other sources are provided to the search firm retained by the CGCNC for its recommendation as to suitability. Candidate searches are conducted in a manner which is "blind" to characteristics or attributes unrelated to a candidate's skill or expertise. The CGCNC will typically interview a short list of three to five candidates for each Board seat it seeks to fill. Once the CGCNC has identified its preferred candidate(s), it will seek feedback from the Board as a whole and will use its best efforts to provide Board members with an opportunity to meet the preferred candidate(s) in person. Feedback from any such meetings is considered by the CGCNC before making its formal recommendation to the Board.

Board Diversity

We value and welcome a diversity of views and perspectives on the Board and, accordingly, the CGCNC aims to recruit candidates who reflect a range of views, perspectives, expertise, experience and backgrounds. The Board has not adopted a diversity policy, nor has it set specific targets to be met with respect to diverse candidates, since such targets may be arbitrary. Instead, the CGCNC has focused on reinforcing a Board culture in which candidates of all backgrounds are valued equally and on professionalizing the director search process. In doing so, the CGCNC seeks to ensure that the broadest possible range of qualified candidates is considered, with no qualified candidate excluded based on any personal characteristic or attribute which is unrelated to the individual's ability to effectively carry out his or her duties as a director. This view frames the CGCNC's approach to the

Corporate Governance        37

recruitment of female directors. Currently, three of ten (30%) Independent Directors and three of eleven (27%) members of the Board as a whole, are women directors.

Age and Term Limits

We have not established age or term limits for directors, since such targets may be arbitrary. However, the CGCNC is committed to ensuring that Independent Directors remain active, engaged and effective participants and that they are able to function independently of Management. In considering whether to nominate a director for re-election, the CGCNC will take into account the director's level of engagement and participation in the Board's activities, including comments in this regard received from other directors in the course of the Board's annual self-assessment process, which includes peer review components. The CGCNC will also consider whether the length of an Independent Director's tenure on the Board could or could reasonably be viewed as affecting his or her independence.

Annual Board Effectiveness Assessment

Magna maintains an annual Board effectiveness assessment process which aims to assist in the identification of short and long-term Board priorities, as well as the assessment of the overall functioning of the Board, its Committees and individual directors. The effectiveness assessment, which is overseen by the CGCNC, consists of three components:

•     a detailed, standardized questionnaire completed by each director, which includes self-assessment and peer review components;

•     confidential one-on-one interviews of each director by the Board Chair to follow-up on comments received by each director in his or her questionnaire, elicit any other feedback which a director may prefer to communicate in person and communicate to each director general feedback from the peer review questions in the questionnaire; and

•     confidential one-on-one interviews of each director by an external facilitator, to elicit feedback regarding the Board Chair's performance, as well as any other feedback which a director may prefer to communicate anonymously.

Following completion of the effectiveness assessment process, the Board Chair and the external facilitator will review overall findings with the CGCNC. Such findings and the CGCNC's recommendations are then presented to and discussed with the Board, following which the Board Chair and the Chief Executive Officer meet to agree on an action plan to address the feedback and implement the Board's recommendations.

Board Structure and Effectiveness

In order to enable it to effectively fulfill its responsibilities, the Board has established three standing Committees – Audit Committee, CGCNC and EROC. The mandate of each standing Committee is detailed in a Committee charter, which has been filed on SEDAR (www.sedar.com) and is available on our website (www.magna.com) under "Corporate Governance".

Committee Composition and Independence

The CGCNC makes recommendations to the Board regarding the staffing of Board Committees with Independent Directors. Management directors are not allowed to serve on any Board Committees.

38       Corporate Governance

The CGCNC considers the skills and experience of each Independent Director in relation to each Committee's mandate and aims to place Independent Directors on the Committee(s) for which their skills and expertise are most relevant. Several Independent Directors currently serve on more than one Committee – for example, two Audit Committee members also serve on the EROC and one CGCNC member serves on EROC. These cross-appointments are intended to facilitate the sharing of knowledge and expertise between Committees, as well as to better enable a Committee such as EROC to coordinate its activities across the Board's Committees. Current committee membership is as follows:

NAME	AUDIT	CGCNC	EROC

Scott B. Bonham	/*/		/*/

Peter G. Bowie	/*/

Hon. J. Trevor Eyton		/*/

V. Peter Harder		/*/	/*/

Lady Barbara Judge			Chair

Dr. Kurt J. Lauk	/*/

Cynthia A. Niekamp			/*/

Dr. Indira V. Samarasekera		/*/

Lawrence D. Worrall	Chair		/*/

William L. Young		Chair

The Board believes that Committee independence is critical to enabling the Board to exercise prudent and effective oversight. In addition to permitting only Independent Directors to serve on Committees, Committee independence is promoted in a number of ways, including the:

  •
  use of in camera sessions at every Committee meeting;

  •
  right of each Committee to retain independent advisors at Magna's expense;

  •
  inclusion in each Committee Charter of a position description for the Committee Chair;

  •
  Committee Chairs' authority over meeting agendas and attendees;

  •
  Committee members' right to discuss any matter with any employee or any advisor to the company (in addition to independent advisors); and

  •
  right of any Committee member to call a Committee meeting.

Special Committees

In addition to its standing Committees, the Board has from time to time established special committees composed entirely of Independent Directors to review and make recommendations on specific matters or transactions. There were no special committees during 2014.

Director Attendance

We expect directors to attend all Board meetings, as well as all meetings of the Committees on which they serve, and are welcome to attend any other Committee meeting. However, we recognize that scheduling conflicts are unavoidable from time to time, particularly where meetings are called on short notice. Our Board Charter contains a minimum attendance requirement of 75% for all regularly scheduled Board and Committee meetings, except where an absence is due to a medical or other valid reason. During 2014, all of our directors maintained 100% attendance at all Board and Committee meetings.

Corporate Governance        39

Director Orientation and Education

We are committed to ensuring that Independent Directors are provided with a comprehensive orientation aimed at providing them with a solid understanding of a broad range of topics, including:

  •
  our business and operations;

  •
  consolidated and Operating Group strategic and business plans;

  •
  automotive industry dynamics, trends and risks;

  •
  our capital structure;

  •
  key enterprise risks and risk mitigation policies and practices;

  •
  our system of internal controls;

  •
  our internal audit program;

  •
  the external auditors' audit approach and areas of emphasis;

  •
  our human resources policies and practices, including succession planning;

  •
  our environmental and health/safety policies and practices;

  •
  our Code of Conduct & Ethics, as well as our legal compliance program;

  •
  our system of corporate governance;

  •
  fiduciary duties and legal responsibilities applicable to directors of an Ontario corporation; and

  •
  other matters.

We also aim to provide all directors with a continuing education program to assist them in furthering their understanding of our business and operations and the automotive industry, as well as emerging trends and issues in such areas as:

  •
  corporate governance;

  •
  risk management;

  •
  development of human capital;

  •
  executive compensation;

  •
  ethics and compliance;

  •
  mergers and acquisitions; and

  •
  legal/regulatory matters.

Our director education program is developed based on priorities identified by the Board and may include various elements, including: site visits to our facilities or those of our customers or suppliers; in-boardroom presentations by members of Management, external advisors or others; third-party led training programs; membership in organizations representing independent directors; and subscriptions to relevant periodicals or other educational resources.

40       Corporate Governance

Independent Directors are encouraged to participate in additional director education activities of their choosing, at our expense. We maintain a Board membership to the Institute of Canadian Directors ("ICD") and encourage Independent Directors to attend various ICD conferences, seminars and webinars, as well as those of similar organizations, including the National Association of Corporate Directors. Additionally, directors are routinely provided with reading materials on a range of topics from a number of respected external sources, including: investor representative organizations such as the Canadian Coalition for Good Governance; various Canadian and U.S. law, accounting, management consulting and executive compensation firms; automotive industry news sources; and general publications relating to public companies. Further, we regularly distribute media articles relating to Magna and the automotive industry, as well as analyst reports and updates relating to Magna, its competitors and the automotive industry.

Board education topics during 2014 included the following and each session was attended by all directors then serving:

  •
  global macroeconomic updates;

  •
  World Class Manufacturing;

  •
  auto industry trends;

  •
  detailed overviews of each of Magna's Operating Groups;

  •
  government regulation impacting the auto industry;

  •
  shareholder activism;

  •
  capital structure; and

  •
  legal compliance.

Additionally, Magna seeks opportunities to provide Independent Directors with tours of Magna's manufacturing facilities. In 2014, the Board toured Magna Powertrain's manufacturing facility in Lannach, Austria. In addition to observing manufacturing processes and standards, the tour enabled the Board an opportunity to meet a broad group of Magna Powertrain management, develop a better understanding of Magna Powertrain and Magna Electronics' technologies and receive product demonstrations related to autonomous driving technologies. A number of Independent Directors also participated in an optional tour of Magna Steyr's complete vehicle assembly facility in Graz, Austria, which provided them a deeper understanding of Magna Steyr's capabilities and management. Directors who opted not to participate in the Magna Steyr tour had previously visited the facility at least once. Given the high number of Magna manufacturing facilities globally, it is often difficult for Independent Directors to tour more than a few facilities each year. As a result, Magna prepares brief video overviews of a number of facilities each year and makes such videos available to Independent Directors.

Committee Reports

A report of each standing Board Committee follows. Each report summarizes the Committee's mandate, composition and principal activities in respect of 2014 and to date in 2015. In addition, a separate CGCNC report on compensation and performance precedes the Compensation Discussion & Analysis section of this Circular.

Corporate Governance        41

Report of the Audit Committee

Mandate

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to financial and financial reporting matters. The mandate of the Audit Committee, which has been filed on SEDAR (www.sedar.com) and is available on the corporate governance section of Magna's website (www.magna.com), includes oversight responsibilities relating to:

  •
  Magna's independent auditors and internal audit department;
  •
  internal control over financial reporting;
  •
  critical accounting policies;
  •
  material risk exposures relating to financial and financial reporting matters and our actions to identify, monitor and mitigate such exposures; and
  •
  the implementation, operation and effectiveness of our Code of Conduct & Ethics, as well as Good Business Line.

Composition

The Audit Committee Charter requires that the committee be composed of between three and five Independent Directors, each of whom is "financially literate" and at least one of whom is a "financial expert", as those terms are defined under applicable law. Audit Committee members cannot serve on the audit committees of more than three boards of public companies in total. The Audit Committee complies with these requirements.

MEMBERS	INDEPENDENT	FINANCIALLY LITERATE	FINANCIAL EXPERT	SERVES ON 3 OR FEWER AUDIT COMMITTEES	2014 ATTENDANCE

Lawrence D. Worrall (Chairman)	✓	✓	✓	✓	100%

Scott B. Bonham	✓	✓	✓	✓	100%

Peter G. Bowie	✓	✓	✓	✓	100%

Dr. Kurt J. Lauk	✓	✓	✓	✓	100%

In appointing the current members to the Audit Committee, the Board considered the relevant expertise brought to the Audit Committee by each member, including through the financial leadership and oversight experience gained by each of them in their principal occupations and/or other boards on which they serve, as described in their biographies elsewhere in this Circular. Messrs. Worrall and Bonham have been cross-appointed to the EROC to help maximize the effectiveness of risk oversight activities, as well as the coordination of such activities across the Board's Committees.

2014 Accomplishments and Key Areas of Focus

The Audit Committee views the following as its primary accomplishments during 2014:

  •
  Auditor Transition: In 2013 the Audit Committee initiated a review of the company's external audit, which resulted in the rotation of auditors that was approved by Magna's shareholders at the company's 2014 annual meeting. Throughout 2014, the Audit Committee worked closely with Deloitte, the company's Internal Audit Department ("IAD") and members of Management to ensure an effective and efficient auditor transition.

42       Corporate Governance

  •
  Integrity of Financial Statements: The Audit Committee's primary role is to satisfy itself on behalf of shareholders that the company's financial statements are accurate in all material respects and can be relied upon by shareholders. This necessarily involves diligent oversight of the company's system of internal controls, finance and accounting policies, internal and external audits, financial risk mitigation strategies and the integrity of its financial reports and disclosures. Through the Audit Committee's work during 2014 and the first few months of 2015, including its communications and interactions with Deloitte, IAD and Management, the Audit Committee has satisfied itself regarding the integrity of Magna's financial statements and financial reporting. Accordingly, the Audit Committee recommended and the Board approved Magna's 2014 consolidated audited financial statements.

  •
  Internal Audit Activities and Management Response: The Audit Committee reviewed and approved IAD's annual work plan and received quarterly updates regarding IAD's progress against such plan. In such quarterly meetings, the Audit Committee reviews with IAD the various audits and reviews conducted by it in the quarter, and reviews with Management its responses to any issues identified. In between quarterly meetings, the Chairman of the Audit Committee follows up with Management to ensure that any open issues are appropriately addressed, and follows up with IAD and Deloitte to ensure that applicable matters are re-tested, as appropriate.

  •
  IT Transformation and IT Risks: The Audit Committee received periodic updates regarding the status of the company's IT transformation project, as well as: the company's critical data assets; IT general controls; IT security risks and risk mitigation activities; as well as staffing and stewardship of the company's IT function.

  •
  Material Litigation and Regulatory Matters: Both the Audit Committee and the EROC receive quarterly updates regarding the company's potentially material litigation exposures and outstanding regulatory matters. The Audit Committee reviewed with Management developments regarding antitrust investigations involving the company, Magna's internal investigations and global antitrust review, the scope of the company's compliance training program and the company's potential risks and exposures.

  •
  M&A Lessons Learned: Given the strategic importance of acquisitions to the company's mid to long-term growth, the Audit Committee reviewed with Management an analysis of the company's acquisitions over the prior ten years. The review was primarily aimed at assisting Audit Committee members in understanding the extent to which such prior transactions accomplished the strategic objectives identified at the time of acquisition and how they performed financially, as well as identifying the lessons learned and applied to the company's current approach to M&A.

The following topics addressed in 2014 are expected to be continuing areas of focus for the Audit Committee during 2015:

  •
  financial reporting, including significant accounting policies, management estimates, unusual or significant items and material contingent and other liabilities;

  •
  internal controls over financial reporting, including information technology general controls;

  •
  financial and financial reporting risk management, including information technology systems, treasury management, as well as tax and transfer pricing;

  •
  oversight of the company's IAD, together with Management's responses to any issues identified by IAD from time to time;

  •
  incidents reported under the company's whistle-blowing system, including the outcome of investigations of all such reports;

  •
  financial performance of the company in its reporting segments; and

  •
  continuing education of Audit Committee members.

Corporate Governance        43

Committee Approval of Report

Management is responsible for the preparation and presentation of Magna's consolidated financial statements, the financial reporting process and the development and maintenance of Magna's system of internal controls. The company's external auditors are responsible for performing an independent audit on, and issuing their reports in respect of:

  •
  Magna's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"); and

  •
  the effectiveness of Magna's internal control over financial reporting, in accordance with the standards of the PCAOB.

The Audit Committee monitors and oversees these processes in accordance with the Audit Committee Charter and applicable law.

Based on these reviews and discussions, including a review of Deloitte's Report on Financial Statements and Report on Internal Controls, the Audit Committee has recommended to the Board and the Board has approved the following in respect of the fiscal year ended December 31, 2014:

  •
  inclusion of the consolidated financial statements in Magna's Annual Report;

  •
  MD&A;

  •
  Annual Information Form/Form 40-F in respect of 2014; and

  •
  other forms and reports required to be filed with applicable Canadian securities commissions, the SEC, the TSX and NYSE.

The Audit Committee is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2014. This Audit Committee report is dated as of March 19, 2015 and is submitted by the Audit Committee.

Lawrence D. Worrall (Chairman)
Scott B. Bonham	Peter G. Bowie	Dr. Kurt J. Lauk

44       Corporate Governance

Report of the Corporate Governance, Compensation and Nominating Committee

Mandate

The CGCNC assists the Board in fulfilling its oversight responsibilities with respect to corporate governance and executive compensation, as well as recruitment and nomination of individuals to serve as directors. The mandate of the CGCNC, which has been filed on SEDAR and is available on the corporate governance section of Magna's website (www.magna.com), includes oversight responsibilities relating to:

  •
  Magna's overall system of corporate governance;

  •
  the relationship between the Board and Executive Management;

  •
  the effectiveness of the Board and its Committees;

  •
  compensation for Corporate Management (as defined in the Corporate Constitution), as well as incentive and equity compensation generally;

  •
  Independent Director compensation;

  •
  executive succession planning; and

  •
  nomination of candidates for election by shareholders.

Composition

The CGCNC Charter mandates a committee of between three and five Independent Directors. The CGCNC complies with this requirement.

MEMBERS	INDEPENDENT	2014 ATTENDANCE

William L. Young (Chairman)	✓	100%

Hon. J. Trevor Eyton	✓	100%

V. Peter Harder	✓	100%

Dr. Indira V. Samarasekera (from May 8, 2014)	✓	100%

In appointing the current members to the CGCNC, the Board considered the relevant expertise brought to the CGCNC by each member, including through the leadership, compensation and governance experience gained by each of them in their principal occupations and/or other boards on which they serve, as described in their biographies elsewhere in this Circular.

Corporate Governance        45

2014 Accomplishments and Key Areas of Focus

The CGCNC views the following as its primary accomplishments during 2014:

  •
  Shareholder Engagement: Mr. Young, in his capacity as Chairman of the Board and the CGCNC, continued to engage with a number of institutional shareholders, with the aim of further understanding those shareholders' views regarding the company's system of corporate governance and approach to executive compensation. Feedback received from such shareholders and others was considered in formulating the executive compensation changes discussed below and in the CGCNC Compensation and Performance Report.

  •
  Executive Compensation: Early in 2014, the CGCNC approved a number of important changes to Magna's compensation system, including further measures to moderate profit sharing on Magna's Pre-Tax Profits Before Profit Sharing in excess of $1.5 billion, as well as reduction of the aggregate cap on compensation from a maximum of 6% to a maximum 3% of Magna's Pre-Tax Profits Before Profit Sharing. Such changes were detailed in Magna's management information circular/proxy statement related to its 2014 annual meeting of shareholders.

  •
  Development of Long-Term Incentive Plan ("LTIP") Grant Framework: During 2013, the CGCNC developed and approved a set of qualitative criteria to be considered by it in connection with stock option grants. In 2014, the CGCNC further formalized its approach to stock option grants, including by establishing an objective framework to determine the size of option pools for named executive officers. The framework includes a methodology for Board assessment of the company's performance in areas related to Magna's strategic objectives. For 2014, these areas were product strategy, growth strategy, operational improvement, succession and innovation. The framework approved by the CGCNC seeks to enhance Management accountability for achieving the company's strategic objectives and increase Board/Management dialogue around the definition, refinement and measurement of strategic goals.

  •
  Performance-Vested Option Grant Framework: During 2014 and early 2015, the CGCNC approved a new framework for long-term incentives. This framework, discussed further in the CGCNC Compensation and Performance Report, replaces time-vested stock options with performance-vested stock options for Magna's most senior officers. Since the performance hurdle is total shareholder return relative to an appropriate industry peer group, the new framework seeks to better align executive compensation and shareholder interests. Moreover, the combination of the enhanced option pool determination process plus performance-vested options is expected to result in improved alignment between executive compensation and the achievement of strategic priorities.

  •
  Alignment Between Pay and Performance: The CGCNC engaged its compensation advisor to verify the link between executive compensation and corporate performance. In addition to the pay for performance analysis described in the CGCNC Compensation and Performance Report, the CGCNC engaged its advisor to perform realized/realizable pay back-testing. On the basis of such pay for performance analysis and realized/realizable pay back-testing, the CGCNC satisfied itself that Magna's compensation system continues to generate compensation outcomes that are aligned with the company's performance.

  •
  Succession Planning: During 2014, the CGCNC dedicated significant time to its oversight of management succession planning. In addition to the regular updates regarding the continued implementation of the company's broad-based Leadership Development and Succession ("LDS") program which currently includes 4,000 leaders within the company, the CGCNC engaged external advisors to assist in the development or updating of critical position descriptions and the conduct of detailed assessments of high potential future candidates for such roles. As a result of its continuing work, the

46       Corporate Governance

    CGCNC remains satisfied that there is a pipeline of qualified internal candidates to fill key leadership positions in the company over the short and long-term.

  •
  Board Effectiveness: As in prior years, the CGCNC oversaw the Board's three-part self-assessment process, described earlier in this Circular. The results of the Board's self-assessment process continue to be used in determining the Board's nominees for election by shareholders, as well as in identifying enhancements in Board practices and governance.

  •
  Director Compensation Review: In 2014, the CGCNC engaged Hugessen to benchmark the company's compensation for Independent Directors against two peer groups – one consisting of large capitalization companies in the S&P/TSX60 index, and the other consisting of companies in Magna's executive compensation peer group. After reviewing the benchmarking results and Hugessen's recommendations, the CGCNC was satisfied that Magna's Independent Director compensation remained appropriate and opted to leave compensation levels unchanged.

The CGCNC expects that shareholder engagement, executive compensation, succession planning and Board effectiveness will continue to be key areas of focus for the Committee during 2015.

Committee Approval of Report

Based on the foregoing and all other activities undertaken or overseen by the CGCNC, the CGCNC is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2014. This CGCNC Committee report is dated as of March 19, 2015 and is submitted by the CGCNC.

William L. Young (Chairman)
Hon. J. Trevor Eyton	V. Peter Harder	Dr. Indira V. Samarasekera

Corporate Governance        47

Report of the Enterprise Risk Oversight Committee

Mandate

The EROC assists the Board in fulfilling its risk oversight responsibilities. This includes coordination with the Board's other Committees in connection with their respective risk oversight activities. Financial as well as financial reporting risks remain within the mandate of the Audit Committee, and corporate governance, compensation and succession risks remain within the mandate of the CGCNC. The mandate of the EROC, which has been filed on SEDAR and is available on the corporate governance section of Magna's website (www.magna.com), includes various oversight responsibilities relating to:

  •
  identification, monitoring and mitigation of Magna's material risk exposures; and

  •
  legal and regulatory compliance.

Composition

The EROC Charter mandates a committee composed of between three and five Independent Directors. The EROC complies with this requirement.

MEMBERS	INDEPENDENT	2014 ATTENDANCE

Lady Barbara Judge (Chair)	✓	100%

Scott B. Bonham	✓	100%

V. Peter Harder	✓	100%

Cynthia A. Niekamp (from May 8, 2014)	✓	100%

Lawrence D. Worrall	✓	100%

In appointing the current members to the EROC, the Board considered the relevant expertise brought to the EROC by each member, including through the leadership and risk management experience gained by each of them in their principal occupations and/or other boards on which they serve, as described in their biographies elsewhere in this Circular. Messrs. Worrall and Bonham also serve on the Audit Committee, while Mr. Harder also serves on the CGCNC. These cross-appointments are intended to promote the effectiveness of each Committee in its respective risk oversight areas, as well as the coordination of such activities across the Board's Committees.

2014 Accomplishments and Key Areas of Focus

The EROC views the following as its primary accomplishments during 2014:

  •
  Legal/Regulatory Compliance: With the continuing focus by antitrust and other regulators on the automotive industry, the regulatory investigations by the German Bundeskartellamt (Federal Cartel Office) and the Brazilian Conselho Administrativo de Defesa Econômica (CADE) have been areas of continuing oversight by the EROC. In addition to receiving regular updates on these matters from both Management and the company's external counsel, the EROC received periodic updates regarding enhancements to the

48       Corporate Governance

    company's compliance training program. Based on the EROC's efforts in this area, it believes that management's "tone from the top" and efforts to maximize the effectiveness of the company's compliance program reflect the company's commitment to conducting business with ethics and integrity.

  •
  Occupational Health/Safety and Environmental ("HSE") Compliance: Given Magna's strong commitment to safe workplaces for employees and responsible environmental practices, the EROC continued during 2014 to prioritize oversight of Management's activities to protect the health and safety of the company's employees and visitors to its facilities, as well as to minimize the environmental impact of its manufacturing operations. During 2014, the EROC received quarterly reports relating to the results of HSE audits, as well as Management responses to any issues identified. The EROC remains satisfied that Magna's HSE policies, practices, systems and monitoring are mature and effective in achieving their intended goals.

  •
  Periodic Review of Macroeconomic Risks: During 2014, the EROC reviewed and discussed with Management global macroeconomic risks and their potential impact on Magna. Areas of particular focus included growth outlook by geographic region for the company's key markets, economic sanctions on Russia, as well as risks to Magna's Russian and other European operations.

  •
  Operational Risks: In its oversight of key risks, the EROC expanded its focus on the key operational risks impacting the company and the automotive parts supply industry. As part of such oversight, the EROC received a detailed presentation relating to product warranty and recall failures affecting other industry participants, together with an analysis of the company's policies, practices and systems to mitigate its recall risks and warranty exposures.

  •
  Enterprise Risk Management ("ERM") Maturity: During 2014, the EROC received updates from Management regarding efforts to benchmark the company's ERM maturity against leading practices with the aim of better defining the vision for the company's ERM program, enhancing its ERM framework to drive business value, fulfill legal and regulatory compliance and enhance its risk reporting to the EROC and Board.

The EROC anticipates that oversight of emerging risks, operational risks, occupational health/safety and environmental compliance, as well as legal/regulatory compliance will continue to be key areas of focus for the Committee during 2015.

Committee Approval of Report

Based on the foregoing and all other activities undertaken or overseen by the EROC, the EROC is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2014. This EROC report is dated as of March 19, 2015 and is submitted by the EROC.

Lady Barbara Judge (Chair)
Scott B. Bonham	V. Peter Harder	Cynthia A. Niekamp	Lawrence D. Worrall

Corporate Governance        49

Performance

CGCNC Compensation and Performance Report 52 |

CGCNC Compensation and Performance Report 52 Performance

CGCNC Compensation and Performance Report

March 19, 2015

Dear Shareholder,

As was the case the last three years, you are being asked to approve an advisory vote on Magna's executive compensation system. Before casting your vote, we encourage you to read this report together with the Compensation Discussion & Analysis section of this Circular.

Magna's Approach to Executive Compensation

Magna's approach to executive compensation reflects the company's entrepreneurial corporate culture, including:

  •
  minimal fixed compensation in the form of salaries;

  •
  annual profit-based incentive bonuses, a portion of which is deferred for almost three years and delivered in the form of equity;

  •
  long-term incentives in the form of stock options; and

  •
  the absence of pensions or other retirement benefits.

To ensure that executives' interests are aligned with the best interests of the company, impairment charges, restructuring costs, regulatory fines/penalties and other expenses and charges reduce Magna's bonus pool on a dollar-for-dollar basis. We believe that this structure promotes responsible decision-making by directly connecting the impact of management decisions with executive compensation, including in areas such as operations management, acquisition due diligence and integration, legal compliance as well as health, safety and environmental management.

Corporate profitability is the central element of our compensation system for each level of Management throughout the company. This ties directly into our fair enterprise culture which includes a defined formula for sharing profits, including among: shareholders (in the form of dividends); employees (in the form of deferred profit sharing bonuses); and managers (in the form of annual profit sharing bonuses). The formula for sharing profits is embedded in our long-standing Corporate Constitution, which also establishes a minimum profit allocation for the lifeblood of the company – research and development, as well as an allocation for charitable contributions to help support the basic fabric of society, particularly in the communities in which we operate.

Magna's 2014 Say on Pay Result

At Magna's 2014 annual meeting, over 82% of the votes cast on the advisory shareholder vote were in favour of Magna's existing approach to executive compensation. Magna held similar votes in the prior two years and the 2014 result represented an improvement over the votes held in 2013 (78% in favour) and 2012 (80% in favour). In order to build on such improvement, the CGCNC continued its program of engagement with institutional shareholders and others to understand their perspectives regarding the company's performance, corporate governance and executive compensation system.

52       Performance

Shareholder Engagement in 2014

Through its shareholder engagement in 2014, the Board and CGCNC heard the following messages from shareholders and took the following actions in response:

WHAT THE CGCNC HEARD FROM SHAREHOLDERS	WHAT THE CGCNC DID IN RESPONSE

Magna's compensation system appears to be working effectively in generating strong performance and aligning pay/performance	Maintained core elements of compensation system

Profit sharing is central to Magna's culture and compensation system, but an additional metric should be introduced for determination of compensation	Introduced relative TSR as metric to be used in determining vesting of performance stock options

Some aspect(s) of executive compensation should be subject to performance conditioning relative to an appropriate peer group	Replaced time-vested stock options for NEOs with performance-vested stock options, subject to relative TSR performance hurdle

The process to determine long-term incentive grants should be enhanced to better link compensation with the achievement of long-term objectives	Introduced performance-adjusted stock option pool, based on Board assessment of Management performance in achieving milestones related to Board-identified strategic priorities

The proportion of compensation delivered in the form of long-term incentives should be increased relative to short-term incentives	The CGCNC continues to explore ways to address such feedback in a manner which maintains the core elements of Magna's compensation system

The changes implemented by the CGCNC with respect to stock option pool sizing and performance-vested stock options are described further in Section C of the Compensation Discussion & Analysis.

The shareholder engagement process also enabled the Board and CGCNC to reinforce key messages to shareholders on various matters of concern to them, including:

  •
  Expiration of Frank Stronach's Consulting Agreements – Mr. Stronach's consulting agreements expired on December 31, 2014 and were not renewed, extended or replaced with any other form of compensation. The Board values the legacy left by Mr. Stronach, but continues to build on it independently of him.

  •
  Reduction of Aggregate Profit Sharing Cap From 6% to 3% of Pre-Tax Profits Before Profit Sharing – the aggregate cap on profit sharing contained in Magna's Corporate Constitution will formally be reduced from 6% to 3% of Magna's Pre-Tax Profits Before Profit Sharing. Pending the amendment of Magna's articles of incorporation to formally implement such change, the CGCNC will treat the Corporate Constitution as if it limited profit sharing to a maximum of 3% of Pre-Tax Profits Before Profit Sharing. In any event, the CGCNC recognizes that the amount of compensation (in dollars) which could be paid at the 3% level remains significant based on current profit levels and, accordingly, intends to manage profit-sharing to ensure that bonuses actually set on the basis of the company's profit sharing formula remain below the 3% level.

  •
  Profit-Sharing Step-Downs Continue to Moderate Compensation Growth – the CGCNC's decisions in 2012 and 2014 to reduce NEO profit sharing on Pre-Tax Profits Before Profit Sharing in excess of $1.5 billion continue to moderate executive compensation growth. For example, while the bonus base on which profit sharing bonuses are calculated increased by 24% due to the company's increased profitability in 2014, annual NEO incentive bonuses increased 13% in 2014, with the difference relating primarily to the impact of the profit sharing "step-downs."

Performance        53

Magna's Named Executive Officers and Compensation Outcomes in 2014

Magna's 2014 NEOs remain unchanged from 2013:

  •
  Donald Walker – Chief Executive Officer

  •
  Vincent Galifi – Executive Vice-President and Chief Financial Officer

  •
  Tommy Skudutis – Chief Operating Officer, Exteriors, Interiors, Seating, Mirrors, Closures and Cosma

  •
  Jeffrey Palmer – Executive Vice-President and Chief Legal Officer

  •
  Guenther Apfalter – President, Magna Europe and Magna Steyr

The accompanying Compensation Discussion & Analysis contains a detailed discussion of 2014 pay outcomes for Magna's five most highly compensated executive officers and the Summary Compensation Table summarizes compensation for each NEO in each of 2014, 2013 and 2012.

In general terms, 2014 NEO total compensation increased compared to 2013, reflecting Magna's strong operating and financial performance. Base salaries for the Corporate NEOs remained unchanged from 2013, while profit sharing bonuses (in dollars) increased at a rate (13%) that was lower than the growth rate (24%) of the Pre-Tax Profits Before Profit Sharing bonus pool. Absent the profit sharing step-downs implemented by the CGCNC over the last few years, the NEOs' profit sharing bonuses would have increased in lock-step with the increase in Pre-Tax Profits Before Profit Sharing. As discussed earlier, performance stock options were granted to the NEOs in place of the time-vested stock options granted in prior years. The aggregate value of compensation delivered to the NEOs in the form of options increased 13.7% compared to the value delivered in the form of options in 2013, reflecting Management's performance in achieving milestones related to Board-identified strategic priorities. The number of options granted to NEOs increased 19.7% over 2013, reflecting the increased value of compensation intended to be delivered in the form of options, as well as the change in value of Magna options in 2014 compared to 2013, particularly due to the performance conditions. Overall, the CGCNC believes that NEO total compensation continues to be appropriate when considered in the context of Magna's operating and financial performance (discussed below) as well as other relevant factors such as NEO length of tenure.

Magna's Operating and Financial Performance in 2014

As you will note from Magna's Annual Report accompanying this Circular, 2014 was a strong year when considered on the basis of almost any metric. For example, as compared to 2013, Sales increased 5% to $36.6 billion; Adjusted EBIT(1) rose 27% to $2.6 billion; Return on Funds Employed(2) increased 27% to 28.5%; and Diluted Earnings Per Share increased 29% to $8.69.

Notes:

1.
Adjusted EBIT represents income from operations before: taxes; interest expense, net; and other expense, net. Magna believes that Adjusted EBIT is the most appropriate measure of operational profitability or loss of its financial reporting segments.

2.
Return on Funds Employed is calculated as Adjusted EBIT/Assets Employed (excluding unusual items).

Additionally, Magna invested almost $1.8 billion for future growth and returned a further $2.1 billion to shareholders in the form of share repurchases ($1.8 billion) and dividends ($0.3 billion). Dividends, which were at a record level in 2014, were increased 16% in respect of the fourth quarter of 2014 and the Board declared a two-for-one stock split by way of stock dividend, reflecting the Board's confidence in our future prospects.

We encourage shareholders to read the consolidated financial statements and Management's Discussion & Analysis of Results of Operations and Financial Position found in Magna's 2014 Annual Report, to gain a better understanding of the company's operating and financial performance in 2014.

54       Performance

2014 Total Shareholder Return

The performance of Magna's Common Shares during 2014 reflected the company's strong operating and financial performance. TSR, which includes share price appreciation plus dividends, is commonly used as the preferred measure of stock market performance. For 2014, Magna's 46.7% TSR ranked at the 95th percentile compared to companies in the S&P/TSX60 index and its 34.4% TSR ranked at the 93rd percentile compared to companies in the S&P 500 index.

When viewed over a longer term period of five years, Magna's TSR is particularly impressive. If a shareholder had invested C$100 in Magna Common Shares on the TSX on December 31, 2009, the cumulative value of that investment would be C$518, which is over 3.5 times the cumulative return of C$144 for the S&P/TSX index. In the case of an investment of $100 in Magna Common Shares on the NYSE on the same date, the total cumulative shareholder value of that investment would be $471, which is over 2.3 times the cumulative return of $205 for the S&P500 composite index. In each case, the total cumulative return assumes the reinvestment of dividends.

The graph below shows the five-year returns of Magna Common Shares on the TSX and NYSE as compared to the S&P/TSX and S&P500 composite indices, respectively, assuming investment of C$100 and $100 on December 31, 2009 and reinvestment of dividends.

FISCAL YEARS	DECEMBER 31, 2010	DECEMBER 31, 2011	DECEMBER 31, 2012	DECEMBER 31, 2013	DECEMBER 31, 2014

Magna Common Shares (TSX)	C$196.90	C$132.10	C$197.90	C$353.30	C$518.10

S&P/TSX Total Return

Magna Common Shares (NYSE)	$207.70	$136.30	$209.80	$350.50	$471.10

S&P500 Total Return	$115.10	$117.50	$136.30	$180.40	$205.10

Alignment Between Pay and Performance

Magna's compensation system generates pay outcomes which are strongly aligned with the company's performance. While there are different ways in which the alignment between pay and performance can be measured, one of the more widely accepted methods involves graphing compensation rank (percentile) against TSR rank (percentile). In presenting such information below, we have shown compensation against relative TSR for both our compensation peer

Performance        55

group and also the S&P/TSX60 companies. This recognizes that while we compete against companies which are largely U.S.-based companies, Magna is an Ontario company which is often assessed against other Canadian companies in terms of compensation and corporate governance. In the graphs below, the diagonal line from bottom left to top right represents perfect alignment, while the space between the dashed lines generally represents an acceptable range of alignment. Since 2014 compensation information for many of the comparator companies was not yet available at the time the analysis was completed, the graphs below depict the three-year period ended December 31, 2013. These graphs evidence the close alignment between Magna's pay and performance on a three-year basis.

56       Performance

Looking Forward – Compensation in 2015 and Beyond

The CGCNC has spent considerable time and effort working with its advisors and Executive Management over the last few years to refine the company's approach to executive compensation. The CGCNC believes that Magna's approach to compensation is effective in achieving desired outcomes, a view validated by the level of shareholder support for Magna's 2014 advisory vote on executive compensation. Nevertheless, the changes adopted in respect of 2014 NEO compensation are intended to respond to feedback received from certain shareholders through the company's shareholder engagement activities and are expected to strengthen the connection between compensation and achievement of the Board's long-term strategic priorities.

The CGCNC and Executive Management previously reached a common understanding that, as part of the Board's review of the terms of any proposed material acquisition or disposition, the CGCNC will work with Executive Management to identify potential changes to NEOs' current employment contracts to ensure executive compensation arrangements remain appropriate following such transactions. This includes the possibility of adjusting the NEOs' profit sharing percentages to take into account the anticipated impact of such transactions on the company's strategy and financial position, as well as on overall compensation levels.

Parallel with the CGCNC's ongoing work on succession planning, the Committee intends to review and, where possible, reset profit sharing percentages for successors to the Corporate NEOs at levels which appropriately account for factors such as experience, tenure and peer compensation levels. The CGCNC also intends to consider such other changes as may be necessary, including whether to continue the use of employment contracts for current NEOs' successors and relative proportions of the short, mid and long-term elements of the company's compensation system.

Lastly, the CGCNC intends to continue to engage with shareholders throughout 2015 to hear their perspectives regarding Magna's performance, the Board's priorities, the company's corporate governance and approach to executive compensation.

In Closing

At our May 7, 2015 annual meeting, you will have the opportunity to express your views on Magna's approach to executive compensation through the advisory "say on pay" vote. In casting your vote, we trust that you will consider:

  •
  Magna's record operating and financial performance in 2014;

  •
  the strong alignment between pay and performance generated by Magna's compensation system;

  •
  enhancements implemented by the CGCNC in respect of 2014, including the changes to performance-adjust option pool size and the replacement of time-vested stock options with performance-vested stock options; and

  •
  the CGCNC's continuing efforts to evolve Magna's compensation system in response to feedback from shareholders, while maintaining the core elements of a system which the CGCNC continues to believe is successful in achieving its underlying objectives.

We look forward to your support at our 2015 annual meeting.

William L. Young (Chairman)
Hon. J. Trevor Eyton	V. Peter Harder	Dr. Indira V. Samarasekera

Performance        57

Compensation Discussion & Analysis 60 Summary Compensation Table 85 Incentive Plans and Awards 87 Compensation

Compensation Discussion & Analysis

Key Terms Used in This Section

CD&A:	the Compensation Discussion & Analysis section of this Circular
Corporate NEOs:	the four NEOs with Magna-wide roles and responsibilities: Donald Walker, Vincent Galifi, Tommy Skudutis and Jeffrey Palmer
executive compensation peer group:	the group of 14 companies discussed in Section B of this CD&A, against which the compensation of our Executives is compared or benchmarked
Fasken:	the CGCNC's independent legal advisors, Fasken Martineau DuMoulin LLP
Hugessen:	the CGCNC's independent compensation advisor, Hugessen Consulting
LTIs:	long-term incentives
Named Executive Officers or NEOs:	our five most highly compensated executive officers
performance stock option peer group:	the group of 13 companies discussed in Section B of this CD&A, against which Magna's TSR is measured in order to determine the vesting of performance-vested stock options
RSUs:	restricted stock units
TSR:	Total Shareholder Return

Section Summary

This CD&A is divided into the following sub-sections:

SUB-SECTION	DESCRIPTION	PAGE

A	Discusses the role of compensation in our corporate culture, the centrality of entrepreneurialism to our compensation program and the objectives of our executive compensation program and other matters	61

B	Addresses the Board's responsibility for executive compensation, as well as the scope of the CGCNC's role and discusses the CGCNC's process for making compensation decisions	62

C	Provides an overview and detailed description of the elements of our executive compensation program	69

D	Describes our compensation risk mitigation practices	83

The Summary Compensation Table follows on page 85.

60       Compensation

A. Compensation Philosophy & Objectives

Corporate Culture and Compensation

Our unique, entrepreneurial corporate culture seeks to balance the interests of various stakeholders, including shareholders, employees and management. This culture is reflected in our Corporate Constitution which articulates our approach to the sharing of profits among our stakeholders, including:

  •
  shareholders, through our dividend policy;

  •
  employees, through an employee profit sharing program;

  •
  management, through an annual profit sharing bonus that comprises the largest part of their compensation; and

  •
  communities in which we operate, through social, charitable and political contributions.

We believe that our corporate culture has been a critical factor in our past growth and success and expect it will continue to be a critical factor in our ability to create long-term shareholder value. In particular, the employee and management profit sharing elements of our culture have proven to be essential to our ability to attract and retain our skilled, entrepreneurial employees and managers, as well as to create effective incentives for them to achieve strong performance in a cyclical and highly competitive industry.

Executive Compensation Philosophy

Our executive compensation program has been structured to attract, motivate and retain world-class, entrepreneurial managers, align their interests with those of our long-term shareholders and directly link their compensation with our performance. Some of the ways we seek to achieve these objectives include:

  •
  minimal fixed compensation, as reflected in below-market base salaries;

  •
  highly variable, annual profit-sharing bonuses paid in cash;

  •
  deferred equity awards (RSUs), the initial value of which is determined based on our annual profitability, but the realizable value of which is tied to our share price over a two to three year period;

  •
  performance stock options, the vesting of which depends on our TSR performance relative to a group of industry peers; and

  •
  significant personal wealth "at risk" through equity ownership – for example, our Chief Executive Officer held over $68 million of Magna equity as of December 31, 2014, directly aligning his interests with those of all shareholders.

Consistent with our overall philosophy, we do not provide executives with any pension or retirement benefits.

What Does the Executive Compensation Program Reward?

The combination of minimal fixed compensation and highly variable annual incentive compensation is intended to reward the consistent achievement of profitability, while the deferred equity awards and performance stock options are intended to reward mid- to long-term growth as well as relative TSR outperformance compared to peer companies. At the same time, all of these elements are intended to align the interests of Executive Management with those of the company's shareholders.

As discussed earlier, our executive compensation program was developed within the context of an entrepreneurial culture, which by definition requires some degree of risk-taking in order to achieve growth. Recognizing that the consequences of excessive risk-taking may be felt most acutely by shareholders, our executive compensation program seeks to encourage and reward responsible business decision-making and reasonable risk-taking. We seek to achieve this through a variety of methods, including stringent equity ownership requirements.

Compensation       61

B. Compensation Decision-Making: Responsibility and Process

Role of Our Board

Our Board is responsible for overseeing our system of executive compensation including by ensuring that it is consistent with our Corporate Constitution and the long-standing compensation principles which are critical to our corporate culture, while remaining effective in attracting, retaining and motivating skilled executives.

Role of the CGCNC

The Board has delegated to the CGCNC responsibility for annually reviewing, considering and making recommendations related to executive compensation matters generally. More specifically, the CGCNC has been delegated responsibility for making recommendations with respect to the application of our executive compensation program to certain members of Corporate Management, including the NEOs discussed in this CD&A.

While some NEOs, such as our Chief Executive Officer and Chief Financial Officer, may be present during CGCNC meetings, final compensation decisions affecting NEOs are made by the CGCNC without any NEOs present in order to ensure the independence of the decision-making process.

Role of Our Chief Executive Officer

The CGCNC looks to the Chief Executive Officer to assess the performance and make recommendations regarding the compensation levels of his direct reports. Such performance assessments are one of the factors considered by the CGCNC in granting long-term incentive awards to members of the executive team, but will also be considered in the context of compensation changes which may be proposed from time to time for such executives. The CGCNC also looks to the Chief Executive Officer to put forward his general recommendation regarding long-term incentive awards to all other proposed recipients.

CGCNC Selects and Retains Its Own Independent Advisors

In reviewing, considering and making recommendations on executive compensation matters, the CGCNC considers the advice of its independent advisors, Hugessen and Fasken, both of which have been selected and retained directly by the CGCNC. The CGCNC met in camera with its independent advisors as part of each of the CGCNC's meetings attended by them during 2014.

Role of the Independent Compensation Advisor

The CGCNC selected and has retained Hugessen as its compensation advisor since December 2012. Hugessen only provides board-side advice, had no relationship with Magna or its Board prior to December 2012 and does not provide any services to Magna other than the advisory services provided to the CGCNC. One or more representatives of Hugessen are invited to attend CGCNC meetings at which executive compensation matters are to be discussed. Hugessen reports directly to and seeks its instructions directly from the CGCNC and communicates as needed with the CGCNC Chair between meetings.

The scope of Hugessen's services generally includes advice related to executive and director compensation program structure and design, benchmarking data and observations, as well as pay for performance analytics. In addition, Hugessen provides the CGCNC with contextual information relating to compensation best practices and emerging trends. The services provided by Hugessen to the CGCNC in respect of 2014 included:

  •
  review of Magna's compensation practices;

  •
  analysis of Magna's relative performance and compensation on both a reported and realizable basis;

62       Compensation

  •
  assistance with the refinement of Magna's stock option grant process, including development of the performance adjustment mechanism for option pool sizing;

  •
  support with the development of a performance stock option program, including assistance in identifying an appropriate peer group for TSR benchmarking purposes;

  •
  analysis of director compensation; and

  •
  ongoing review and advice on compensation recommendations presented for CGCNC approval.

The information and advice provided by Hugessen was only one of a number of factors (discussed below) which were reviewed and considered by the CGCNC in making its executive compensation recommendations to the Board.

The fees paid to Hugessen for the services it provided to the CGCNC in respect of 2014 and 2013 were:

DESCRIPTION	2014		2013

	($)(1)	(%)	($)(2)	(%)

Executive compensation services provided to CGCNC	270,000	100	212,000	100

All other services for Magna	NIL	NIL	NIL	NIL

Total	270,000		212,000

Notes:

1.
Converted from C$ at the BoC noon spot rate on December 31, 2014.

2.
Converted from C$ at the BoC noon spot rate on December 31, 2013.

CGCNC Considers a Wide Range of Factors in its Executive Compensation Decisions

In connection with executive compensation decisions, the CGCNC will normally consider a wide range of factors, including:

  •
  core operating and compensation philosophies and principles developed since our founding, such as entrepreneurialism, operational decentralization and profit sharing;

  •
  the terms of our Corporate Constitution;

  •
  alignment of management, employee and shareholder interests to create long-term shareholder value;

  •
  our financial, operating and stock price/TSR performance;

  •
  considerations related to the relationship between incentive compensation and achievement of long-term strategic objectives;

  •
  compensation risk considerations;

  •
  compensation benchmarking data;

  •
  pay for performance alignment data;

  •
  the recommendations of our Chief Executive Officer with respect to his direct reports;

Compensation       63

  •
  the advice and recommendations of the CGCNC's independent advisors;

  •
  feedback received from shareholders and others; and

  •
  general information relating to executive compensation trends and developments.

In making recommendations to the Independent Directors, the CGCNC does not rely solely on any one of the above or other factors. In a typical year, the key executive compensation matters to be decided by the CGCNC based on its review and consideration of the above factors are:

  •
  appropriateness of base salary levels;

  •
  the size of the LTI pool; and

  •
  the amounts to be delivered to the NEOs and other key executives in the form of LTIs.

Annual Bonuses – Determined by Objective Profit-Based Formula, not Target-Setting

Annual bonuses in our executive compensation system are formula-based instead of target-based. The annual bonus for an executive is a specified percentage of our Pre-Tax Profits Before Profit Sharing under a formula which is discussed further in Section C of this CD&A. This formula-based approach helps to achieve a simple, objective and transparent compensation program which seeks to motivate executives to responsibly generate profits, which ultimately benefits all of our stakeholders.

When an executive first becomes a corporate "profit participator" – that is, entitled to an annual bonus based on Magna's profits, the CGCNC must determine the appropriate percentage of profits to be paid to him or her as an annual bonus. In addition to consideration of the general factors described above, the process of initially setting the executive's profit share typically involves:

  •
  analysis by the CGCNC and its independent advisors of the forecast compensation level based on the proposed profit share forecast profit levels as per our most current Board-approved three-year business plan;

  •
  benchmarking of the proposed compensation for the executive as compared to equivalent positions within our compensation peer group; and

  •
  in the case of an executive who reports to our Chief Executive Officer, the Chief Executive Officer's recommendation regarding the level of compensation believed to be necessary to competitively compensate the executive.

Once an executive's profit sharing percentage has been approved by the CGCNC and the Independent Directors, it is not adjusted annually. However, if an executive changes responsibilities, his or her profit-share may need to be adjusted in order to ensure he or she is competitively compensated. In making an adjustment to an executive's profit sharing percentage, the CGCNC will typically follow a similar process to that used when a profit share is first established.

64       Compensation

CGCNC Discretion

The CGCNC maintains complete discretion with respect to the grant of LTIs, typically in the form of stock options. In connection with proposed stock option grants, the CGCNC considers a number of specific factors in addition to the general factors described earlier, including:

  •
  Magna's financial, operating and stock price/TSR performance;

  •
  overall profit sharing levels;

  •
  the achievements of each executive in relation to long-term strategic and other criteria approved by the CGCNC (discussed below);

  •
  relative proposed option grant awards among members of Executive Management and other optionees;

  •
  the grant value of proposed options and recent prior option grants;

  •
  aggregate stock option expense of the proposed grant and potential dilutive impact to shareholders; and

  •
  retention, succession and other relevant considerations.

In 2014, the CGCNC enhanced its process around LTI grants with the goals of achieving greater accountability for achievement of the company's strategic objectives and increasing dialogue around the definition, refinement and measurement of strategic goals. Under this new process, the CGCNC established a baseline stock option pool of $5.4 million for NEOs, based on a variety of considerations, including pay mix, historical grant sizes, dilution and quantum of total compensation. The CGCNC also established a baseline option pool of $10.2 million for all other optionees. The NEO baseline pool will be adjusted up or down based on the Board's annual assessment of Executive Management's performance on advancing strategic initiatives identified through the Board's strategic planning process, while the option pool for all other employees is expected to remain relatively stable year over year. Individual awards in each option pool are based on individual performance and other relevant considerations.

While there may be some variation from one year to the next in the strategic criteria considered by the Board in determining NEO option pool size, or in the relative weighting of the criteria used, Executive Management's performance in respect of the following five criteria was assessed to determine the size of the 2014 NEO option pool:

STRATEGIC CRITERIA	DESCRIPTION	WEIGHTING

Product Strategy	Objectives and measurables related to growth in priority product areas, including organic growth and growth by acquisition. Includes objectives and measurables related to disposition of non-core products/business units.	20%

Growth Strategy	Objectives and measurables related to growth in priority geographic areas, including growth by acquisition. Includes organizational objectives in support of growth strategy.	20%

Operational Long-Term Improvement	Objectives and measurables related to improvement of operational performance, including through continued implementation of World Class Manufacturing. Includes objectives related to functional areas such as information technology and compliance training. In some years, may include measurables related to health, safety and environmental or other functional areas.	20%

Succession Planning	Objectives and measurables related to short, medium and long-term succession planning, including in respect of the most critical positions in the company. Also includes measurables related to continued roll-out of Leadership Development System.	20%

Innovation	Objectives and measurables related to continued enhancement of the company's innovation processes, as well as specific developments/achievements.	20%

Compensation       65

Early in 2015, the Board Chair initiated the assessment process in respect of management's performance in the above areas. Quantitative performance ratings relative to the Board's target/expectations were submitted by Independent Directors and then aggregated to determine a performance factor that was applied to the baseline stock option pool. The performance factor can range from 0% for performance well below target to a maximum of 140% for performance far in excess of target, with full gradation along that scale. The CGCNC maintains the discretion to adjust the performance multiplier to account for qualitative considerations, overall compensation levels or other factors, as it sees fit.

The performance factor determined by the CGCNC is applied to a baseline option grant amount for the Chief Executive Officer to determine his award. The balance of the NEO option pool may be split among the four other NEOs based on their individual performance and other relevant considerations, as assessed by the CGCNC and the Chief Executive Officer.

As noted, the above process is used by the CGCNC to determine NEO option pool size and award size. Actual option awards for NEOs are then subject to performance conditions prior to any options vesting, as discussed further in Section C of this CD&A.

The CGCNC exercised its discretion in several respects in connection with the grant of stock options in respect of 2014. In determining the value of each performance stock option, the CGCNC considered as a starting point the Black-Scholes value of a "plain vanilla" time-vested option. Since the inputs and assumptions disclosed in Note 2 to the Summary Compensation Table, would have resulted in a Black-Scholes value per time-vested option which the CGCNC deemed to be unreasonably low, the CGCNC imposed a "floor" value of 20% of the exercise price. The impact of this determination by the CGCNC was to reduce the total number of options granted, moderating dilution from the option grant and reducing the potential for optionees to realize excessive gains over the option life. With respect to the performance stock options granted to the NEOs, the CGCNC also exercised its discretion in determining an appropriate discount to the "floor" value determined in respect of the time-vested options. Such discount was intended to reflect the fact that options with relative performance conditions and risk of forfeiture do not have the same economic value as time-vested options which have no risk of forfeiture. In assigning a 10% discount to the performance stock options, the CGCNC considered various valuation approaches, assumptions and scenarios, as well as the advice of its independent advisors and equity compensation consultants retained to assist Magna in determining the accounting value of the performance stock options.

66       Compensation

How is Compensation Benchmarking Data Used by the CGCNC?

In light of Magna's formula-driven compensation system, compensation benchmarking data is not used for setting target pay within a range determined for a compensation peer group. However, compensation benchmarking data for senior officers is used to provide the CGCNC with a basis for determining Magna's pay for performance, including through "back-testing" of realizable pay, as well as a general market reference point to help it ensure that compensation falls within a reasonable competitive range.

Executive Compensation Peer Group Consists of 14 Automotive and Industrial Companies

Magna's executive compensation peer group consists of 14 companies identified by Hugessen in 2013 from a broad comparator universe composed primarily of North American public companies which are direct industry peers or capital goods comparables. The broad universe of comparator companies was screened using a three-tiered approach, with broader screening criteria for companies in the automotive industry and narrower criteria for companies in other industries, as follows:

Automotive:	1/5x to 5x Magna's Total Revenue and Total Enterprise Value ("TEV")
Close Capital Goods:	1/3x to 3x Magna's Total Revenue and TEV
Other Capital Goods:	1/2x to 1.5x Magna's Total Revenue and TEV

In arriving at the peer group, Hugessen considered feedback from the CGCNC and Management and also applied its judgment to the numeric screens. Given the rigorous process applied in 2013 to develop the current peer group, the CGCNC believes that the peer group continues to be appropriate. However, the CGCNC will continue to monitor and assess the appropriateness of the peer group.

Based on the above approach, the executive compensation peer group approved by the CGCNC consists of the following companies:

2014 EXECUTIVE COMPENSATION PEER GROUP

BorgWarner Inc.	Johnson Controls Inc.

Cummins Inc.	Lear Corp.

Deere & Company	Navistar International Corp.

Delphi Automotive PLC	PACCAR Inc.

Eaton Corp.	Parker-Hannifin Corp.

Illinois Tool Works Inc.	Textron Inc.

Ingersoll-Rand PLC	TRW Automotive Holdings Corp.(1)

Note:

1.
Assuming completion of the pending takeover of TRW Automotive Holdings Corp. by ZF Friedrichshafen, TRW will cease to be included in the executive compensation peer group.

Compensation       67

Performance Stock Option Peer Group Consists of 13 Automotive Companies

Magna's performance stock option peer group consists of 13 automotive companies selected from a comparator universe of publicly traded North American companies in the automotive industry. The selected peers are considered to be Magna's most direct competitors for business and investor capital, based on such factors as coverage by equity research analysts, as well as inclusion in industry indices and in the peer groups of peer companies.

Hugessen recommended, and the CGCNC approved in early 2015, a performance stock option peer group consisting of the following companies:

2014 PERFORMANCE STOCK OPTION PEER GROUP

American Axle Manufacturing & Holdings Inc.	Lear Corp.

Autoliv, Inc.	Linamar Corp.

BorgWarner Inc.	Martinrea International Inc.

Dana Holding Corporation	Tenneco Inc.

Delphi Automotive plc	TRW Automotive Holdings Corp.(1)

Gentex Corp.	Visteon Corp.

Johnson Controls Inc.

Note:

1.
Assuming completion of the pending takeover of TRW Automotive Holdings Corp. by ZF Friedrichshafen, TRW will cease to be included in the performance stock option peer group.

68       Compensation

C. Elements of Magna's 2014 Executive Compensation Program

2014 NEOs	For 2014, our Named Executive Officers consisted of:

	• Donald J. Walker	Chief Executive Officer
	• Vincent J. Galifi	Executive Vice-President and Chief Financial Officer
	• Tommy J. Skudutis	Chief Operating Officer, Exteriors, Interiors, Seating, Mirrors, Closures and Cosma
	• Jeffrey O. Palmer	Executive Vice-President and Chief Legal Officer
	• Guenther Apfalter	President, Magna Europe and Magna Steyr

Our NEOs are unchanged from 2013.
Employment Contracts	Each NEO is subject to an employment agreement which specifies:
• his base salary and profit sharing percentages, including the proportions of the annual profit sharing bonus payable in cash and RSUs;
• standard benefits to be provided;
• terms on which compensation can be clawed-back;
• the securities maintenance formula applicable to the executive; and
• the basis on which the executive's employment may be terminated.
Overview	Our 2014 compensation program for the NEOs consisted of the following elements:

Compensation       69

The elements of compensation described above represented the following percentages of 2014 total compensation:
Average NEO Total Compensation

1. Base Salaries:
We maintain base salaries for NEOs which are positioned significantly below base salaries in our peer group. These low base salaries are intended to:

• maximize the incentive for each executive to pursue profitability for the benefit of all of Magna's stakeholders;
• reinforce the link between executive pay and corporate performance; and
• reflect and reinforce our entrepreneurial corporate culture.
During 2014, the Corporate NEOs received identical base salaries of $325,000. Mr. Apfalter's salary was EUR200,000.

NAME	BASE SALARY ($)

Donald J. Walker	325,000

Vincent J. Galifi	325,000

Tommy J. Skudutis	325,000

Jeffrey O. Palmer	325,000

Guenther Apfalter	242,000	(1)

Note:
1. Converted from Euros to US$ based on the BoC noon spot rate on December 31, 2014.

70       Compensation

Annual Profit Sharing Bonus	Each NEO is contractually entitled to receive a specified percentage of our Pre-Tax Profits Before Profit Sharing (defined in our Corporate Constitution) as an annual profit sharing bonus. As disclosed earlier in this CD&A, the annual profit sharing bonus provides a direct link between an executive's compensation and the company's performance. Profit sharing bonuses are deeply rooted in our entrepreneurial culture – we believe that they have been a critical factor to our past success and will continue to be critical to our continued success in the future. These bonuses are highly variable – if Magna fails to generate a profit, no bonus will be paid. We believe this motivates executives to strive to achieve consistent profitability, as well as year over year profit growth. The CGCNC has implemented measures to moderate profit sharing bonuses above specified profit levels, as discussed further below. These measures, combined with measures described in Section D of this CD&A to manage compensation risk, seek to achieve a reasonable balance between risk and reward.

This specified percentage represents the maximum percentage of our Pre-Tax Profits Before Profit Sharing that an executive is entitled to receive – his actual or effective profit sharing percentage may be lower in a year, since profit sharing declines as our Pre-Tax Profits Before Profit Sharing exceeds $1.5 billion, as follows:

PRE-TAX PROFITS BEFORE PROFIT SHARING	PROPORTION OF SPECIFIED PROFIT SHARING PERCENTAGE

$0 to $1.5 billion	100%

$1.5 billion to $1.75 billion	85%

$1.75 billion to $2.0 billion	70%

$2.0 billion to $2.25 billion	60%

>$2.25 billion	50%

By way of example, our Chief Executive Officer's aggregate specified profit sharing bonus is 0.75% of our Pre-Tax Profits Before Profit Sharing. However, as a result of Magna's Pre-Tax Profits Before Profit Sharing exceeding $1.5 billion in 2014, Mr. Walker's effective profit sharing percentage was 0.6145% of our Pre-Tax Profits Before Profit Sharing.

In the case of Mr. Apfalter, as he is the highest ranking officer responsible for Magna Europe and Magna Steyr, his compensation has been structured to include profit sharing in respect of both of those units, in addition to a specified percentage of our Pre-Tax Profits Before Profit Sharing.

Compensation       71

Due to the impact of the profit sharing step-downs, the aggregate effective profit sharing percentages for NEOs were as follows in 2014:

NAME	2014 AGGREGATE SPECIFIED PROFIT SHARING PERCENTAGE (%)	2014 AGGREGATE EFFECTIVE PROFIT SHARING PERCENTAGE (%)

Donald J. Walker	0.750	0.6145

Vincent J. Galifi	0.300	0.2458

Tommy J. Skudutis	0.300	0.2458

Jeffrey O. Palmer	0.225	0.1844

Guenther Apfalter(1)	0.014	0.0115

Note:
1. Mr. Apfalter's profit sharing percentage shown only reflects his profit sharing in respect of Magna's Pre-Tax Profits Before Profit Sharing.

Annual Profit Share Split Between Cash and RSUs	Sixty percent of the annual profit sharing bonus for each Corporate NEO was paid in cash, with the remaining 40% deferred in the form of RSUs. Eighty percent of Mr. Apfalter's profit sharing bonuses in respect of Magna, Magna Europe and Magna Steyr was paid in cash, with the remaining 20% paid in the form of RSUs.
Annual Profit Sharing Bonus "At Risk":
In order to create maximum incentive to achieve profitability, profit sharing bonuses are earned from the first dollar of Pre-Tax Profits Before Profit Sharing generated by Magna and are completely "at risk" since they increase or decrease directly with changes in Magna's Pre-Tax Profits Before Profit Sharing. The combination of low base salaries, as discussed above, together with a highly variable annual profit sharing bonus can result in significant fluctuation in executive compensation from one year to the next, depending on our profitability. We believe that low base salaries combined with a highly variable annual profit sharing bonus motivates NEOs to strive for:
• consistent profitability to achieve stable levels of annual compensation; and
• long-term growth in profitability to achieve long-term compensation growth.
Recognition of Individual and Team Performance:
The specified percentage of our Pre-Tax Profits Before Profit Sharing which an executive is entitled to receive as an annual profit sharing bonus is intended to reflect the executive's individual contribution to management team performance. However, the direct link to Magna's Pre-Tax Profits Before Profit Sharing ultimately reflects Magna's overall performance. An executive's specified profit sharing percentage is not adjusted annually once it has been set, but may be adjusted from time to time if an executive's responsibilities change significantly.

72       Compensation

2. Annual Profit Sharing Bonus – Cash Portion:	Annual profit sharing bonuses paid in cash to NEOs were as follows in 2014:

NAME	2014 EFFECTIVE PROFIT SHARING – CASH (%)	2014 EFFECTIVE PROFIT SHARING – CASH ($)

Donald J. Walker	0.3687	10,535,000

Vincent J. Galifi	0.1475	4,214,000

Tommy J. Skudutis	0.1475	4,214,000

Jeffrey O. Palmer	0.1106	3,161,000

Guenther Apfalter(1)	0.0092	262,000

Note:

1. For comparability, Mr. Apfalter's effective profit sharing percentage and dollar value only reflects his profit sharing in respect of Magna's consolidated Pre-Tax Profits Before Profit Sharing. The aggregate amount paid to Mr. Apfalter in 2014 as cash profit sharing in respect of Magna Europe and Magna Steyr was $1,902,000 (converted from Euros to US$ based on the BoC noon spot rate on December 31, 2014), resulting in total cash profit sharing of $2,164,000 for 2014.

Since Magna does not provide pensions, SERPs or other retirement benefits, a portion of the annual cash profit sharing bonus is intended to fund NEOs' retirement savings. We believe that this is an important consideration when comparing the structure of Magna's executive compensation against that of other companies which provide pensions, SERPs or other retirement benefits.
Cash Portion Paid in Quarterly Installments
The cash portion of the annual profit sharing bonus is paid in installments. Installments for the first three fiscal quarters of each year are paid to the Corporate NEOs following the end of each fiscal quarter, based on our year to date Pre-Tax Profits Before Profit Sharing. Following the end of each fiscal year, we calculate the profit sharing bonus each Corporate NEO is entitled to for that fiscal year, subtract the installments paid for the first three quarters and pay the difference as the final installment. The cash portion of Mr. Apfalter's profit sharing bonus is paid in 14 installments.
3. Annual Profit Sharing Bonus – RSU Portion:
Deferral of a portion of the annual profit-sharing bonus serves a number of important functions in our executive compensation program, including alignment of interests with shareholders, promotion of responsible decision-making, discouragement of excessive risk-taking, balancing the time horizon of different compensation tools, as well as motivation and retention of executives.

The portion of the annual profit sharing bonus deferred in the form of RSUs is completely "at risk". The initial bonus value deferred into RSUs is dependent on Magna's annual profitability and, once credited, remains "at risk" since RSU value fluctuates with the market price of our Common Shares. RSUs are redeemed by delivery of Common Shares in December of the second year after the year of grant.

Compensation       73

Annual NEO profit sharing bonuses deferred in the form of RSUs were as follows in 2014:

NAME	2014 EFFECTIVE PROFIT SHARING – RSUS (%)	2014 EFFECTIVE PROFIT SHARING – RSUS ($)

Donald J. Walker	0.2458	7,024,000

Vincent J. Galifi	0.0983	2,809,000

Tommy J. Skudutis	0.0983	2,809,000

Jeffrey O. Palmer	0.0738	2,107,000

Guenther Apfalter(1)	0.0023	66,000

Note:

1. For comparability, Mr. Apfalter's effective profit sharing percentage and dollar value only reflects his profit sharing in respect of Magna's consolidated Pre-Tax Profits Before Profit Sharing. The aggregate amount deferred to Mr. Apfalter's RSU account in 2014 in respect of Magna Europe and Magna Steyr was $475,000 (converted from Euros to US$ based on the BoC noon spot rate on December 31, 2014), resulting in total profit sharing of $541,000 for 2014.

RSUs Deferred in Quarterly Installments	Installments of the RSU portion of the annual profit sharing bonus for the first three fiscal quarters of each year are credited to each NEO following the end of each fiscal quarter, based on our year to date Pre-Tax Profits Before Profit Sharing. The number of RSUs deferred is calculated by taking 40% of the dollar value of an NEO's quarterly profit share and dividing it by the average of the closing prices of our Common Shares on NYSE over the twenty trading days ending on the last business day of the fiscal quarter. Following the end of each fiscal year, we calculate the amount each NEO is entitled to for that fiscal year, subtract the installments credited for the first three quarters and defer an amount equal to the difference. Dividends on RSUs are paid in cash at the same time and in the same amounts as dividends on our Common Shares.
RSUs are Deferred for Over Two Fiscal Years
As discussed above, RSUs are redeemed in December of the second year after the year in which they were granted. For example, RSUs which were granted in 2014 will be redeemed in December 2016. On redemption, we deliver Magna Common Shares equal to the number of RSUs.

4. Performance Stock Options:	We utilize stock options as a long-term incentive. Stock options help ensure a medium (three years) to long (seven years) term focus on share returns, which serves to align the interest of management and shareholders over that time period. Stock options also support the goal of executive retention over the vesting period since an executive who resigns will forfeit unvested options.

Stock options are typically granted in late February or early March of a year in respect of the prior year. For example, stock options granted in February 2015 relate to the optionees' performance in 2014 and, in the case of NEOs, have been included as 2014 compensation in the Summary Compensation Table. Annual stock option grants are not expected to exceed 1% of our issued and outstanding shares.

74       Compensation

Commencing in February 2015, the CGCNC recommended and our Board approved a modified approach to option grants for our most senior executives, including the NEOs. This new approach is intended to incent and reward executives for creating superior absolute and relative shareholder value, by imposing a relative TSR performance hurdle as a condition to vesting. Performance stock options are eligible to vest in tranches over the first three anniversaries of the grant date. However, a relative TSR threshold of 60th percentile must also be met on or after each vesting date before options can vest, as described below. Unlike our time-vested options, performance stock options vest in different proportions, with a greater proportion of performance stock options vesting on the later vesting dates. The relative TSR measurement periods for each vesting date are matched to the vesting period to incent the achievement of higher TSR over short and medium terms, as follows:

VESTING DATE	PROPORTION OF OPTIONS VESTING	PERFORMANCE HURDLE

First anniversary	17%	1-year TSR ≥ 60th percentile

Second anniversary	33%	2-year TSR ≥ 60th percentile

Third anniversary	50%	3-year TSR ≥ 60th percentile

If the relative TSR hurdle is not met at a vesting date, performance stock options will not vest. However, the performance stock options which did not vest at such anniversary date will vest and become exercisable at any date afterwards during the remaining term of the options if Magna's relative TSR measured from the grant date is at or above the 60th percentile of the performance stock option peer group.
The following graphic depicts the mechanics of the relative TSR performance hurdle, as applied to a theoretical grant of 60,000 options:

Compensation       75

Stock options granted to NEOs prior to 2015 were only subject to time vesting. Time-vested stock options continue to be granted to certain other employees and managers who are not part of Executive Management. The following options were granted on February 27, 2015:

TYPE OF OPTION	EXERCISE PRICE ($)	ELIGIBLE OPTIONEES	NO. OF OPTIONS	OPTION BURN RATE(1) (%)

Performance-vested Options	109.06	6	334,117	0.16

Time-vested Options	C$136.48/109.06	101	466,421	0.23

Total	—	107	800,538	0.39

Note:
1. Represents the applicable number of options, stated as a percentage of Magna's issued and outstanding shares on the grant date.

For a discussion of the process and criteria used to determine the overall size of option grants, please refer to Section B of this CD&A.
A total of 311,194 of the 334,117 performance stock options granted on February 27, 2015 were granted to NEOs, as follows:

NAME	NO. OF OPTIONS (#)	GRANT DATE FAIR VALUE(1) ($)

Donald J. Walker	160,207	3,145,000

Vincent J. Galifi	56,391	1,107,000

Tommy J. Skudutis	50,635	994,000

Jeffrey O. Palmer	21,038	413,000

Guenther Apfalter	22,923	450,000

Note:
1. See Note 2 to "Summary Compensation Table" for details regarding the methodology and assumptions used to calculate the grant date fair value.

We typically grant stock options with a seven year term or life. The applicable option exercise price is the market price of our Common Shares on the TSX (for options denominated in C$) or NYSE (for options denominated in US$). We do not grant options at a discount to market price.
Option Plan – Dilution and Overhang	Taking into account the options granted on February 27, 2015, Magna's option dilution and overhang were as follows:

Notes:

1. Represents all stock options previously granted but not exercised as of February 27, 2015, expressed as a proportion of the number of Magna's Common Shares which were issued and outstanding as of such date.

2. Represents all stock options available for grant and all stock options previously granted but not exercised as of February 27, 2015, expressed as a proportion of the number of Magna's Common Shares which were issued and outstanding as of such date.

76       Compensation

Stock Option Plans
Current stock option grants are made under our 2009 Incentive Stock Option Plan, which was approved by shareholders in May 2010. Stock options granted prior to December 31, 2009 were made under our Amended and Restated Incentive Stock Option Plan, which has been discontinued for grants after December 31, 2009. Both option plans are discussed in further detail under "Incentive Plan Awards".
Option Exercise Increases an Executive's Securities Maintenance Requirement
We treat a stock option gain (being market price at time of exercise, less exercise price and deemed taxes on the gain) as if it was income earned in the year of the option exercise. As a result, the number of shares to be held pursuant to an NEO's securities maintenance requirement will increase in respect of a year in which stock options are exercised. If the executive already owns a sufficient number of Common Shares and RSUs to meet this increased securities maintenance requirement, no further shares need to be held from the option exercise. If an NEO does not own enough shares to meet this increased securities maintenance requirement, the additional required number of shares will need to be held following the option exercise.
Post-Retirement Hold-Back
If an NEO ceases to be employed by Magna (including any affiliates) within one year following the date of a stock option exercise, he must hold shares with a market value (at the exercise date) equal to the net after-tax gain until the one-year anniversary of the exercise date.
Restricted Shares
In the past, we made restricted share grants to Donald Walker, Vincent Galifi, Jeffrey Palmer and Tommy Skudutis. The last such grant was made in 2008. Restricted share grants are not expected to be an ongoing feature of our executive compensation program; however, previously granted restricted shares continue to be released to the Corporate NEOs in accordance with their original terms of grant.
Forfeiture of Restricted Shares
Restricted shares are released to an executive in equal 10% increments over a ten-year period immediately following an initial five-year qualification period. However, restricted shares are subject to forfeiture if:
• during the ten-year release period, the executive competes with Magna, solicits Magna employees or discloses confidential Magna information to a third party;
• while employed by Magna, the executive fails to devote his full time and attention to Magna's business; or
• the executive's employment is terminated due to theft, bribery or fraud.

Since the restricted shares were taxed in the year of grant, forfeiture of the shares also effectively results in forfeiture of amounts paid personally by the executive as taxes on the restricted shares.
Anti-Hedging Restrictions
Executives are not permitted to engage in activities which would enable them to improperly profit from changes in our stock price or reduce their economic exposure to a decrease in our stock price. Prohibited activities include "puts", "calls", "collars", equity swaps, hedges, derivative transactions and any transaction aimed at limiting an executive's exposure to a loss or risk of loss in the value of the Magna securities which he holds.

Compensation       77

Automatic Securities Disposition Plans
Executives are permitted to enter into automatic securities disposition plans ("ASDPs"), which are also known as Rule 10b5-1 Plans. Such plans allow executives to establish a plan for the sale of Common Shares held by the executive and exercise of stock options granted to them, subject to meeting all legal requirements applicable to such plans. Among other things, an executive may only enter into, modify or terminate a plan while he or she is not under a trading blackout or otherwise in possession of material undisclosed information.
5. Benefits
Benefits provided to NEOs are the same as those provided to other employees in the same country, with a few exceptions discussed below. As discussed earlier, Magna does not provide a defined benefit pension plan or other retirement benefits to NEOs, consistent with our compensation approach to employees generally.
Medical, Dental and Disability Benefits	NEOs receive the same medical, dental and disability benefits as other employees in the same country.
CEO and CFO Life Insurance Premiums Are Reimbursed
NEOs other than Donald Walker and Vincent Galifi receive the same insurance benefits as those available to other employees in the same country. In addition to these standard insurance benefits, we reimbursed life insurance premiums on insurance policies for Donald Walker and Vincent Galifi. During 2014, the premiums reimbursed were as follows:
• Donald Walker: $143,000(1)
• Vincent Galifi: $52,000(1)

Note:
1. Converted from C$ at the BoC noon spot rate on December 31, 2014.
Life insurance premium reimbursements are not grossed-up for income tax.
"Perks" are Limited
We provide limited "perks" to NEOs consisting of occasional personal use of corporate aircraft and access to corporate facilities, in each case when not required for business purposes and subject to reimbursement as discussed below. In addition, Mr. Apfalter is provided with a car leased at the company's expense.
Occasional Personal Use of Corporate Aircraft Is Subject to Partial Reimbursement
NEOs are permitted occasional personal use of corporate aircraft, in accordance with policies approved by the CGCNC. Any such personal use must be reimbursed at 150% of an equivalent business class airfare for the same route. However, the difference between the "aggregate variable operating cost" of the personal flight and the amount reimbursed by the executive is treated as a "perk" and is disclosed in the Summary Compensation Table under "All Other Compensation".

We add together all variable costs for operating the aircraft for a fiscal year, including fuel, maintenance, customs charges, landing and handling fees, data and communications charges and any other similar costs and divide that total by the number of hours flown during the year to calculate a cost per flight hour. The cost per flight hour multiplied by the flight hours for a personal flight, minus the amount reimbursed by the executive, is the value of the "perk".

78       Compensation

Occasional Access to Corporate Facilities Is Subject to Reimbursement
During 2014, we held one property in each of North America and Europe which were available primarily for business purposes. Subject to availability, executives are allowed to rent either property for occasional personal use. The nightly rental rates for the properties were previously set with reference to comparable facilities. Any personal use is billed to an executive and must be reimbursed in full. The North American property is expected to be sold in 2015.

NEOs are also entitled to access the Magna Golf Club adjacent to the Company's head office for business purposes. Applicable charges relating to personal use are paid for by the executive at the club's regular rates.
Executive Equity Ownership
Executive Management Exceeds Securities Maintenance Requirements
Each NEO is subject to a securities maintenance requirement which takes one-third of his compensation in respect of each of the prior three calendar years consisting of base salary, profit sharing bonus and other incentive compensation, including gains realized from the exercise of stock options, after deducting income tax at a deemed rate of 50%, then divides the result by the average daily closing prices of our Common Shares on NYSE over those three years.

NAME	NO. OF SHARES AND RSUS TO BE HELD (#)	NO. OF SHARES AND RSUS HELD AS OF 12/31/14 (#)	MEETS OR EXCEEDS	12/31/14 VALUE(1) ($)

Donald J. Walker	103,989	627,217	Exceeds	68,172,200

Vincent J. Galifi	126,020	400,171	Exceeds	43,494,600

Tommy J. Skudutis	58,268	170,070	Exceeds	18,484,900

Jeffrey O. Palmer	65,699	163,499	Exceeds	17,770,700

Guenther Apfalter	17,404	32,628	Exceeds	3,546,300

Note:
1. Based on the closing price of Magna Common Shares on the NYSE on December 31, 2014.

Termination/ Severance
Termination/ Severance Payments are Limited to a Maximum of 24 Months Compensation
Each Corporate NEO is entitled to 12 months' severance pay, plus one additional month of severance pay for each year employed by Magna (including any subsidiaries), to a maximum of 24 months' severance (the "Notice Period") in the event of termination without cause. Based on their years of service to Magna, each Corporate NEO would be entitled to 24 months' severance pay if terminated without cause. Mr. Apfalter is entitled to 12 months' severance pay in the event of termination without cause.

Compensation       79

NAME	TENURE WITH (MAGNA) (YEARS)	SEVERANCE ENTITLEMENT (# MONTHS)

Donald J. Walker	27+	24

Vincent J. Galifi	25+	24

Tommy J. Skudutis	23+	24

Jeffrey O. Palmer	14+	24

Guenther Apfalter	13+	12

Severance payments are based on the average of an NEO's total compensation excluding LTIs for the 12 fiscal quarters prior to the termination.

A summary showing the treatment of each compensation element in different termination scenarios is set forth below under "Summary of Treatment of Compensation on Resignation, Retirement, Termination or Change in Control".
Change in Control Protections
Double-Trigger
We maintain "double trigger" change in control protection for the Corporate NEOs; however, such protection does not provide any enhanced severance. The primary benefit is the acceleration of any unvested stock options in the event that a change in control is followed by termination of employment or constructive dismissal for "good reason". In most foreseeable situations, all outstanding stock options would likely become automatically exercisable in the event of a Change in Control, in which case there would be no incremental benefit to the executive of such protection.

The definition of "good reason" for purposes of the change in control protection covers a number of standard events that would ordinarily be a basis for constructive dismissal. In addition, the definition includes as an event of good reason the implementation of a financing, sale, merger, reorganization or other transaction related to a change in control, which would reasonably be expected to reduce Pre-Tax Profits Before Profit Sharing by 20% over the following two-year period from the last Board-approved business plan (a "Leverage Transaction"). The principal intent of this provision is to address a scenario whereby a purchaser of Magna could add significant debt to Magna's balance sheet, but could also include other restructuring transactions following a change in control, the effect of which in each case could be to materially reduce or eliminate profits and thus annual profit sharing bonuses for any Corporate NEO whose employment continued following the change in control. In any such scenario, there could be a misalignment of interests between Corporate NEOs and shareholders since Corporate NEOs could have a disincentive to support a change in control transaction involving a potential purchaser who plans to implement a Leverage Transaction following completion of the change in control.

To address this concern, in the event a purchaser of Magna implements a Leverage Transaction following a change in control, any Corporate NEO whose employment continues could claim that the second "trigger" of the double-trigger protection had been activated, thus entitling him to standard severance. Additionally, if such Corporate NEO's stock options had not been automatically exercised in connection with the change in control, any unvested stock options other than performance stock options would then become exercisable. However, in most foreseeable situations, all outstanding stock options would be automatically exercised in connection with the completion of the change in control transaction.

80       Compensation

Summary of Treatment of Compensation on Resignation, Retirement, Termination, or Change in Control

Element of Compensation	Resignation	Retirement	Termination – Cause	Termination – No Cause	Termination Without Cause on Change in Control

Base Salary	Pro-rated to effective date	Pro-rated to effective date	Pro-rated to effective date	Average of compensation excluding LTIs for the last 12 fiscal quarters	Average of compensation excluding LTIs for the last 12 fiscal quarters

Annual Bonus – Cash	Pro-rated to effective date	Pro-rated to effective date	Pro-rated to effective date	paid out over severance period (up to 24 months) as	paid out over severance period (up to 24 months) as

Annual Bonus – RSUs	Pro-rated to effective date. Redeemed on regular payout date (2+ years after earned).	Pro-rated to effective date. Redeemed on regular payout date (2+ years after earned).	Pro-rated to effective date. Redeemed on regular payout date (2+ years after earned).	salary continuation (bi-weekly) or lump-sum.	salary continuation (bi-weekly) or lump-sum.

Stock Options	1987 Plan: Unvested and unexercised options expire on effective date of resignation.

2009 Plan: Unvested and unexercised options expire on earlier of option expiry date and three months after effective date of resignation.	1987 Plan: Unvested and unexercised options expire on earlier of option expiry date and three years after effective date of retirement. 2009 Plan: Same.	1987 Plan: All unexercised options expire on effective date of termination. 2009 Plan: Same.	1987 Plan: Unvested and unexercised options expire on earlier of option expiry date and three months after effective date of termination. Same applies to performance stock options. 2009 Plan: Same.	1987 Plan: Vested options can be exercised until earlier of option expiry date and 12 months after Notice Period (as defined above). Unvested time-vested options accelerate and can be exercised until same date. No acceleration of performance stock options.

2009 Plan: Same.

Restricted Shares	After qualifying period, released in 1/10 tranches per year provided conditions of confidentiality, non-solicitation and non-competition are observed.	After qualifying period, released in 1/10 tranches per year provided conditions of confidentiality, non-solicitation and non-competition are observed.	After qualifying period, released in 1/10 tranches per year provided conditions of confidentiality, non-solicitation and non-competition are observed. Where termination is due to theft, bribery or fraud, unreleased restricted shares are forfeited.	After qualifying period, released in 1/10 tranches per year provided conditions of confidentiality, non-solicitation and non-competition are observed.	After qualifying period, released in 1/10 tranches per year provided conditions of confidentiality, non-solicitation and non-competition are observed.

Benefits & Perks	None	None	None	None	None

Pension	None	None	None	None	None

Compensation       81

Summary of Incremental Severance, Termination and Change in Control Payments	The table below shows the value of the estimated incremental payments or benefits that would accrue to each NEO upon termination of his or her employment following resignation, normal retirement, termination without cause, termination with cause and termination without cause on change in control. For stock options, the values shown represent the in-the-money value of any grants the vesting of which would accelerate as a result of each termination circumstance below.

	Resignation	Retirement	Termination – Cause	Termination Without Cause	Termination Without Cause on Change in Control

Donald J. Walker
Severance	NIL	NIL	NIL	31,808,000	31,808,000
RSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	15,677,000	(1)
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					47,485,000

Vincent J. Galifi
Severance	NIL	NIL	NIL	13,113,000	13,113,000
RSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	5,763,000	(1)
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					18,876,000

Tommy J. Skudutis
Severance	NIL	NIL	NIL	13,446,000	13,446,000
RSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	4,743,000	(1)
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					18,189,000

Jeffrey O. Palmer
Severance	NIL	NIL	NIL	9,997,000	9,997,000
RSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	2,634,000	(1)
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					12,631,000

Guenther Apfalter
Severance	NIL	NIL	NIL	2,636,000	2,636,000
RSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	NIL
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					2,636,000

Note:

1. Represents the in-the-money value of options, the vesting of which is accelerated as a result of a change in control, using the closing price of Magna Common Shares on the TSX on December 31, 2014, converted at the BoC noon spot rate on such date since these options are denominated in C$.

82       Compensation

D. Compensation Risk Management

Overall Level of Compensation Risk is Reasonable in Light of Nature of Magna's Business and Industry
The CGCNC has considered whether Magna's executive compensation system may encourage excessive risk taking. The CGCNC concluded that the potential risks created by any particular element of the system are appropriately mitigated by other elements and that the overall level of risk is reasonable in light of the nature of Magna's business and the automotive industry. In reaching this conclusion, the CGCNC considered the methods described below which are employed to help establish an appropriate balance between risk and reward, as well as to encourage responsible decision-making.
Board/CGCNC Oversight Of Executive Compensation
The Board maintains oversight responsibility for total compensation of the NEOs, profit sharing for all members of Corporate Management and incentive compensation generally, including stock option grants for all employees. In fulfilling its oversight responsibilities with respect to executive compensation, the Board is assisted by the CGCNC, which makes its recommendations to the Board. The CGCNC is assisted by independent compensation and legal advisors selected and overseen directly by it.

In connection with its general oversight responsibilities, the Board maintains approval responsibility for a number of matters which affect executive compensation, including long-term corporate strategy, consolidated business plans, Magna's annual capital expenditure budget, material acquisitions/dispositions, as well as financing strategy. The Board also monitors and receives regular updates on a broad range of financial and other measures, including return on funds employed, which assists the Board in assessing the company's performance on a risk-adjusted basis.
Mix of Compensation	Magna's compensation system includes a mix of short, medium and long-term compensation to incent performance over a range of time horizons.
Profit Sharing Percentages Decline as Profits Increase
As Magna's Pre-Tax Profits Before Profit Sharing exceed $1.5 billion, profit sharing percentages for Executive Management decline, which serves to mitigate the risks of an uncapped compensation system while still providing incentive to achieve profits in excess of that threshold.
Impairments and Restructuring Charges Directly Reduce Executive Compensation
Under Magna's profit sharing formula, impairments and restructuring charges directly reduce Pre-Tax Profits Before Profit Sharing and thus executive compensation. This outcome is desirable since it serves to align the interests of executives and shareholders and reinforce the link between pay and performance.
Deferral of Significant Proportion of Annual Compensation
The deferral of 40% of the annual profit sharing bonus in the form of RSUs for over two years serves to encourage longer-term decision-making and maintain alignment between Corporate NEOs and shareholders over the deferral period.

Compensation       83

Clawback Provisions
The employment contract between Magna and each NEO contains a clawback provision in the event of a financial restatement with respect to any fiscal year (excluding a restatement resulting from retroactive application of a change to GAAP). In this circumstance, each executive must return the difference between: (a) the compensation payable based on the restated financial statements, and (b) the amount actually paid to him. Moreover, the clawback extends to both the cash and RSU portions of the profit sharing bonus. Any amount to be clawed-back can be set-off by Magna against future compensation.
Forfeiture Provisions
Where an executive's employment is terminated for "cause", he or she forfeits his unreleased restricted shares. Since the restricted shares were taxed in the year of grant, forfeiture of the shares also effectively results in forfeiture of amounts paid personally by the executive as taxes on the restricted shares. The term "cause" for this purpose is defined as termination for theft, bribery or fraud.
Additionally, unexercised stock options granted during 2012 and afterwards are subject to forfeiture in the event of theft, bribery and fraud.
Significant Wealth "At Risk"
The significant equity exposure faced by each NEO, as demonstrated by the value of all Common Shares and RSUs held by each such member, serves to create strong alignment between executives and shareholders generally. Additionally, the risk of loss of equity value creates a powerful incentive to make responsible business decisions and avoid excessive risk-taking. Equity-based wealth at risk for each NEO is as follows as of the Record Date:

NAME	RECORD DATE VALUE OF COMMON SHARES(1) ($)	RECORD DATE VALUE OF RSUS(1) ($)	RECORD DATE IN- THE-MONEY VALUE OF OPTIONS(2) ($)	AGGREGATE RECORD DATE WEALTH "AT RISK" ($)

Donald J. Walker	51,466,000	17,098,000	92,984,000	161,548,000

Vincent J. Galifi	36,623,000	6,840,000	20,558,000	64,021,000

Tommy J. Skudutis	11,905,000	6,840,000	5,118,000	23,863,000

Jeffrey O. Palmer	12,790,000	5,130,000	24,495,000	42,415,000

Guenther Apfalter	2,173,000	1,480,000	5,925,000	9,578,000

Notes:

1.    Calculated using the closing price of Magna Common Shares on the NYSE on the Record Date.
2. Calculated using the closing price of Magna Common Shares on the TSX or NYSE, as applicable, and the BoC noon spot rate on the Record Date for options denominated in C$.

Stock Option Exercises Add to Securities Maintenance Requirement
When an executive exercises stock options, the gain arising from the sale of underlying shares (being market price at time of exercise, less exercise price) is treated as if it was compensation earned in the year of option exercise. This has the effect of increasing the number of shares an executive is required to hold as part of his securities maintenance requirement, as described under "Executive Equity Ownership".
Post-Retirement Holdback of Option Shares
Where an executive ceases to be employed by Magna within one year following the date of a stock option exercise, a portion of the option shares must continue to be held by him or her until the first anniversary of the date of exercise.
Anti-Hedging Restrictions
The provisions of Magna's Code of Conduct & Ethics prohibit all Magna employees, including NEOs, from hedging their exposure to declines in Magna's share price. This measure seeks to maintain alignment of interests between executives and shareholders.

84       Compensation

Summary Compensation Table

The following table sets forth a summary of all compensation earned in respect of 2014, 2013 and 2012 by the individuals who were our Named Executive Officers in respect of 2014. All amounts are presented in U.S. dollars and any applicable amounts in other currencies have been converted to U.S. dollars.

					NON-EQUITY INCENTIVE PLAN COMPENSATION ($)

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	SHARE-BASED AWARDS(1) ($)	OPTION-BASED AWARDS(2) ($)	ANNUAL(3) ($)	LONG- TERM ($)	PENSION VALUE ($)	ALL OTHER COMPENSATION ($)		TOTAL COMPENSATION ($)

Donald J. Walker	2014	325,000	7,024,000	3,145,000	10,535,000	NIL	NIL	175,000	(4)	21,204,000
Chief Executive Officer	2013	325,000	6,298,000	2,727,000	9,447,000	NIL	NIL	182,000	(4)	18,979,000
	2012	325,000	5,373,000	2,722,000	8,059,000	NIL	NIL	216,000	(4)	16,695,000

Vincent J. Galifi	2014	325,000	2,809,000	1,107,000	4,214,000	NIL	NIL	66,000	(5)	8,521,000
Executive Vice-President	2013	325,000	2,519,000	950,000	3,779,000	NIL	NIL	88,000	(5)	7,661,000
and Chief Financial Officer	2012	325,000	2,149,000	953,000	3,224,000	NIL	NIL	75,000	(5)	6,726,000

Tommy J. Skudutis	2014	325,000	2,809,000	994,000	4,214,000	NIL	NIL	14,000	(6)	8,356,000
Chief Operating Officer,	2013	325,000	2,519,000	868,000	3,779,000	NIL	NIL	11,000	(6)	7,502,000
Exteriors, Interiors, Seating,	2012	325,000	2,649,000	817,000	3,224,000	NIL	NIL	39,000	(6)	7,054,000
Mirrors, Closures and Cosma

Jeffrey O. Palmer	2014	325,000	2,107,000	413,000	3,161,000	NIL	NIL	NIL		6,006,000
Executive Vice-President	2013	325,000	1,889,000	413,000	2,834,000	NIL	NIL	35,000	(7)	5,496,000
and Chief Legal Officer	2012	325,000	1,612,000	408,000	2,418,000	NIL	NIL	50,000	(7)	4,813,000

Guenther Apfalter	2014	242,000	541,000	450,000	2,164,000	NIL	NIL	37,000	(8)	3,434,000
President, Magna Europe	2013	276,000	567,000	413,000	2,266,000	NIL	NIL	32,000	(8)	3,554,000
and Magna Steyr	2012	264,000	318,000	701,000	1,270,000	NIL	NIL	52,000	(8)	2,605,000

Notes:

1.
Amounts disclosed in this column represent the grant date fair value of annual profit sharing bonuses deferred in the form of RSUs.

2.
Option values shown for 2014 represent the grant date fair value of performance-vested stock options granted effective February 27, 2015 in respect of each NEO's performance in 2014. Such option value was determined by the CGCNC with initial reference to the value of a time-vested stock option determined using the Black-Scholes option pricing model, as set forth in the table below. Since the inputs and assumptions used in the Black-Scholes option pricing model would have resulted in a a value of 15.6% of the option exercise price, a value which the CGCNC deemed to be unreasonably low, the CGCNC imposed a "floor" value of 20% of the exercise price. The CGCNC then assigned a 10% discount to the "floor" value to reflect the impact of the relative performance hurdle and risk of forfeiture inherent in the performance-vested stock options. In determining the discount to be 10%, the CGCNC considered various valuation approaches, assumptions and scenarios, as well as the advice of its independent advisors and equity compensation consultants retained to assist Magna in determining the accounting value of the performance stock options.

The compensation value of the options shown for 2014, as determined above, differs from the accounting value of such options, which was determined using a Monte Carlo simulation model. A Monte Carlo simulation is a generally accepted statistical technique, which was used to simulate a range of possible future stock prices over the seven-year option term for Magna and the companies in its performance stock option peer group. The simulation generates an estimate of the fair value of a performance-vested stock option for purposes of financial accounting under the Financial Accounting Standards Board's ASC 718. The simulated fair value estimate per vesting tranche of the 2014 options, based on an exercise price of $109.06 (being the closing price of Magna Common Shares on February 26, 2015) was as follows:

2014 PERFORMANCE STOCK OPTION VESTING TRANCHE	PERCENT OF GRANT	SIMULATED FAIR VALUE

Tranche 1	21.86%	$23.84

Tranche 2	23.07%	$25.16

Tranche 3	24.05%	$26.23

  Amounts disclosed in the "Option-Based Awards" column in respect of 2013 and 2012 represent the grant date fair value of stock options, determined using the Black-Scholes option pricing model. This model requires the input of a number of assumptions, including expected dividend yields, expected stock price volatility, expected time until exercise and risk-free interest rates. Although the assumptions used reflect our best estimates, they involve inherent uncertainties based on market conditions generally outside Magna's control. If other assumptions are used, the stock option value disclosed could be significantly impacted. Disclosure of the value of stock options in our financial statements is also based on the grant date fair value determined using the Black-Scholes option pricing model and amortized to compensation expense from the effective date of the grant to the final vesting date in selling, general and administrative expense, with a corresponding increase to contributed surplus. As stock options are exercised, the proceeds received on exercise, in addition to the portion of the contributed surplus balance related to those stock options, is credited to Common Shares and released from contributed surplus.

Compensation       85

  The weighted average assumptions used in measuring the Black-Scholes fair value of stock options granted in respect of 2014, 2013 and 2012, as well as the "floor" value determined in respect of 2014, are as follows:

	2014	2013	2012

Risk-free interest rate	0.63%	1.60%	1.32%

Expected dividend yield	2.00%	2.00%	2.00%

Expected volatility	23%	29%	34%

Expected time until exercise	4.5 years	4.5 years	4.5 years

Grant Date Fair Value per option (Black-Scholes)	C$21.32 / $17.04	C$22.94 / $20.66	C$14.02 / $13.61

"Floor" Value	C$27.30 / $21.81	–	–

3.
Amounts disclosed in this column represent annual profit sharing bonuses paid in cash.

4.
These amounts are comprised of:

DESCRIPTION	2014 ($)	2013 ($)	2012 ($)

Amounts reimbursed by Magna in respect of premiums paid by Mr. Walker on a life insurance policy	143,000	156,000	166,000

Personal use of corporate aircraft	32,000	26,000	50,000

Total	175,000	182,000	216,000

5.
These amounts are comprised of:

DESCRIPTION	2014 ($)	2013 ($)	2012 ($)

Amounts reimbursed by Magna in respect of premiums paid by Mr. Galifi on a life insurance policy	52,000	56,000	60,000

Personal use of corporate aircraft	14,000	32,000	15,000

Total	66,000	88,000	75,000

6.
These amounts are comprised of:

DESCRIPTION	2014 ($)	2013 ($)	2012 ($)

Personal use of corporate aircraft	14,000	11,000	39,000

7.
These amounts are comprised of:

DESCRIPTION	2014 ($)	2013 ($)	2012 ($)

Personal use of corporate aircraft	NIL	35,000	50,000

8.
These amounts are comprised of:

DESCRIPTION	2014 ($)	2013 ($)	2012 ($)

Personal use of corporate aircraft	9,000	NIL	22,000

Company vehicle	28,000	32,000	30,000

Total	37,000	32,000	52,000

86       Compensation

Incentive Plans and Awards

Stock Option Plans	We currently have two incentive stock option plans, both administered by the CGCNC, under which stock options have been granted:
• the 2009 Plan, which was approved by shareholders on May 6, 2010; and
• the 1987 Plan, which was approved by shareholders on December 10, 1987, and subsequently amended on May 18, 2000 and May 10, 2007.
No Future Grants Under 1987 Plan
Upon adoption of the 2009 Plan, new grants under the 1987 Plan were frozen, but all outstanding options were permitted to continue to vest and be exercisable in accordance with their terms. As of December 31, 2014, a total of 350,341 previously granted options are fully vested and remained unexercised under the 1987 Plan. Such options expire in February 2016.
Eligible Participants Under 2009 Plan
Under the 2009 Plan, stock options may be granted to employees of and consultants to Magna and its subsidiaries. The CGCNC does not foresee options being granted to consultants, except in limited circumstances such as where an individual performs services for Magna through a consulting arrangement for tax or other similar reasons.
2009 Plan Limits	The maximum number of Common Shares:
• issued to Magna "insiders" within any one-year period; and
• issuable to Magna insiders at any time,
under the option plans and any other security-based compensation arrangements (as defined in the TSX Company Manual) cannot exceed 10% of our total issued and outstanding Common Shares, respectively.
Option Exercise Prices are at or Above Market Price on Date of Grant
Exercise prices are determined at the time of grant, but cannot be less than the closing price of a Common Share on the TSX (for options denominated in Canadian dollars) or NYSE (for options denominated in U.S. dollars) on the trading day immediately prior to the date of grant.
3-Year Option Vesting; 7-Year Option Life
Options granted to employees and consultants under the 2009 Plan vest in equal proportions on each of the first three anniversaries of the grant date, unless otherwise determined by the CGCNC. Subject to accelerated expiry in certain circumstances, options granted under the 2009 Plan expire seven years after grant, unless otherwise determined by the CGCNC. The additional terms applicable to the performance stock options issued on February 27, 2015 are described in Section C of the CD&A. On cancellation or surrender of options under the 2009 Plan, the underlying shares are added back to the number of Common Shares reserved for issuance and are available for re-grant.

Compensation       87

Amending the 2009 Plan	The 2009 Plan gives the Board the power to amend the plan, except for the following types of amendments which require shareholder approval:
• increases to the number of shares reserved for issuance under the plan (excluding an equitable increase in connection with certain capital reorganizations);
• a reduction in the exercise price of an option;
• an extension of an option term (excluding certain limited extensions to allow the exercise of options which expire during or within two business days after the end of a trading blackout);
• an increase in the 10% limit on option shares issuable to insiders, as described above; and
• amendment of the amending provision of the plan.
There were no amendments to the 2009 Plan during 2014.
Copies of Option Plans on Magna.com	The full text of the amended and restated 2009 Plan and the 1987 Plan are available on our website (www.magna.com).
Equity Compensation Plan Information	As of December 31, 2014 and the Record Date, compensation plans under which our Common Shares are authorized for issuance are as follows:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS

	12/31/2014 (#)	RECORD DATE (#)	12/31/2014 ($)	RECORD DATE ($)	12/31/2014 (#)	RECORD DATE (#)

Equity compensation plans approved by securityholders:
1987 Plan	350,341	350,341	C$16.55	C$16.55	–	–
2009 Plan	3,806,988	4,466,792	C$57.51	C$71.61	6,793,030	6,037,528

Total	4,157,329	4,817,133	C$54.05	C$67.60	6,793,030	6,037,528

88       Compensation

Outstanding Option-Based Awards	Outstanding option-based awards for each of our Named Executive Officers as of December 31, 2014 were as follows:

	OPTION-BASED AWARDS				SHARE-BASED AWARDS

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#)	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE (MM/DD/YY)	VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS(1) ($)	NUMBER OF SHARE-BASED AWARDS THAT HAVE NOT VESTED (#)	MARKET OR PAYOUT VALUE OF SHARE-BASED AWARDS THAT HAVE NOT VESTED ($)	MARKET OR PAYOUT VALUE OF VESTED SHARE-BASED AWARDS NOT PAID OUT OR DISTRIBUTED(2) ($)

Donald J. Walker	200,000	C$16.545	02/26/2016	18,851,100	NIL	NIL	16,097,300
	500,000	C$30.00	02/25/2017	41,328,600
	250,000	C$48.22	03/01/2019	16,737,900
	200,000	C$57.02	03/03/2020	11,873,200
	132,000	C$106.71	03/04/2021	2,182,400

Total	1,282,000

Vincent J. Galifi	100,000	C$30.00	02/25/2017	8,265,700	NIL	NIL	6,439,000
	100,000	C$48.22	03/01/2019	6,695,200
	70,000	C$57.02	03/03/2020	4,155,600
	46,000	C$106.71	03/04/2021	760,500

Total	316,000

Tommy J. Skudutis	25,000	C$48.22	03/01/2019	1,673,800	NIL	NIL	4,829,200
	40,000	C$57.02	03/03/2020	2,374,600
	42,000	C$106.71	03/04/2021	694,400

Total	107,000

Jeffrey O. Palmer	225,000	C$30.00	02/25/2017	18,597,900	NIL	NIL	6,439,000
	50,000	C$48.22	03/01/2019	3,347,600
	30,000	C$57.02	03/03/2020	1,781,000
	20,000	C$106.71	03/04/2021	330,700

Total	325,000

Guenther Apfalter	20,000	C$50.66	12/31/2017	1,297,000	NIL	NIL	1,347,500
	33,333	C$48.22	03/01/2019	2,231,700
	30,000	C$57.02	03/03/2020	1,781,000
	20,000	C$106.71	03/04/2021	330,700

Total	103,333

Notes:

1.
Determined using the closing price of Magna Common Shares on the TSX on December 31, 2014 and the BoC noon spot rate on such date since these options are denominated in C$.

2.
Represents the market value of previously granted, unreleased restricted shares and any RSUs which had not been redeemed as at December 31, 2014. The value shown was determined using the closing price of Magna Common Shares on the NYSE on December 31, 2014.

Incentive Plan Awards – Value Vested During the Year	The values of option-based and share-based awards which vested, and non-equity incentive plan compensation earned, during the year ended December 31, 2014, are set forth below:

NAME	OPTION-BASED AWARDS – VALUE VESTED DURING THE YEAR(1) ($)	SHARE-BASED AWARDS – VALUE VESTED DURING THE YEAR(2) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION – VALUE EARNED DURING THE YEAR(3) ($)

Donald J. Walker	7,152,900	7,375,000	10,535,000

Vincent J. Galifi	2,712,100	2,956,000	4,214,000

Tommy J. Skudutis	2,145,900	2,956,000	4,214,000

Jeffrey O. Palmer	1,281,600	2,218,000	3,161,000

Guenther Apfalter	1,281,600	670,000	2,466,000

Notes:

1.
Represents the vesting date value of previouly granted stock options which vested during 2014 and assumes that any such options which were in-the-money were exercised on the vesting date.

2.
Represents the value of profit sharing bonuses deferred in the form of RSUs in respect of 2014, all of which vested in 2014. Also includes dividends credited on NEO's aggregate RSU balance, which includes RSUs granted in prior years.

3.
Represents the value of profit sharing bonuses paid in cash in respect of 2014.

Compensation       89

Interests of Management and Other Insiders in Certain Transactions 92 Additional Information 92 Definitions and Interpretation 94 Additional Information

Interests of Management and Other Insiders in Certain Transactions

Purchases of Common Shares by Non-Independent Trust
During 2014, non-independent trusts (the "Trusts") which exist to make orderly purchases of Magna shares for employees, either for transfer to Magna's Employee Equity and Profit Participation Program or to recipients of either bonuses or rights to purchase such shares from the Trusts, borrowed up to $63 million from Magna to facilitate the purchase of Common Shares. At December 31, 2014, the Trusts' indebtedness to Magna was $63 million.

Additional Information

Indebtedness of Directors, Executive Officers and Employees
None of Magna's present or former directors or executive officers (including any of their associates) were indebted at any time during 2014 to Magna or its subsidiaries. None of Magna's or its subsidiaries' present or former employees were indebted at any time during 2014 to Magna or its subsidiaries in connection with the purchase of Magna's securities or securities of any of Magna's subsidiaries. As at the Record Date, the aggregate amount of indebtedness to Magna and its subsidiaries was approximately $1.6 million in the case of present and former employees of Magna and its subsidiaries.
Directors' and Officers' Insurance
Effective September 1, 2014, Magna renewed its directors' and officers' liability insurance for a one-year renewal period. This insurance provides, among other coverages, coverage of up to $270 million (in the aggregate for all claims made during the policy year) for officers and directors of Magna and its subsidiaries, subject to a self-insured retention of $5 million for securities claims and $1 million for all other claims. This policy does not provide coverage for losses arising from the intentional breach of fiduciary responsibilities under statutory or common law or from violations of or the enforcement of pollutant laws and regulations. The aggregate premium payable in respect of the policy year September 1, 2014 to September 1, 2015 for the directors' and officers' liability portion of this insurance policy was approximately $2.0 million.
Shareholder Proposals and Communication
Proposals of shareholders intended to be presented at our Annual Meeting of Shareholders to be held in 2016 must be received by us at our principal executive offices on or before March 7, 2016 in order to be included in our 2016 Management Information Circular/Proxy Statement.

92       Additional Information

Contacting the Board
Shareholders wishing to communicate with any Independent Director may do so by contacting Magna's Chairman through the office of the Corporate Secretary at 337 Magna Drive, Aurora, Ontario, Canada, L4G 7K1, telephone (905) 726-7070.
Approval of Circular	The Board has approved the contents and mailing of this Circular.

/s/ "Bassem A. Shakeel" Bassem A. Shakeel Vice-President and Corporate Secretary March 25, 2015

Magna files an Annual Information Form with the Ontario Securities Commission and a Form 40-F with the U.S. Securities and Exchange Commission. A copy of Magna's most recent Annual Information Form, this Circular and the Annual Report containing Magna's consolidated financial statements and MD&A, will be sent to any person upon request in writing addressed to the Secretary at Magna's principal executive offices set out in this Circular. Such copies will be sent to any shareholder without charge. Copies of Magna's disclosure documents and additional information relating to Magna may be obtained by accessing the disclosure documents available on the internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Financial information is provided in Magna's comparative consolidated financial statements and MD&A for fiscal 2014. For more information about Magna, visit Magna's website at www.magna.com.

Additional Information        93

Definitions and Interpretation

Certain Defined Terms	In this document, referred to as this "Circular", the terms "you" and "your" refer to the shareholder, while "we", "us", "our", the "company" and "Magna" refer to Magna International Inc. and, where applicable, its subsidiaries. In this Circular, a reference to "fiscal year" is a reference to the fiscal or financial year from January 1 to December 31 of the year stated.
We also use the following defined terms throughout this Circular:
Board:	our Board of Directors.
BoC:	the Bank of Canada.
C$:	Canadian dollars.
CGCNC:	the Corporate Governance, Compensation and Nominating Committee of our Board.
Deloitte:	Deloitte LLP
DSUs:	deferred share units.
EROC:	the Enterprise Risk Oversight Committee of our Board.
EUR:	Euros
Independent Directors:	our directors or nominees who have been determined to be independent on the basis described under "Nominees for Election to the Board – Nominee Independence".
Kingsdale:	Kingsdale Shareholder Services, Magna's proxy solicitation agent for the Meeting.
NYSE:	The New York Stock Exchange.
OBCA:	the Business Corporations Act (Ontario).
RSUs:	restricted stock units.
TSX:	the Toronto Stock Exchange.
Currency, Exchange Rates and Share Prices
Dollar amounts in this Circular are stated in U.S. dollars, unless otherwise indicated, and have been rounded. In a number of instances in this Circular, information based on our share price has been calculated on the basis of the Canadian dollar closing price of our Common Shares on the TSX and converted to U.S. dollars based on the BoC noon spot rate on the applicable date.

REFERENCE DATE	NYSE SHARE PRICE (US$)	TSX SHARE PRICE (C$)	BOC NOON SPOT RATE (C$1.00 = US$)

December 31, 2014	108.69	125.89	0.8620

March 24, 2015	107.42	134.31	0.7993

Information Currency	The information in this Circular is current as of March 24, 2015, unless otherwise stated. Effective March 25, 2015, Magna's Common Shares will be split on a two-for-one basis. All references in this Circular to a number of shares or options reflects the pre-stock split number of shares or options.

94       Additional Information

Transfer Agent and Registrar Computershare Trust Company of Canada 100 University Avenue, 8th Floor Toronto, Ontario, Canada M5J 2Y1 Telephone: 1 (800) 564-6253 Computershare Trust Company N.A. 250 Royall Street Canton, MA, USA 02021 Telephone: (781) 575-3120 www.computershare.com Exchange Listings Common Shares Toronto Stock Exchange MG New York Stock Exchange MGA Corporate Office Magna International Inc. 337 Magna Drive, Aurora, Ontario Canada L4G 7K1 Telephone: (905) 726-2462 Fax: (905) 726-7164 magna.com

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